                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-73552

PROSPECTUS

                                  $275,000,000

                        [PLASTIPAK HOLDINGS, INC. LOGO]

                             OFFER TO EXCHANGE ALL
                    OUTSTANDING 10.75% SENIOR NOTES DUE 2011
                                      FOR
                          10.75% SENIOR NOTES DUE 2011
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

     We will exchange all of your outstanding notes that are properly delivered and not properly withdrawn for an equal principal amount of exchange notes.

     The exchange notes will be substantially identical to the outstanding notes, except that, because we have registered the exchange notes under the Securities Act of 1933, they will:

     -   be freely tradeable;

     -   will not bear legends restricting their transfer;

     - will not be subject to any additional obligations regarding registration under the Securities Act of 1933; and

     -   will not be subject to special interest payments.

     The exchange notes will be issued under, and entitled to the benefits of, the same indenture under which we issued the outstanding notes.

     All of our domestic subsidiaries which, jointly and severally, guarantee the outstanding notes fully and unconditionally on a senior basis will, jointly and severally, guarantee the exchange notes fully and unconditionally, on a senior basis.

     The outstanding notes and the guarantees of the outstanding notes are, and the exchange notes and the guarantees of the exchange notes will be, senior obligations of Plastipak and the guarantors. Accordingly, they will rank equally with all of our and our guarantors' existing and future unsecured obligations and ahead of any of our and our guarantors' future debt that expressly provides that it is subordinated to the notes and the guarantees.

     The exchange offer expires at 5:00 p.m., New York City time, on March 27, 2002, unless extended. We do not currently intend to extend the expiration date.

     We will not receive any proceeds from the exchange offer.

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------
               THE DATE OF THIS PROSPECTUS IS FEBRUARY 25, 2002.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. By this prospectus, we are offering to exchange all outstanding 10.75% Senior Notes due 2011, which we placed in a private offering on August 20, 2001, for 10.75% Senior Notes due 2011 that we registered with the Securities and Exchange Commission. As part of the private offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to deliver to you this prospectus and to complete the exchange offer within 225 days after the date of the original issuance of the outstanding notes.

     This prospectus contains information about Plastipak Holdings, Inc., the issuer of the outstanding notes and the exchange notes, and Plastipak Packaging, Inc., Whiteline Express, Ltd., Clean Tech, Inc., and TABB Realty, LLC, the material domestic subsidiaries of Plastipak Holdings, Inc. which are guarantors of the outstanding notes and the exchange notes. This prospectus does not contain, however, all of the information contained in the registration statement or in the exhibits to the registration statement which we filed with it. For more information regarding the registration statement, its exhibits and the periodic reports and other information that we will file with the Securities and Exchange Commission, see "Where You Can Find More Information" in this prospectus.

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different or additional information.
                                ---------------

     GEM-PAK and EXI-PAK are trademarks of Plastipak Packaging, Inc. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary highlights material information from the prospectus, and contains information about the exchange offer, the exchange notes and Plastipak Holdings, Inc. and its subsidiaries. Because it is just a summary, it may not contain all the information that may be important to you. You should read this entire prospectus, including, in particular, the "Risk Factors" beginning on page 11, and the financial statements and related notes.

                                  OUR COMPANY

     Plastipak Holdings, Inc. ("Plastipak") is a leading manufacturer of plastic packaging containers for many of the world's largest consumer products companies. During fiscal 2001, we manufactured and distributed approximately 6.5 billion containers worldwide for over 500 different customers. In North America, we are the exclusive supplier of plastic containers to Procter & Gamble for heavy-duty, liquid laundry detergents, and the largest supplier of plastic containers to Kraft Foods for their salad dressings, barbecue sauces and grated cheeses. We are recognized by our customers as an innovator in blow-molded package design and manufacturing. We have obtained over 80 U.S. patents, many of which are registered in foreign countries, for our state-of-the-art, package-manufacturing processes. We believe that an integral part of Plastipak's success has been our focus on customers' needs. For 35 years, we have worked as a strategic partner with our customers in the early stages of their new marketing initiatives. We provide integrated transportation and logistics services, and satisfy our customers' needs for recycling, reliability and dependability in plastic packaging. For the year ended November 3, 2001, our revenue was $809.7 million, our earnings before extraordinary item and cumulative effect of change in accounting principle were $7.1 million and our EBITDA was $84.1 million.

     The Freedonia Group estimates that the current U.S. plastic container industry generates over $10 billion in revenue. From 1989-1999, Freedonia estimates the U.S. plastic container industry grew at a rate of 7.0%, compared to an estimated rate of 2.7% for the overall packaging industry. As a beneficiary of this trend, we have increased our revenue between 1997 and 2001 at a compound annual growth rate ("CAGR") of 12.6%, exceeding the above industry averages. Further, all of our revenue growth has been organic. Over the next ten years, continued conversion to plastic bottles is estimated to result in an annual growth rate of 5.0% for the plastic container industry, compared to an annual growth rate of 3.4% for the overall packaging industry. This continued superior growth is being driven by the advantages of plastic over glass and metal (e.g., weight, strength and shatter resistance), customer preferences for plastic and technological advances.

     Approximately 95% of our revenue for fiscal 2001 was derived from the design, manufacture and distribution of plastic containers for our customers in five product categories. Our plastic container revenue by product category for fiscal 2001 was as follows:

     - carbonated and non-carbonated beverage, 48%;

     - consumer cleaning, 30%;

     - food and processed juices, 14%;

     - industrial, automotive and agricultural, 6%; and

     - health, personal care and distilled spirits, 2%.

     The remaining 5% of our fiscal 2001 revenue was generated by miscellaneous sources, including recycling and transportation. We operate ten plants in the United States. The total square footage of our manufacturing and warehousing facilities in the United States is approximately five million square feet. Our expansion in Brazil has given us additional capacity and access to South America's rapidly expanding plastic packaging market. We plan to use our relationships with key customers to create new opportunities in North and South America.

                           OUR COMPETITIVE STRENGTHS

LONG-TERM RELATIONSHIPS WITH MAJOR CONSUMER PRODUCT COMPANIES IN DIVERSE, STABLE INDUSTRIES

     We enjoy long-standing relationships that average over 15 years with our top ten customers, including Kraft Foods (over 15 years), Pepsi Cola (over 15 years), Procter & Gamble (over 25 years) and Reckitt Benckiser (over 25 years). In many recession-resistant markets such as liquid laundry detergent, food products and carbonated beverages, we are a top supplier for plastic packaging.

STRATEGICALLY LOCATED, STATE-OF-THE-ART OPERATING FACILITIES

     Our plants feature top quality injection-molding machines, high speed blow molders and computerized material and inventory handling in facilities strategically located near the filling sites of most of our key customers. Over the last five years, we have invested over $200 million in our facilities and state-of-the-art production equipment, which have significantly reduced our operating costs. The majority of our facilities currently have the capacity to supply increased demand for our products.

TECHNOLOGY-DEVELOPMENT CAPABILITIES

     Our technology center and our packaging development center have secured over 80 U.S. patents and continue to incorporate leading technology into customer-driven applications. We have produced prototypes from initial concepts in as little as two weeks.

PROCESS REDESIGN INITIATIVES AND FLEXIBLE COST STRUCTURE

     In 1999, we initiated an ongoing effort to redesign business processes to reduce waste and non-value added costs. Our increased operating profit in fiscal 2001 is the direct result of the implementation of process redesign initiatives and reliability improvements in our manufacturing facilities, which reduced waste and non-value added costs. We have created a highly variable cost structure that can adjust quickly to customer demand.

CUSTOMER-ORIENTED CULTURE

     Plastipak's engineering teams participate in the early phases of our key customers' new marketing initiatives. As an integrated team, we work alongside these customers to shape the design features of new packaging containers and develop new processes and equipment to manufacture those containers.

MANAGEMENT DEPTH AND EXPERIENCE

     Our top 12 senior executives have on average 22 years experience in the industry and 19 years experience at Plastipak. We believe our retention levels are among the highest in the industry.

                             OUR BUSINESS STRATEGY

     Our strategy is to continue to increase our revenues and profitability and to further enhance our leading industry position. The key components of our strategy include the following objectives:

CAPITALIZE ON INDUSTRY CONVERSION TO PLASTIC CONTAINERS

     Driven by consumer preference, favorable packaging economics, technological advances and improved functionality, the industries we serve are converting many products from traditional glass and metal containers to plastic packaging, including packages containing post-consumer recycled resin.

CONTINUE DEVELOPING VALUE-ADDED SERVICES AND PRODUCTS

     Supported by our technology and packaging development centers, we have successfully researched, developed and launched new patented technologies in our marketplace. We believe our success in this area distinguishes us from our competitors and will enable us to continue to gain market share. For many key customers, our technology development is an integral part of their overall marketing strategy and has helped secure and enhance our customer relationships.

EXPAND MARKET SHARE WITH KEY CUSTOMERS

     Our high-quality products, low-cost manufacturing capabilities and track record of focused customer service position us well to continue growing market share with our customer base. As our customers continue to acquire new businesses and brands, we believe that we will secure additional long-term contracts and grow our product offerings.

                          PLASTIPAK AND THE GUARANTORS

     The exchange notes will be issued by Plastipak Holdings, Inc., and guaranteed by its material domestic subsidiaries, Plastipak Packaging, Inc., Whiteline Express, Ltd., Clean Tech, Inc. and TABB Realty, LLC. Plastipak's other domestic subsidiaries and its foreign subsidiaries will not guarantee the exchange notes.

     Our principal executive offices are located at 9135 General Court, Plymouth, Michigan 48170-0907. Our mailing address is P.O. Box 2500C, Plymouth, Michigan 48170-0907, and our telephone number is (734) 455-3600.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

     On August 20, 2001, we completed the private offering of the outstanding notes. We summarize below the principal terms of the exchange offer. For a more complete description of the exchange offer, see "The Exchange Offer" in this prospectus.

The Exchange Offer............    We are offering to exchange up to $275.0
                                  million total principal amount of exchange notes for up to $275.0 million total principal amount of outstanding notes. You may exchange outstanding notes only in integral multiples of $1,000. The exchange notes will be substantially identical to the outstanding notes, except that, because we have registered the exchange notes, they:

                                       - will be freely tradeable;
                                       - will not bear legends restricting their
                                         transfer;
                                       - will not be subject to any additional
                                         obligations regarding registration
                                         under the Securities Act of 1933; and
                                       - will not be subject to the special
                                         interest payments described in
                                         "Description of Notes -- Registration
                                         Rights; Special Interest" in this
                                         prospectus.

                                  We will issue the exchange notes under the same indenture under which we issued the outstanding notes. Consequently, the exchange notes will be entitled to the benefits of, and both series of notes will be treated as a single class of debt securities, under the indenture.

Resales.......................    Based on interpretations of the staff of the
                                  Securities and Exchange Commission contained in no-action letters issued to other parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, if you meet three requirements. These requirements are:

                                       - you are acquiring the exchange notes in
                                         the ordinary course of your business;
                                       - you have not engaged in, do not intend
                                         to engage in, and have no arrangement
                                         or understanding with any person to
                                         participate in, a distribution of the
                                         exchange notes; and
                                       - you are not an "affiliate" of Plastipak
                                         Holdings, Inc. within the meaning of
                                         Rule 405 under the Securities Act of
                                         1933.

                                  If you do not meet these requirements, you will need to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 whenever you resell your exchange notes, unless an exemption to these requirements applies. The exchange offer requires that each participating broker-dealer which receives exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or trading activity must acknowledge that it will deliver a prospectus if it resells any of the exchange notes. See "Plan of Distribution" in this prospectus.

Expiration Date; Withdrawal of
Tender........................    The exchange offer expires at 5:00 p.m., New
                                  York City time, on March 27, 2002, unless we extend the expiration date. We do not currently intend to extend the expiration date. You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

Conditions to the Exchange
Offer.........................    The exchange offer is subject to customary
                                  conditions, which we may waive if, in our reasonable determination, one or more conditions have not been satisfied. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. For more information regarding the conditions to the exchange offer, "The
                                  Exchange Offer -- Conditions to the Exchange
                                  Offer" in this prospectus.

Procedures for Tendering
Outstanding Notes.............    If you wish to accept the exchange offer, you
                                  must:

                                       - complete, sign and date the
                                         accompanying letter of transmittal, or
                                         a facsimile of the letter of
                                         transmittal, according to the
                                         instructions contained in this
                                         prospectus and the letter of
                                         transmittal; and
                                       - mail or otherwise deliver the letter of
                                         transmittal, or a facsimile of the
                                         letter of transmittal, together with
                                         the outstanding notes and any other
                                         required documents to the exchange
                                         agent at the address listed on the
                                         cover page of the letter of
                                         transmittal.

                                  If you hold outstanding notes through The
                                  Depository Trust Company and wish to
                                  participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of The Depository Trust Company, by which you will agree to be bound by the letter of transmittal.

Special Procedures for
Beneficial Owners.............    If you are a beneficial owner of outstanding
                                  notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender these outstanding notes in the exchange offer, you should contact promptly the person in whose name your outstanding notes are registered and instruct that person to tender them on your behalf. If you wish to tender them on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery
Procedures....................    If you wish to tender your outstanding notes
                                  and, prior to the expiration date, you cannot:

                                       - deliver your outstanding notes, the
                                         letter of transmittal or any other
                                         documents required by the letter of
                                         transmittal; or
                                       - comply with the applicable procedures
                                         under The Depository Trust Company's
                                         Automated Tender Offer Program,

                                  then you must tender your outstanding notes according to guaranteed delivery procedures. We explain these procedures under "The Exchange Offer -- Guaranteed Delivery Procedures" in this prospectus.

Effects on Holders of
Outstanding Notes.............    When we complete the exchange offer, we will
                                  have fulfilled a covenant contained in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to the rights and benefits of the indenture, but will not be entitled to an increase in the interest rate on these notes.

Consequences of Failure to
Exchange......................    If you do not exchange your outstanding notes
                                  for exchange notes, your outstanding notes will continue to be subject to restrictions on transfer. In general, outstanding notes may not be offered or sold, unless registered under the Securities Act of 1933, except if offered or sold under an exemption from, or in a transaction not subject to, the Securities
                                  Act of 1933 and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act of 1933. In addition, the tender of outstanding notes in the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

U.S. Federal Income Tax
Considerations................    The exchange of outstanding notes for exchange
                                  notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "U.S. Federal Income Tax
                                  Consequences of the Exchange Offer."

Use of Proceeds...............    We will not receive any cash proceeds from the
                                  issuance of exchange notes.

Exchange Agent................    Wells Fargo Bank of Minnesota, National
                                  Association, is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are listed under "Exchange Offer -- Exchange Agent" in this prospectus.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer........................    Plastipak Holdings, Inc.

Notes Offered.................    $275.0 million aggregate principal amount of
                                  10.75% Senior Notes due 2011, which have been registered under the Securities Act of 1933.

Maturity......................    September 1, 2011.

Interest Payment Dates........    September 1 and March 1 of each year,
                                  commencing on March 1, 2002.

Ranking.......................    The exchange notes and guarantees are senior
                                  obligations of Plastipak and the guarantors.
                                  Accordingly, they will rank equally with all of our and our guarantors' existing and future senior unsecured obligations and ahead of any of our and our guarantors' future debt that expressly provides that it is subordinated to the exchange notes and the guarantees. As of January 5, 2002, we had approximately $53.1 million of debt outstanding that was senior to the outstanding notes.

Guarantors....................    The exchange notes will be guaranteed by all
                                  of Plastipak's current and future material domestic subsidiaries. Each guarantor will provide a guarantee of the payment, principal, premium and interest on the exchange notes on a senior unsecured basis. If we are unable to make payments on the notes when they are due, our guarantors must make them instead. The guarantees will be effectively subordinated to all secured indebtedness of those subsidiaries, including their guarantees of borrowings under our Amended Credit Agreement.

Optional Redemption...........    On or after September 1, 2006, Plastipak may
                                  redeem some or all of the exchange notes at any time at the redemption prices listed in "Description of Notes -- Optional Redemption."

                                  Before September 1, 2004, Plastipak may redeem up to 35% of the exchange notes with the net cash proceeds of one or more sales of Plastipak's common stock at the price listed in "Description of Notes -- Optional Redemption."

Mandatory Offer to
Repurchase....................    If Plastipak experiences specific kinds of
                                  change of control events or sells certain assets without applying the proceeds therefrom in a specified manner, it must offer to repurchase the exchange notes at the price set forth in "Description of Notes -- Repurchase at the Option of Holders." It is possible that Plastipak will not have sufficient funds at the time of the change of control to make the required repurchase of the outstanding notes and/or the exchange notes, or that restrictions in the Amended Credit Agreement will not allow such repurchases.

Basic Covenants of the
Indenture.....................    The indenture under which the exchange notes
                                  will be issued will, among other things, restrict Plastipak's ability and the ability of its restricted subsidiaries to:

                                       - borrow money;
                                       - pay dividends on stock or repurchase
                                         stock;
                                       - make investments;
                                       - use assets as security in other
                                         transactions;
                                       - create liens;
                                       - merge or consolidate; and
                                       - transfer or sell all or substantially
                                         all of its assets.

                                  These covenants are subject to important qualifications and exceptions. For more details, see "Description of Notes -- Certain Covenants."

Use of Proceeds...............    There will be no cash proceeds to us from the
                                  exchange offer. See "Use of Proceeds."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data for the three fiscal years ended November 3, 2001 were derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The following summary consolidated financial data for the two years ended October 31, 1998 were derived from audited combined financial statements of the predecessor companies, adjusted to reflect the pooling of interests discussed in Note A to our consolidated financial statements. The summary consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus.

                                                                 YEAR ENDED
                                          --------------------------------------------------------
                                            1997        1998        1999        2000        2001
                                          --------    --------    --------    --------    --------
                                                       (dollar amounts in thousands)
STATEMENT OF OPERATIONS DATA:
Total revenues........................    $503,689    $565,639    $565,527    $701,872    $809,697
Costs and expenses....................     439,710     501,644     491,009     625,688     708,737
       Gross profit...................      63,979      63,995      74,518      76,184     100,960
Selling, general and administrative
  expenses............................      43,948      48,352      50,253      50,962      64,757
       Operating profit...............      20,031      15,643      24,265      25,222      36,203
Interest expense......................      15,063      21,253      26,021      27,028      28,874
Other expense (income)................      (5,032)     (3,080)     (8,259)     (1,418)     (3,102)
Earnings (loss) before income taxes,
  extraordinary item and change in
  accounting principle................      10,000      (2,530)      6,503        (388)     10,431
INCOME TAXES:
  Current.............................       2,813       1,344       1,685         223       2,111
  Deferred............................       1,025      (2,585)      1,967      (2,403)      1,173
                                          --------    --------    --------    --------    --------
                                             3,838      (1,241)      3,652      (2,180)      3,284
Earnings (loss) before extraordinary
  Item and cumulative effect of change
  in accounting principle.............       6,162      (1,289)      2,851       1,792       7,147
Extraordinary item(a).................          --          --      (3,794)         --          --
Cumulative effect of change in
  accounting principle(b).............          --          --          --       3,125          --
                                          --------    --------    --------    --------    --------
       Net earnings (loss)............    $  6,162    $ (1,289)   $   (943)   $  4,917    $  7,147
                                          ========    ========    ========    ========    ========
OTHER FINANCIAL DATA:
EBITDA(c).............................    $ 54,674    $ 50,848    $ 71,458    $ 68,360    $ 84,099
Ratio of earnings to fixed
  charges(d),(e)......................        1.50x         --        1.21x         --        1.25x
Ratio of net debt to EBITDA(f)........        3.38x       4.45x       3.79x       3.76x       3.32x
Ratio of EBITDA to interest expense...        3.63x       2.39x       2.75x       2.53x       2.91x

                                                                 YEAR ENDED
                                          --------------------------------------------------------
                                            1997        1998        1999        2000        2001
                                          --------    --------    --------    --------    --------
                                                       (dollar amounts in thousands)
BALANCE SHEET DATA
  (AT END OF PERIOD):
Working capital(g)....................    $ 28,919    $ 32,938    $ 41,872    $ 23,920    $ 32,034
Total assets..........................     312,633     357,786     398,997     421,108     505,055
Total debt............................     188,392     231,450     278,917     260,200     333,062
Stockholders' equity..................      33,979      31,081      20,256      25,261      32,408

---------------
(a) An extraordinary loss was recorded as a result of the early retirement of senior subordinated notes and related warrants.

(b) A gain was recorded for a change in accounting principle due to a change in accounting for parts and supplies. Through October 30, 1999, Packaging expensed parts and supplies utilized in its manufacturing facilities. Effective October 31, 1999, these items are inventoried and are charged to expense when used. Due to increased volume of purchases of such items, management believes that this method is preferable and it provides for a better matching of revenues and expenses. The financial statements for years preceding the fiscal year ended October 28, 2000 have not been restated. See Note M to the Consolidated Financial Statements.

(c) EBITDA represents earnings (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined by generally accepted accounting principles), but it is a widely accepted financial indicator of a company's ability to incur and service debt. While commonly used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by our competitors.

(d) The ratio of earnings to fixed charges was computed by dividing earnings
    (loss) by fixed charges. For this purpose, earnings (loss) consists of earnings (loss) before taxes, extraordinary item and change in accounting principle plus the portion of rents representative of the interest factor, interest expense and capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), the portion of rent expense that is representative of the interest factor, and amortization of debt discount and issuance costs.

(e) For the years ended October 28, 2000 and October 31, 1998, earnings were inadequate to cover fixed charges by $1,631 and $2,530, respectively.

(f) Net debt equals total debt less cash and cash equivalents.

(g) Working capital represents current assets less cash and cash equivalents minus current liabilities less short-term debt and current portion of long-term debt.

                                  RISK FACTORS

     Before you tender your outstanding notes in the exchange offer, you should be aware that there are various risks, including those described below, relating to an investment in the outstanding notes and the exchange notes. You should consider carefully these risk factors, together with all of the other information included in this prospectus, before you decide to participate in the exchange offer. We have summarized below the material risks relating to your participating in the exchange offer and an investment in the exchange notes. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

 RISKS RELATED TO AN INVESTMENT IN THE OUTSTANDING NOTES AND THE EXCHANGE NOTES

SUBSTANTIAL INDEBTEDNESS -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND ADVERSELY IMPACT OUR ABILITY TO REPAY THE OUTSTANDING NOTES AND THE EXCHANGE NOTES.

     We have now, and will continue to have (after the exchange offer), a significant amount of indebtedness. On January 5, 2002, we had total indebtedness of approximately $340.3 million (of which $275.0 million consisted of the outstanding notes and the balance consisted of other debt). We and our subsidiaries will be permitted to incur substantial additional indebtedness in the future. See "Capitalization", "Selected Historical and Pro Forma Consolidated Financial Data" and "Description of Notes."

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the outstanding notes and the exchange notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to obtain additional financing for future working capital, capital expenditures, research and development and other general corporate requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

     - place us at a competitive disadvantage compared to our competitors that have less debt.

     In addition, the indenture and our $150.0 million amended revolving credit facility (the "Amended Credit Agreement") contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

ABILITY TO SERVICE DEBT -- WE ARE DEPENDENT ON OUR SUBSIDIARIES TO GENERATE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS. OUR SUBSIDIARIES' ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND THEIR CONTROL.

     Our debt service (which includes currently scheduled principal and interest) for fiscal 2002 will be approximately $42.2 million. For each one percent increase in interest rates, this amount will increase by $537,000. Our ability to make payments on and to refinance our indebtedness, including the outstanding notes and the exchange notes, and to fund planned capital expenditures and research and development efforts will depend on our subsidiaries' ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond their control.

     Based on our current level of operations and anticipated cost savings and operating improvements, we believe that cash flow from operations and available cash, together with available borrowings under the Amended Credit Agreement, will be adequate to meet our future liquidity needs for at least the next few years. As of January 5, 2002, the amount outstanding under our Amended Credit Facility was approximately $53.1 million, including letters of credit.

     It is possible that our business may not generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements may not be realized or that future borrowings will not be available under the Amended Credit Agreement in an amount sufficient to enable us to service our indebtedness, including the outstanding notes and the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of the principal amount of the outstanding notes and the exchange notes and our credit facility on or prior to maturity and we may not be able to do so on commercially reasonable terms or at all.

SUBORDINATION TO SECURED INDEBTEDNESS -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE OUTSTANDING NOTES AND THE EXCHANGE NOTES IS EFFECTIVELY SUBORDINATED TO OUR EXISTING SECURED INDEBTEDNESS AND MOST OR ALL OF OUR FUTURE SECURED BORROWINGS.

     Holders of any of our secured indebtedness or the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the outstanding notes and the exchange notes with respect to the assets securing such other indebtedness. Notably, we and certain of our subsidiaries, including the guarantors, are parties to the Amended Credit Agreement, which is secured by liens on substantially all of the assets of Plastipak, the guarantors and Plastipak Brazil. The outstanding notes and the exchange notes will be effectively subordinated to all such secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those assets of ours that constitute their collateral. Holders of the outstanding notes and the exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as these notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, there may not be sufficient assets to pay amounts due on these notes. As a result, holders of the outstanding notes and the exchange notes may receive less, ratably, than holders of secured indebtedness.

     As of January 5, 2002, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries was approximately $53.1 million, and approximately $96.9 million was available for additional borrowing under the Amended Credit Agreement. We are permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture. See "Description of Other Indebtedness -- The Amended Credit Agreement."

NOT ALL SUBSIDIARIES ARE GUARANTORS -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE OUTSTANDING NOTES AND THE EXCHANGE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE OR REORGANIZE.

     Our existing and future foreign, and non-material domestic, subsidiaries will not guarantee the outstanding notes and the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. The non-guarantor subsidiaries generated approximately 9% of our consolidated revenue for the year ended

November 3, 2001 and held approximately 20% of our consolidated assets as of November 3, 2001. See footnote O to our consolidated financial statements included at the back of this prospectus.

FINANCING CHANGE OF CONTROL OFFER -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes and exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchases of notes or that restrictions in the Amended Credit Agreement will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Notes -- Repurchase at Option of Holders."

NO PRIOR MARKET FOR NOTES -- IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE OUTSTANDING NOTES AND THE EXCHANGE NOTES, YOU MAY NOT BE ABLE TO RESELL THEM.

     If a liquid market for the exchange notes or outstanding notes does not develop, you may not be able to sell these notes at attractive prices or at all. The exchange notes constitute a new class of securities for which there is no established trading market. We do not intend to list the outstanding notes or exchange notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. The initial purchasers of the outstanding notes were Goldman, Sachs & Co., ABN AMRO Incorporated, Banc One Capital Markets, Inc., Fleet Securities, Inc. and NatCity Investments, Inc. Although the initial purchasers of the outstanding notes stated they intend to make a market in the outstanding notes and the exchange notes, they are not obligated to do so and may cease market-making activities at any time without notice. The liquidity of a market for the outstanding notes and the exchange notes may be adversely affected by changes in the overall market for high yield securities or changes in our financial performance. As a result, an active trading market may not develop for the outstanding notes or the exchange notes. If a market does not develop, you may not be able to resell these notes.

FRAUDULENT CONVEYANCE MATTERS -- FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under the federal bankruptcy law or comparable provisions of state fraudulent transfer laws, a note or guarantee could be voided, or claims in respect of a note or guarantee could be subordinated to all other debts of Plastipak or that guarantor, as the case may be, if, among other things, Plastipak or the guarantor, at the time it incurred the indebtedness evidenced by the note or the guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness;

     - was insolvent or rendered insolvent by reason of such incurrence;

     - was engaged in a business or transaction for which Plastipak's or the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment made by Plastipak pursuant to the outstanding notes or the exchange notes or by a guarantor pursuant to a subsidiary guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of our creditors or the guarantor, as the case may be.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding to determine whether a fraudulent conveyance has occurred. Generally, however, Plastipak or a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets;

     - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

                         RISKS RELATED TO OUR BUSINESS

COMPETITION -- WE FACE CONSIDERABLE COMPETITIVE RISKS.

     We face substantial competition from a number of well-established national and regional companies. Our primary national competitors include American National Can, Inc., Ball Plastics, Consolidated Container Company, Crown Cork & Seal Company, Inc., Graham Packaging Company, Liqui-Box Corporation, Owens-Illinois, Inc., Schmalbach-Lubeca and Silgan Holdings, Inc. In addition, we face substantial competition from a number of captive packaging operations with significant in-house bottling and blow-molding capacity, such as Dean Foods, The Kroger Company, The Perrier Group of America and Suiza Foods. Many of our competitors have financial and other resources that are substantially greater than ours. In order to compete successfully, we will need to continue to make substantial capital expenditures to develop new products and streamline our manufacturing processes. Competition in our industry could negatively affect our business operations. See "Business -- Competition."

CONCENTRATION OF CUSTOMERS -- WE HAVE SEVERAL MAJOR CUSTOMERS, THE LOSS OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     For the fiscal year ended November 3, 2001, our largest single customer accounted for approximately 23% of our revenue. Our ten largest customers accounted for approximately 70% of our revenue. Eight of our top ten customers are under contracts with terms of between one and five years, and our contracts with our ninth and tenth largest customers are scheduled to expire within the next 12 months. These contracts, however, may be terminated earlier by us or our customer upon a material breach of the contract or, in some cases, in the event we determine it is not in our best interest to change our terms and conditions through the procedures outlined in the contract to meet competitive prices. In general, our customer contracts are requirements contracts that do not obligate our customers to purchase any specific minimum amount of product from us. The termination by any of these customers of their relationship with us could have a material adverse effect on our business and results of operations.

ECONOMIC AND POLITICAL RISK IN SOUTH AMERICA -- WE HAVE SPECIAL RISKS ASSOCIATED WITH OUR SOUTH AMERICAN OPERATIONS.

     We have significant operations in Brazil. We currently have two plants located in Brazil. We also have a sales office in Buenos Aires, Argentina. For the year ended November 3, 2001, net sales of our Brazilian subsidiaries totaled approximately $74 million, representing approximately 9% of our worldwide revenue for such period. We experienced a net loss of approximately $13.3 million on our Brazilian sales for the year ended November 3, 2001.

     Our results to date in Brazil have been less than we expected, as poor weather, currency devaluations, high interest rates, inflation, power shortages, import restrictions and a legal system which makes it difficult to enforce contracts have reduced both revenue and profits.

Import duties on equipment needed to upgrade our production capabilities in Brazil are significant, and minimum price requirements imposed by the Brazilian government on imported preforms have increased our costs of doing business (we are unable to meet our preform needs in the domestic Brazilian market). Recent energy shortages in Brazil are increasing our operating costs, and may interfere with production, which would have a material adverse effect on our progress. We are working diligently to improve and expand our operations in Brazil to make them profitable, but we cannot assure you that our Brazilian operations will ever become profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Foreign Operations."

     The following factors create higher risks to our South American operations than we experience in the United States:

     - continuing high nominal interest rates;

     - limitations on conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments;

     - imposition or increase of withholding and other taxes on remittances and other payments;

     - inability to fully utilize foreign tax credits and fully pass through foreign losses here in the U.S. due to limitations imposed by U.S. tax laws;

     - the potential for political instability and inflation and the imposition or increase of restrictions on investments and other restrictions by foreign governments;

     - power shortages and imposition of restriction or penalties on energy use; and

     - inability of our foreign subsidiaries to enforce certain of their key agreements through the legal systems in South America.

CURRENCY FLUCTUATIONS -- WE HAVE SIGNIFICANT FOREIGN EXCHANGE RISKS WITH RESPECT TO OUR BRAZILIAN OPERATIONS THAT WE CANNOT CONTROL.

     Our Brazilian contracts are priced in U.S. dollars; however, we invoice our customers in the Brazilian Real. Following several significant devaluations of Brazil's currency, despite "make whole" agreements in our contracts, some of our customers agreed to only partial price increases. These increases accounted for only a portion of the cost to us of devaluation, leading to a reduction in our gross margin in Brazil.

     Fluctuations in the value of the U.S. dollar may adversely affect our results of operations. Because our consolidated financial results are reported in dollars, if we generate sales or earnings in other currencies the translation of those results into dollars can result in a significant increase or decrease in the amount of those sales or earnings. In addition, our debt service requirements are primarily in U.S. dollars, even though a portion of our cash flow is generated in the Brazilian Real. Significant changes in the value of the Brazilian Real relative to the U.S. dollar could have a material adverse effect on our financial condition and our ability to meet interest and principal payments on U.S. dollar denominated debt, including the exchange notes and borrowings under the Amended Credit Agreement. Given the volatility of exchange rates, we may not be able to effectively manage our currency transaction and/or translation risks. It is expected that the volatility in currency exchange rates will continue to have a material adverse effect on the financial condition or results of operations of our foreign subsidiaries. We expect that the portion of our revenue denominated in non-dollar currencies will continue to increase in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Effects of Changes in Exchange Rates." In addition, the value of our investment in Plastipak Brazil is partially a function of the currency exchange rate between the U.S. dollar and the Brazilian Real. We have not executed hedge transactions to endeavor to reduce our exposure to foreign currency exchange rate risks, and do not believe that hedging is a viable option for us in the immediate future.

FUTURE CAPITAL REQUIREMENTS -- IF WE CANNOT OBTAIN THE FUNDS TO MAKE THE SIGNIFICANT CAPITAL EXPENDITURES THAT OUR BUSINESS WILL REQUIRE, WE MAY NOT BE ABLE TO MAINTAIN OUR CURRENT LEVEL OF OPERATIONS OR GROW OUR BUSINESS.

     To fund our growth plans and maintain our current level of operations, we will continue to make substantial capital expenditures for product development and improvements in our manufacturing processes. In fiscal 2000 and 2001, we made capital expenditures of approximately $58 million and $56 million, respectively. We estimate that capital expenditures in each of fiscal 2002 and 2003 will be approximately $60 million. In addition, we may be required to make additional investments as the demands of our industry and our customers evolve. We may not be able to fund any necessary investments, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

ACQUISITION STRATEGY -- WE COULD FACE CONSIDERABLE BUSINESS AND FINANCIAL RISKS IN IMPLEMENTING OUR ACQUISITION STRATEGY.

     Our growth strategy may include acquisitions of other consumer goods packaging businesses, although we do not currently have any commitments or agreements with respect to any such acquisitions. Risks we could face with respect to acquisitions include:

     - problems in assimilating operations, technologies, services and products;

     - diversion of management's attention from existing business concerns; and

     - incurrence of debt and contingent liabilities.

     Any of these risks could have a material adverse effect upon our business, financial condition and results of operations. We may not be successful in consummating future acquisitions on favorable terms or at all.

EXPOSURE TO FLUCTUATIONS IN RESIN PRICES AND DEPENDENCE ON RESIN SUPPLIERS -- WE ARE EXPOSED TO THE RISKS ASSOCIATED WITH FLUCTUATIONS IN THE PRICES OF RESIN.

     We face the risks that our access to resin is interrupted or that we may not be able to purchase it at competitive prices. We use large quantities of plastic resins in manufacturing our products. Plastic resin accounted for approximately one-third of our cost of goods sold in fiscal 2001. Plastic resins are subject to substantial price fluctuations caused by shortages in supply and changes in the prices of natural gas, crude oil and other petrochemical products from which these resins are produced. From time to time in the past, we have experienced interruptions of supply, and we may experience supply interruptions in the future. Our purchases of raw materials are subject to market prices. Although we generally have pass through provisions in many of our customer contracts, market conditions may not permit us to pass through any future raw material price increases. The inability to procure resin or significant increases in resin prices, coupled with an inability to promptly pass such increases on to customers, would have a material adverse effect on our financial condition and results of operations. Furthermore, a significant increase in resin prices could slow the pace of conversion from paper, glass and metal containers to plastic containers to the extent that these costs are passed on to the customer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Raw Materials."

DELAY IN IMPLEMENTATION OF SOFTWARE -- A DELAY OR FAILURE IN THE INSTALLATION OF SAP ENTERPRISE SOFTWARE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

     We are in the process of installing SAP enterprise software to ensure that all of our business locations are fully integrated and networked with each other and with our significant customers and suppliers. The project involves practically all phases of our operations. There is a risk that it may not be installed on a timely basis or may fail to operate as designed. A system failure which causes the temporary or permanent loss of any vital information, could have a serious adverse effect on our ability to obtain raw materials or manufacture and/or ship our products on a timely basis and could result in the loss of suppliers and customers.

DEPENDENCE ON KEY PERSONNEL -- WE ARE DEPENDENT ON SEVERAL KEY SENIOR MANAGERS, THE LOSS OF WHOM COULD HAVE A MATERIAL EFFECT ON OUR BUSINESS AND DEVELOPMENT.

     Our business and our future success depend to a significant extent upon the continued service of our executive officers and senior managers. In particular, the loss of the services provided by William C. Young, William A. Slat, Michael
J. Plotzke, Gene W. Mueller, Pradeep Modi, Thomas Busard, Frank Pollock, Richard Darr, J. Ronald Overbeck, Leann M. Underhill and David Daugherty, among others, could have a material adverse effect on our business and results of operations. Our failure to retain such key personnel could have a material adverse effect on our business, financial condition and results of operations. We do not have key man life insurance.

                                  OTHER RISKS

CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK -- WE ARE CONTROLLED BY THE YOUNG FAMILY.

     William C. Young, our Chief Executive Officer, and members of his immediate family own over 90% of our common stock on a fully-diluted basis and, therefore, control our board of directors. As a result, the Young family will continue to have the ability to elect and remove directors and determine the outcome of matters presented for approval by our shareholders. Circumstances may occur in which the interests of the Young family could be in conflict with the interests of the holders of the notes.

REGULATION -- OUR OPERATIONS AND PRODUCTS ARE SUBJECT TO SUBSTANTIAL ENVIRONMENTAL, HEALTH AND SAFETY REGULATIONS.

     Our operations and properties are subject to laws and regulations relating to environmental protection and workplace health and safety. Such laws and regulations frequently change, are different in every jurisdiction, and can impose substantial fines and sanctions for violations. Our operations must comply with these laws, and must adapt to regulatory requirements in all jurisdictions in which we operate as these requirements change.

     Our properties are subject to stringent environmental laws and regulations. Although we believe our operations are substantially in compliance, new laws and regulation, stricter enforcement of existing laws and regulations or the discovery of previously unknown contamination, the imposition of new clean-up requirements, or claims for property damage or personal injury arising from environmental matters could require us to incur costs or become the basis for the new or increased liabilities that could have a material adverse effect on our business, financial condition or results of operations.

     Legislation concerning mandatory rates of recycling, mandatory use of recycled materials, deposits or taxes on plastic packaging material or requirements that retailers or manufacturers take back packaging used for their products could reduce the demand for certain plastic packaging, result in greater costs for plastic packaging manufacturers and, therefore, have a material adverse effect on our business, financial condition and results of operations.

PRODUCT LIABILITY RISK - WE FACE PRODUCTS LIABILITY RISK. IN ADDITION, OUR BUSINESS IS EXPOSED TO THE PRODUCTS LIABILITY RISK OF OUR CUSTOMERS.

     Because our plastic containers are used for consumer products, our business is exposed to products liability risk and the risk of negative publicity. The amount and scope of our product liability insurance may not be adequate to cover a products liability claim that is successfully asserted against us.

     In addition, we are exposed to the products liability risk and negative publicity of our customers and suppliers. Because many of our customers are carbonated soft drink, dairy, water and branded consumer products companies, with their own products liability risk, our sales may decline if any of our or our competitors' customers are sued on a products liability claim. We may also suffer a decline in sales from the negative publicity associated with such a lawsuit or with adverse public perceptions in general regarding our products or our customers' products in our containers.

INTELLECTUAL PROPERTY PROTECTION -- WE ENJOY LIMITED PROTECTION FOR OUR INTELLECTUAL PROPERTY, AND ARE SUBJECT TO A PATENT INFRINGEMENT CLAIM.

     We have a number of patents covering design and construction of our products and manufacturing equipment. Patents do not ensure that competitors will not develop competing products or infringe upon our patents, or that the patents will withstand challenge in litigation. The costs of litigation to defend our patents could be substantial and may outweigh the benefits of enforcing our rights under our patents. Patent laws of foreign countries may offer less protection than the patent laws of the United States.

     We also rely on unpatented proprietary technology, trade secrets and know-how. Others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.

     In 1999, North American Container filed a lawsuit against us and 41 other defendants claiming some of our products infringe one of their patents and requesting an unspecified amount in damages. If we do not prevail in the litigation, our business and financial condition could be materially adversely affected. See "Business -- Legal Proceedings".

THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS MAY NOT PROVE TO BE ACCURATE.

     This prospectus contains certain "forward-looking statements," including, in particular, the statements about our plans, strategies, and prospects under the headings "Offering Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Business." Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from our forward looking statements are set forth above in this "Risk Factors" section and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement and related exhibits under the Securities Act of 1933 regarding the exchange notes being offered, and the exchange offer described by, this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information contained in, or filed as an exhibit to, the registration statement. For further information about Plastipak and the exchange notes, we refer you to the registration statement.

     We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. Upon completion of the exchange offer, however, we will become subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we will file periodic reports and other information with the Securities and Exchange Commission. The registration statement which we filed, and our periodic reports and other information which we will file, with the Securities and Exchange Commission can be inspected and copied at the Public Reference Section of the Securities and Exchange Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission at prescribed rates and may obtain information regarding the operation of the Public Reference Section by calling 1-800-SEC-0330. You may also access this material electronically by means of the Securities and Exchange Commission's home page on the Internet at http://www.sec.gov.

     Whether or not required by the Securities and Exchange Commission, so long as any outstanding notes are outstanding, we will furnish to those holding outstanding notes, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

     - all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file these Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, for the annual information only, a report on the annual financial statements by our independent auditors; and

     - all current reports that we would be required to file with the Securities and Exchange Commission on Form 8-K if we were required to file these reports.

     In addition, whether or not required by the Securities and Exchange Commission, we will file a copy of all of the information and reports referred to above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations, unless the Securities and Exchange Commission will not accept the filing. We will also make this information available to securities analysts and prospective investors upon request.

                               THE EXCHANGE OFFER

OVERVIEW

     We are offering, upon the terms and subject to the conditions listed in this prospectus and in the accompanying letter of transmittal, to exchange up to $275.0 million aggregate principal amount of the exchange notes for a like aggregate principal amount of outstanding notes which have been properly tendered on, or prior to, the expiration date and which have not withdrawn as permitted under the procedures described below. We are making the exchange offer for all of the outstanding notes. The terms, conditions and other provisions of the exchange offer are contained in this prospectus and the letter of transmittal.

     The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except that the exchange notes:

     - will be freely tradeable because we have registered them under the Securities Act of 1933;

     - will not bear legends restricting their transfer;

     - will not be subject to any additional obligations regarding registration under the Securities Act of 1933; and

     - will not be subject to the special interest payments described in "Description of Notes -- Registration Rights; Special Interest."

     The exchange notes will be issued under, and entitled to the benefits of, the same indenture under which we issued the outstanding notes. Consequently, both series will be treated as a single class of debt securities under the indenture.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We are making the exchange offer in order to satisfy our obligations under the registration rights agreement, which we and the guarantors entered into on August 20, 2001 with the initial purchasers of the outstanding notes. Under the registration rights agreement, we and the guarantors agreed, among other things:

     - to file with the Securities and Exchange Commission, within 90 days of August 20, 2001, a registration statement under the Securities Act of 1933 relating to the exchange offer;

     - to use all commercially reasonable efforts to cause the registration statement to become effective on or prior to 180 days after August 20, 2001; and

     - to commence the exchange offer promptly after the registration statement has become effective, hold the offer open for at least 30 days, and exchange the exchange notes for all outstanding notes properly delivered and not withdrawn before the expiration of the offer.

     If we fail to comply with our obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes. For more information regarding the registration rights agreement, see "Description of Notes -- Registration Rights; Special Interest." We have filed a copy of the registration rights agreement as an exhibit to the registration statement, of which this prospectus forms a part.

     Other than under the registration rights agreement, we are not required to file any registration statement to register any outstanding notes which may remain outstanding following the exchange offer. If you hold outstanding notes and do not tender them or your outstanding notes are tendered but not accepted, you will have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act of 1933, if you wish to sell your outstanding notes.

RESALE OF EXCHANGE NOTES

     Based on interpretations of the staff of the Securities and Exchange Commission contained in no-action letters issued to other parties, we believe that exchange notes that we will issue under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, if three conditions apply. These conditions are that:

     - you are acquiring the exchange notes in the ordinary course of your business;

     - you have not engaged in, do not intend to engage in, and have no arrangements or understandings with any person to participate in, a distribution of the exchange notes; and

     - that you are not our "affiliate," as defined in Rule 405 of the Securities Act of 1933 of Plastipak Holdings, Inc., or if you are an "affiliate," that you will comply with applicable registration and prospectus delivery requirements of the Securities Act of 1933.

     See K-III COMMUNICATIONS CORPORATION, SEC No-Action Letter (available May 14, 1993); MARY KAY COSMETICS, INC., SEC No-Action Letter (available June 5,
1991); MORGAN STANLEY & CO., INCORPORATED, SEC No-Action Letter (available June 5, 1991); and EXXON CAPITAL HOLDINGS CORPORATION, SEC No-Action Letter (available May 13, 1988). If you do not meet these requirements, you:

     - cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 if you engage in a secondary resale transaction.

     This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically stated in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where these outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus whenever it resells any of the exchange notes. For more details regarding the transfer of exchange notes, see "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the exchange offer. You may tender only in integral multiples of $1,000.

     As of the date of this prospectus, $275.0 million total principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer according to the provisions of the registration rights agreement, the requirements of the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. Outstanding notes that are not tendered for exchange will:

     - remain outstanding;

     - will continue to accrue interest at 10.75% per annum, payable semi-annually in arrears;

     - will be entitled to the rights and benefits under the indenture and the registration rights agreement; but

     - will not be entitled to Special Interest, as described under "Description of Notes -- Registration Rights; Special Interest."

     We will be considered to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to these holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under "-- Conditions to the Exchange Offer."

     If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on the exchange of outstanding notes. We will pay all charges and expenses, other than applicable taxes described below, regarding the exchange offer. It is important that you read the section "-- Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE, EXTENSIONS AND AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on March 27, 2002, unless in our sole discretion we extend it.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 5:00 p.m., New York City time, on the business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     - to delay accepting for exchange any outstanding notes;

     - to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes which we have not previously accepted if any of the conditions listed below under "-- Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner, subject to the terms of the registration rights agreement.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of that extension to their holders. During any extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, that notice will be issued no later than 5:00 p.m., New York City time, on the business day after the previously scheduled expiration date.

     If we delay accepting exchange notes, extend or terminate the exchange offer or amend the terms of the exchange offer, then we will provide oral or written notice as promptly as possible to registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change to it, then we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other provision of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if, in our reasonable judgment:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority, or any injunction, order or decree is issued regarding the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us;

     - any change, or any development involving a prospective change, shall have occurred or been threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that is or may be adverse to us, or we shall have become aware of facts that have or may have adverse significance on the value of the outstanding notes or the exchange notes or that may materially impair the contemplated benefits of the exchange offer to us;

     - any law, rule or regulation or applicable interpretations of the staff of the Securities and Exchange Commission is issued or promulgated which, in our good faith determination, does not permit us to effect the exchange offer;

     - any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary to complete the exchange offer;

     - there shall have been proposed, adopted or enacted any law, statute, rule or regulation, or an amendment to any existing law, statute, rule or regulation, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

     - there shall occur a change in the current interpretation by the staff of the Securities and Exchange Commission which permits outstanding notes to be offered for resale, resold and otherwise transferred by holders who are not "affiliates" of Plastipak Holdings, Inc., within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933; provided that these notes are acquired in the ordinary course of the holder's business and the holder has no arrangement with any person to participate in the distribution of these notes.

     In addition, we will not be obligated to accept for exchange your outstanding notes if you have not made to us the following representations:

     - any exchange notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person to participate in, and do not intend to engage in, the distribution of the exchange notes;

     - if you are not a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or trading activities, that you will deliver a prospectus, as required by law, if you resell any of those exchange notes;

     - you are not an "affiliate," as defined in Rule 405 of the Securities Act of 1933 of Plastipak Holdings, Inc., or if you are an "affiliate," that you will comply with applicable registration and prospectus delivery requirements of the Securities Act of 1933; and

     - other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act of 1933.

     These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion if we reasonably determine that one or more conditions have not been satisfied. If we fail at any time to exercise any of the rights above, this failure will not constitute a waiver of this right. Each right is an ongoing right that we may assert at any time or at various times. If we waive or amend the foregoing conditions, we will, if required by law, extend the exchange offer for a minimum of five business days from the date that we first gave notice, by public announcement or otherwise, of such waiver or amendment, if the exchange offer would otherwise expire within such five business-day period. Any determination by us concerning the events described above will be final and binding on all parties.

     In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at that time any stop order will be threatened or in effect regarding the registration statement, of which this prospectus forms a part, or the qualification of the indenture under the Trust Indenture Act of 1939.

     The exchange offer is not conditioned, however, upon our receiving a minimum principal amount of outstanding notes being tendered for exchange.

                            PROCEDURES FOR TENDERING

TENDER ONLY BY REGISTERED HOLDERS

Only a registered holder of outstanding notes may tender outstanding notes in the exchange offer. If you are a registered holder of outstanding notes, to tender in the exchange offer, you must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver that letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     - comply with The Depository Trust Company's Automated Tender Offer Program procedures described below.

     In addition, regarding the delivery of outstanding notes, one of the following must occur:

     - the exchange agent must receive outstanding notes with the letter of transmittal; or

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of these outstanding notes into the exchange agent's account at The Depository Trust Company according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender them, you should contact that party promptly and instruct it to tender on your behalf. If your outstanding notes are registered in the name of a nominee and you wish to tender on their or your behalf, you must, prior to completing and executing the letter of transmittal and delivering outstanding notes, either:

     - make appropriate arrangements to register ownership of the outstanding notes in your name; or

     - obtain a properly completed bond power from the nominee. The bond power must be signed by you as your name appears on the outstanding notes, and an eligible institution must guarantee the signature on the bond power.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     If you tender your outstanding notes and do not withdraw your tender prior to the expiration date, your tender will constitute an agreement between you and us according to the terms of and subject to the conditions listed in, this prospectus and in the letter of transmittal.

REQUIREMENTS REGARDING DELIVERY

     If you physically deliver the letter of transmittal and other required documents, the exchange agent must receive them at the address listed below under "-- Exchange Agent" prior to the expiration date.

     The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the transactions described above for you.

REQUIREMENTS REGARDING SIGNATURES

     If you sign the letter transmittal, your signature on it, or a notice of withdrawal described below, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or another "eligible institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless:

     - you are the registered owner of the outstanding notes, and you have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - you are an eligible institution.

     If the letter of transmittal is signed by a person other than you, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by you as your name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power. If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should indicate that fact when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

THE AUTOMATED TENDER OFFER PROGRAM

     The exchange agent and The Depository Trust Company have confirmed that any financial institution that is a participant in The Depository Trust Company's system may use The Depository Trust Company's Automated Tender Offer Program to tender their outstanding notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing The Depository Trust Company to transfer the outstanding notes to the exchange agent according to its procedures for transfer. The Depository Trust Company will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by The Depository Trust Company, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - The Depository Trust Company has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of that book-entry confirmation;

     - that participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     - the agreement may be enforced against that participant.

OTHER MATTERS

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in the tender of outstanding notes must be cured within that time as we shall determine. Although we intend to notify holders of defects or irregularities in the tenders of outstanding notes, neither we, the exchange agent nor any other person will be liable for failure to give that notification. Tenders of outstanding notes will not be considered made until these defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - outstanding notes or a timely book-entry confirmation of these outstanding notes into the exchange agent's account at The Depository Trust Company; and

     - a properly completed and properly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

     - The party tendering, or transferring, outstanding notes for exchange notes exchanges, assigns and transfers the outstanding notes to us and irrevocably constitutes and appoints the exchange agent as the transferor's agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged.

     - The transferor represents, warrants and agrees that:

      - it has full power and authority to tender, exchange, assign and transfer the outstanding notes and to acquire exchange notes issuable upon the exchange of the tendered outstanding notes, and that, when the outstanding notes are accepted for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim;

      - it will, upon request, execute and deliver any additional documents considered by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of these outstanding notes on the account books maintained by a book-entry transfer facility; and

      - acceptance of any tendered outstanding notes by us and the issuance of exchange notes in exchange for these outstanding notes will constitute performance in full by us and our subsidiaries guaranteeing the outstanding notes of our obligations under the registration rights agreement.

     - All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

     By signing the letter of transmittal and tendering outstanding notes you will represent to us that, among other things:

     - any exchange notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in and do not intend to engage in, the distribution of the exchange notes;

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, that you acquired as a result of market-making or trading activities, that you will deliver a prospectus, as required by law, regarding any resale of those exchange notes; and

     - you are not an "affiliate," as defined in Rule 405 of the Securities Act of 1933 of Plastipak Holdings, Inc., or if you are an "affiliate," that you will comply with applicable registration and prospectus delivery requirements of the Securities Act of 1933.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account regarding the outstanding notes at The Depository Trust Company for purposes of the exchange offer promptly after the date of this prospectus. If you are a financial institution participating in The Depository Trust Company's system, you may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent's account at The Depository Trust Company according to The Depository Trust Company's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your outstanding notes into the exchange agent's account at The Depository Trust Company or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your outstanding notes but (1) your outstanding notes are not immediately available, (2) you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) you are not able to comply with the applicable procedures under The Depository Trust Company's Automated Tender Offer Program prior to the expiration date, then you may still tender your outstanding notes in the exchange offer if you follow, or cause to be followed, the specified procedures. The procedures are:

     - you make the tender through an eligible institution;

     - prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and properly executed notice of guaranteed delivery by facsimile transmission, receipt confirmed by telephone and an original delivered by guaranteed overnight courier, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

      - listing your name and address, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered;

      - stating that the tender is being made by the notice of guaranteed delivery; and

      - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, (1) the letter of transmittal or a facsimile of it, (2) the outstanding notes or a book-entry confirmation of the transfer and (3) any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives a properly completed and executed letter of transmittal or facsimile of it, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration date. For a withdrawal to be effective:

     - the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses listed below under "-- Exchange Agent"; or

     - you must comply with the appropriate procedures of The Depository Trust Company's Automated Tender Offer Program system.

     A notice of withdrawal must:

     - specify the name of the person who tendered the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the principal amount of these outstanding notes; and

     - where certificates for outstanding notes have been transmitted, specify the name or names in which these outstanding notes were registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

     If you have tendered outstanding notes according to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of these notices, and our determination shall be final and binding on all parties. We will conclude that any outstanding notes properly withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that you have tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after the withdrawal, rejection of tender or termination of the exchange offer. In the case of outstanding notes being tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company according to the procedures described above, these outstanding notes will be credited to an account maintained with The Depository Trust Company for outstanding notes as soon as practicable after the withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

     We have appointed Wells Fargo Bank of Minnesota, National Association, to act as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Registered Mail, Certified Mail, Overnight Delivery or by Hand:
                         Wells Fargo Bank of Minnesota,
                              National Association
                            Corporate Trust Services
                          213 Court Street, Suite 902
                              Middletown, CT 06457

          By Facsimile Transmission (For Eligible Institutions Only):
                         Wells Fargo Bank of Minnesota,
                              National Association
                                  860-704-6219

                             Confirm by Telephone:
                                  860-704-6216

                             For Information Call:
                                  860-704-6216

FEES AND EXPENSES, TRANSFER TAXES

     We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail. We may make, however, additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates. We have not retained any dealer-manager for the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer.

     We will pay the expenses to be incurred under the exchange offer. We estimate that these expenses will be approximately $500,000. They include:

     - registration fee of the Securities and Exchange Commission;

     - fees and expenses of the exchange agent, including the reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses and the trustee;

     - accounting and legal fees;

     - printing costs;

     - transfer taxes, if any, as described below; and

     - related fees and expenses.

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If you tender outstanding notes, however, you will be required to pay any transfer taxes, whether imposed on yourself directly, or any other person, if:

     - certificates representing outstanding notes for principal amounts not tendered or accepted for are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

     - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

     If you do not submit satisfactory evidence of payment of these taxes with the letter of transmittal, then we will bill the amount of these transfer taxes to you.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not tender your outstanding notes in the tender offer, the outstanding notes which you will hold will continue to have transfer restrictions and may be less liquid and more volatile in price.

     If you do not exchange your outstanding notes for exchange notes, your outstanding notes will continue to be subject to restrictions on transfer. In general, outstanding notes may not be offered or sold unless registered under the Securities Act of 1933, except if offered or sold under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act of 1933. In addition, the tender of outstanding notes in the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

ACCOUNTING TREATMENT

     We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the total principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes under the exchange offer. We will capitalize the expenses of the exchange offer and amortize them over the life of these notes.

OTHER

     You are not required to exchange your outstanding notes for exchange notes and to participate in the exchange offer. You should consider carefully whether to accept the offer to exchange the outstanding notes for exchange notes. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

     In the future, we may seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes.

     The net proceeds from the sale of the outstanding notes were approximately $263.2 million after deducting underwriting discounts and other fees and expenses. We used the net proceeds, together with borrowings under our Amended Credit Agreement, to:

     - increase our cash balance by approximately $27.9 million;

     - repay indebtedness outstanding under our former credit facility (including letters of credit) in the aggregate amount of $216.2 million; and

     - repay subordinated notes due March 2009 and notes due at various dates through October 2009, held by former stockholders of Plastipak, in the aggregate amount of $19.1 million.

     Interest under our former credit facility was payable quarterly at a rate that varied from 6.0% to 9.6% at August 20, 2001.

     The subordinated note due March 2009 bore interest at 6.5% per annum, and was payable in monthly installments of approximately $84,000, including interest, with a balloon payment of approximately $9.7 million at maturity.

     The subordinated notes due at various dates through October 2009 bore interest at 6.4% per annum. These notes were payable in monthly installments of approximately $45,000, including interest, with a balloon payment of approximately $6.1 million at maturity.

                                 CAPITALIZATION

     The following table sets forth cash and cash equivalents, our long-term debt and our capitalization at August 20, 2001 and at November 3, 2001. The table should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

     In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive in exchange a like principal amount of outstanding notes. For accounting purposes, the exchange notes will evidence the same debt as the outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and will not be able to be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

                                                                 AUGUST 20,      NOVEMBER 3,
                                                                    2001            2001
                                                                ------------    -------------
                                                                (dollar amounts in thousands)
Cash and cash equivalents...................................      $ 46,460         $ 53,483
                                                                  ========         ========
Long-term debt, including current portion:
  Credit agreement and other secured debt...................      $ 53,587         $ 61,079
  Senior unsecured notes (net of unamortized discount of
     $4,057)................................................       270,943          270,943
  Subordinated notes........................................         1,096            1,040
                                                                  --------         --------
       Total long-term debt.................................       325,626          333,062
                                                                  --------         --------
Common Stock, no par value, 60,000 shares authorized 27,753
  shares issued and outstanding.............................            28               28
Retained earnings...........................................        32,003           32,380
                                                                  --------         --------
       Total stockholders' equity...........................        32,031           32,408
                                                                  --------         --------
       Total capitalization.................................      $357,657         $365,470
                                                                  ========         ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for the three fiscal years ended November 3, 2001 were derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The following selected financial data for the two years ended October 31, 1998 were derived from audited combined financial statements of the predecessor companies, adjusted to reflect the pooling of interests discussed in Note A to our consolidated financial statements. The selected consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus.

                                                                     YEAR ENDED
                                                -----------------------------------------------------
                                                  1997       1998       1999       2000       2001
                                                --------   --------   --------   --------   ---------
                                                            (dollar amounts in thousands)
STATEMENT OF OPERATIONS DATA:
Total revenues................................  $503,689   $565,639   $565,527   $701,872   $809,697
Costs and expenses............................   439,710    501,644    491,009    625,688    708,737
  Gross profit................................    63,979     63,995     74,518     76,184    100,960
Selling, general and administrative
  expenses....................................    43,948     48,352     50,253     50,962     64,757
  Operating profit............................    20,031     15,643     24,265     25,222     36,203
Interest expense..............................    15,063     21,253     26,021     27,028     28,874
Other expense (income)........................    (5,032)    (3,080)    (8,259)    (1,418)    (3,102)
Earnings (loss) before income taxes,
  extraordinary item and change in accounting
  principle...................................    10,000     (2,530)     6,503       (388)    10,431
INCOME TAXES:
  Current.....................................     2,813      1,344      1,685        223      2,111
  Deferred....................................     1,025     (2,585)     1,967     (2,403)     1,173
                                                --------   --------   --------   --------   --------
                                                   3,838     (1,241)     3,652     (2,180)     3,284
Earnings (loss) before extraordinary item and
  cumulative effect of change in accounting
  principle...................................     6,162     (1,289)     2,851      1,792      7,147
Extraordinary item(a).........................        --         --     (3,794)        --         --
Cumulative effect of change in accounting
  principle(b)................................        --         --         --      3,125         --
                                                --------   --------   --------   --------   --------
  Net earnings (loss).........................  $  6,162   $ (1,289)  $   (943)  $  4,917   $  7,147
                                                ========   ========   ========   ========   ========
OTHER FINANCIAL DATA:
EBITDA(c).....................................  $ 54,674   $ 50,848   $ 71,458   $ 68,360   $ 84,099
Ratio of earnings to fixed charges(d), (e)....      1.50x        --       1.21x        --       1.25x
Ratio of net debt to EBITDA(f)................      3.38x      4.45x      3.79x      3.76x      3.32x
Ratio of EBITDA to interest expense...........      3.63x      2.39x      2.75x      2.53x      2.91x

                                                                     YEAR ENDED
                                                -----------------------------------------------------
                                                  1997       1998       1999       2000       2001
                                                --------   --------   --------   --------   ---------
                                                            (dollar amounts in thousands)
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital(g)............................  $ 28,919   $ 32,938   $ 41,872   $ 23,920   $ 32,034
Total assets..................................   312,633    357,786    398,997    421,108    505,055
Total debt....................................   188,392    231,450    278,917    260,200    333,062
Stockholders' equity..........................    33,979     31,081     20,256     25,261     32,408

---------------
(a) An extraordinary loss was recorded as a result of the early retirement of senior subordinated notes and related warrants.

(b) A gain was recorded for a change in accounting principle due to a change in accounting for parts and supplies. Through October 30, 1999, Packaging expensed parts and supplies utilized in its manufacturing facilities. Effective October 31, 1999, these items are inventoried and are charged to expense when used. Due to increased volume of purchases of such items, management believes that this method is preferable and it provides for a better matching of revenues and expenses. The financial statements for years preceding the fiscal year ended October 28, 2000 have not been restated. See Note M to the Consolidated Financial Statements.

(c) EBITDA represents earnings (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined by generally accepted accounting principles), but it is a widely accepted financial indicator of a company's ability to incur and service debt. While commonly used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by our competitors.

(d) The ratio of earnings to fixed charges was computed by dividing earnings
    (loss) by fixed charges. For this purpose, earnings (loss) consists of earnings (loss) before taxes extraordinary item and change in accounting principle plus the portion of rents representative of the interest factor, interest expense and capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), the portion of rent expense that is representative of the interest factor, and amortization of debt discount and issuance costs.

(e) For the years ended October 28, 2000 and October 31, 1998, earnings were inadequate to cover fixed charges by $1,631 and $2,530, respectively.

(f) Net debt equals total debt less cash and cash equivalents.

(g) Working capital represents current assets less cash and cash equivalents minus current liabilities less short-term debt and current portion of long-term debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis should be read in conjunction with the consolidated financial statements and the accompanying notes. Please refer to the "Risk Factors" section for a summary of factors that could cause actual results to differ materially from those projected in a forward-looking statement. As you read the material below, we urge you to carefully consider our financial statements and related information provided herein.

     All statements other than statements of historical fact included in this prospectus, including statements regarding our future financial position, economic performance and results of operations, as well as our business strategy, budgets and projected costs and plans and objectives of management for future operations are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, without limitation, risks associated with our Brazilian operations, the risk that the implementation of our SAP enterprise software will not be completed on time or in accordance with our budget, competition in our product categories, including the impact of possible new technologies, our high degree of leverage and substantial debt service obligations, the restrictive covenants contained in instruments governing our indebtedness, changes in the economies of the United States and foreign countries that may result from the attacks on the World Trade Center and the Pentagon, our exposure to fluctuations in resin and energy prices, our dependence on significant customers and the risk that customers will not purchase our products in the amounts we expect, our dependence on key management and our labor force and the material adverse effect that could result from the loss of their services. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph.

                             RESULTS OF OPERATIONS

     We report our results of operations on the basis of a 52-53 week period. Our fiscal year end is the closest Saturday to October 31 each year. The fiscal year ended November 3, 2001 was 53 weeks long. The prior fiscal years ended October 28, 2000, October 30, 1999 and October 31, 1998 were 52 weeks long.

     Listed in the table below are our revenues and related percentages of revenue for the years ended November 3, 2001 and October 28, 2000. Our historic revenue growth has been achieved organically due to increased business with new and existing customers, as well as the recent effect of purchasing additional corrugated packaging and labels and reselling them to our customers to satisfy their packaging needs.

                                                                   CONSOLIDATED REVENUE BY
                                                                      PRODUCT CATEGORY
                                               ---------------------------------------------------------------
                                                  YEAR ENDED             YEAR ENDED             YEAR ENDED
                                                  NOVEMBER 3,            OCTOBER 28,            OCTOBER 30,
                                                     2001                   2000                   1999
                                               -----------------      -----------------      -----------------
                                                                (dollar amounts in thousands)
Carbonated and non-carbonated beverage
  revenue..................................    $373,091     46.1%     $320,987     45.7%     $272,897     48.3%
Consumer cleaning revenue..................     233,223     28.8       187,966     26.8       116,162     20.5
Food and processed juices revenue..........     109,892     13.6       104,728     14.9        94,216     16.7
Industrial, automotive and agricultural
  revenue..................................      45,280      5.6        34,531      4.9        36,779      6.5
Health, personal care and distilled spirits
  revenue..................................      11,089      1.4        12,498      1.8        10,819      1.9
Other revenue(a)...........................      37,122      4.5        41,162      5.9        34,654      6.1
                                               --------    -----      --------    -----      --------    -----
TOTAL REVENUE..............................    $809,697    100.0%     $701,872    100.0%     $565,527    100.0%
                                               ========    =====      ========    =====      ========    =====

---------------
(a) Other revenue includes Clean Tech (recycling), Whiteline (transportation and logistics) and other miscellaneous sources of revenue.

YEAR ENDED NOVEMBER 3, 2001 COMPARED TO YEAR ENDED OCTOBER 28, 2000

     REVENUE

     Revenue increased 15.4% to $809.7 million for the year ended November 3, 2001. Excluding $37.1 million of other revenue and approximately $82.7 million of revenue from corrugated box and label sales to Procter and Gamble, revenue generated by unit sales increased 9.8% to $689.9 million for the year ended November 3, 2001. Unit sales for the year ended November 3, 2001 increased 12.6% to approximately 6.5 billion units from the year ended October 28, 2000. Revenue increased at a slower pace than unit sales primarily due to decreases in the cost of resin. Decreases in the cost of resin were passed on to our customers in corresponding lower product prices. The increases in revenue and unit sales are due to a number of factors:

     - Carbonated and non-carbonated beverage revenue increased 16.2% to $373.1 million. Additional growth was driven by increased demand for water containers along with new business commitments in the Northeast. Also, we continue to develop the plastic beer bottle market with increased sales to several regional breweries.

     - Consumer cleaning revenue increased 24.1% to $233.2 million. The increase in revenue was attributable to our sales of corrugated boxes and labels to Procter & Gamble. Procter & Gamble previously purchased corrugated boxes and labels from another supplier, but requested in June 2000 that we begin to sell these materials to them in order to streamline their production process. As a result, we now ship our plastic containers to Procter & Gamble in corrugated boxes with labels in place. Procter & Gamble simply fills and caps the containers, seals the cartons and ships the filled containers to their customers. We began this arrangement with Procter & Gamble by purchasing their existing inventory of corrugated boxes and labels, and we now purchase these items from vendors approved by Procter & Gamble. The prices we charge Procter & Gamble include an amount to cover our costs of boxing and labeling the plastic containers we sell them. We estimate that $82.7 million of consumer cleaning revenue in 2001 was attributable to this new arrangement with Procter & Gamble, which represented a $50.3 million increase of revenue from this arrangement over fiscal 2000. If the effect of sales of corrugated boxes and labels to Procter & Gamble were excluded for both 2001 and 2000, consumer cleaning revenue would have declined by approximately $5.5 million. In addition, the increased consumer cleaning revenue related to the sales of corrugated boxes and labels to Procter and Gamble in 2001 was partially offset by decreased unit sales of 2.1% from the prior period primarily related to reduced volume with one customer and the effect of lower resin costs.

     - Food and processed juices revenue increased 4.9% to $109.9 million. This growth is attributable to increased business in juice-type products, pourable dressings, and squeezable mayonnaise containers. These volume gains were partially offset by the divestiture of volume previously supplied to Sunny Delight.

     - Industrial, agricultural and automotive revenue increased 31.1% to $45.3 million. This increase was driven by growth primarily from F Style gallons, motor oil quarts and our proprietary Handi-Grip container.

     - Health, personal care and distilled spirits revenue decreased 11.3% to $11.1 million. This decrease is attributable to reduced business activity with customers within this product category and a shift to smaller, lower priced packages within our product mix.

     - Other revenue decreased 9.8% to $37.1 million. This decrease is attributable to less project revenue with existing customers.

GROSS PROFIT

     Gross profit increased 32.5% to $100.9 million for the year ended November 3, 2001. The increase in gross profit resulted primarily from higher unit sales volume as compared to the prior year period. Gross profit increases were also the result of improved manufacturing reliability and throughput in fiscal 2001. In addition, current process redesign initiatives generated increased gross profit.

     Gross profit as a percent of revenue improved to 12.5% from 10.9% in the prior period. The improvement in gross profit as a percent of revenue was partially due to lower resin costs which decreased revenue without decreasing associated gross profit. Gross profit as a percent of revenue was also improved by increased gross profit generated by current process redesign initiatives. Increases in gross profit as a percent of revenue were partially offset by $50.3 million of additional sales of corrugated boxes and labels to Procter and Gamble. These sales did not increase gross profit and therefore negatively affected gross profit as a percent of revenue.

     Our primary raw materials consist of PET and HDPE resins. Although our revenue is affected by fluctuations in resin prices, our gross profit is, in general, substantially unaffected by these fluctuations. Industry practice and contractual arrangements with our customers permit price changes to be passed through to customers by means of generally corresponding changes in product pricing. As a result, we have in the past experienced revenue changes without corresponding changes in gross profit.

     Looking forward, we expect gross profit to remain at current levels. However, gross profit as a percent of revenue will continue to fluctuate as our product prices rise and fall in relation to corresponding changes in the cost of resin.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses increased 27.1% to $64.8 million for the year ended November 3, 2001. As a percentage of revenue, selling, general and administrative expenses increased to 8.0% in the year ended November 3, 2001 from 7.3% in the year ended October 28, 2000. The increase was related to non-recurring charges including expenses related to the SAP implementation and an increase in our reserve for doubtful accounts by approximately $2.0 million related to our operations in South America. The increase was also the result of higher spending on property taxes, state and local taxes, deferred salary continuation, legal expenses and employee wages.

INTEREST EXPENSE

     Interest expense increased by 6.8% to $28.9 million. The increase was due to an increase in our working capital borrowings required to support our revenue growth. The increase was also due to the sale on August 20, 2001 of $275.0 million of the outstanding notes. The average interest rate for the year ended November 3, 2001 was approximately 9.44% compared to an average interest rate of approximately 8.38% for the prior period.

OTHER (INCOME) AND EXPENSE

     Other income increased to $3.1 million principally due to improvement in foreign currency exchange rates.

INCOME TAXES

     Our tax provision for 2001 was $3.2 million, which represents an effective tax rate for fiscal 2001 of 31.5%. This compares to a tax benefit of $2.2 million, which represents an effective tax rate of 563% in fiscal 2000. The effective tax rates for both periods were reduced by utilization of research and experimentation tax credits that we determined were applicable to our operations in fiscal 2000.

NET EARNINGS

     Net earnings increased $2.2 million from net earnings of $4.9 million for the year ended October 28, 2000 to net earnings of $7.1 million for the year ended November 3, 2001. This increase is largely due to increased gross profit generated by additional sales unit volume and reduced manufacturing costs and improved performance.

YEAR ENDED OCTOBER 28, 2000 COMPARED TO YEAR ENDED OCTOBER 30, 1999

     REVENUE

     Overall revenue increased 24.1% to $701.9 million for the year ended October 28, 2000. This increase is primarily attributable to an increase of approximately 10% in unit volume while average resin prices significantly increased. Specifically, our revenue by product category was as follows:

     - Carbonated and non-carbonated beverage revenue increased 18% to $321.0 million. This growth is attributable to additional business from Beverage Associates Cooperative, Dr Pepper and Pepsi.

     - Consumer cleaning revenue increased 62.0% to $188.0 million. The increase in revenue was attributable primarily to our sales of corrugated boxes and labels to Procter & Gamble, which we began to sell Procter & Gamble in June 2000 in order to streamline their production process, as discussed above. We now ship our plastic containers to Procter & Gamble in corrugated boxes with labels in place. Procter & Gamble simply fills and caps the containers, seals the cartons and ships the filled containers to their customers. We estimate that $32 million of our increased revenue for 2000 was attributable to this new arrangement with Procter & Gamble. Additional growth was gained by incremental volume increases with Procter & Gamble and Reckitt Benckiser.

     - Food and processed juices revenue increased 11.0% to $104.7 million. This growth is attributable to increased business with AC Humko, Ken's Foods and Kraft Foods. Additional volume was gained through earning new business with Marzetti.

     - Industrial, automotive and agricultural revenue decreased 6.0% to $34.5 million. This decrease is attributable primarily to a weak antifreeze market during the year.

     - Health, personal care and distilled spirits revenue increased 16.0% to $12.5 million. This growth is attributable to additional volume with Johnson & Johnson and Procter & Gamble.

     GROSS PROFIT

     Gross profit for the year ended October 28, 2000 increased $1.7 million to $76.2 million from the year ended October 30, 1999. This increase in gross profit resulted primarily from the higher unit sales volume as compared to the prior year period. The increase in gross profit was not in line with our 10% increase in unit volume. The increase in gross profit was partially offset by $4.5 million of additional material scrap over the prior year period related to the introduction of new products. The increase in gross profit was also reduced by $1.0 million of additional transportation costs over the prior year.

     Gross profit as a percent of revenue decreased to 10.9% as compared to 13.2% in the prior period. The decrease is partially the result of significant increases in the cost of resin from the prior period. The decrease is also the result of approximately $32.4 million of revenue generated from the sale of corrugated boxes and labels to Procter and Gamble with no contribution to gross profit. In addition, the decrease in gross profit as a percent of revenue was also caused by the additional material scrap, introduction of new products and increased transportation costs over the prior year period.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses increased 1.4% to $51.0 million in fiscal 2000. As a percentage of revenue, selling, general and administrative expenses decreased to 7.3% from 8.9% due to increased economies of scale in our business.

     INTEREST EXPENSE

     Interest expense increased 3.9% to $27.0 million. This increase is primarily due to an increase in interest rate during the period.

     OTHER (INCOME) EXPENSE

     Other income decreased 83.1% to $1.4 million for fiscal 2000. This resulted primarily from the realization of an approximate $1.3 million loss from currency devaluation versus a currency gain in fiscal 1999 of $5.9 million.

     INCOME TAXES

     Our tax benefit for 2000 was $2.2 million, which represents an effective tax rate of 563%. This compares to a tax provision of $3.7 million that represents an effective rate of 56% for fiscal 1999. The effective tax rate for 2000 was reduced by utilization of research and experimentation tax credits that we determined were applicable to our operations in fiscal 2000. The effective tax rate for 1999 was increased primarily as a result of the termination of an S corporation election, offset in part by S corporation and partnership income that was not subject to tax and the effect of non-deductible items.

     CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES

     Through October 30, 1999, we expensed parts and supplies utilized in our manufacturing facilities. Effective October 31, 1999, these items are inventoried and are charged to expense when used. Due to the increased volume of purchases of such items, management believes that this method is preferable and it provides for a better matching of revenue and expenses. For these reasons, the after-tax cumulative effect of changes in accounting principles was $3.1 million in fiscal 2000.

     NET EARNINGS (LOSS)

     Net earnings increased from a net loss of $0.9 million to net earnings of $4.9 million for fiscal 2000. The increase is primarily due to an improvement in operating profit of $1.0 million and changes in accounting principle of $3.1 million.

YEAR ENDED OCTOBER 30, 1999 COMPARED TO YEAR ENDED OCTOBER 31, 1998

     REVENUE

     Revenue in the fiscal year ended October 30, 1999 was relatively flat compared to revenue for the period ending October 31, 1998. This was a result of material resin price decreases that we passed on to our customers, according to the terms of our contracts. Unit revenue sales actually increased by 1.1% for the fiscal year ending October 30, 1999 versus October 31, 1998. During the year, we reorganized our water, dairy and juice product category. Specifically, we included water and dairy in carbonated and non-carbonated beverage and included juices in food and processed juices. This relatively flat revenue is attributable to a number of factors including an increase of approximately 1% in unit volume while average resin prices declined. Specifically, our revenue by product category was as follows:

     - Carbonated and non-carbonated beverage revenue remained relatively flat increasing 1.4% to $272.9 million. This modest growth is attributable to moving some of our dairy business into this product category. This increase was mostly offset by a revenue decrease in Brazil.

     - Consumer cleaning revenue increased by 35.4% to $116.2 million. The increase is attributable primarily to moving the trigger spray revenue from the health, personal care and distilled spirits category. The increase was also attributable to additional business with Clorox and Proctor & Gamble.

     - Food and processed juices revenue increased by 28.7% to $94.2 million. This growth is attributable to moving some of our dairy business into this category.

     - Industrial, automotive and agricultural revenue decreased by 5.4% to $36.8 million. This decrease is attributable primarily to unfavorable weather conditions which reduced antifreeze sales.

     - Health, personal care and distilled spirits revenue decreased by 56.5% to $10.8 million. This decrease is attributable to moving our trigger spray business into the consumer cleaning category.

     GROSS PROFIT

     Gross profit for the year ended October 30, 1999 increased $10.5 million to $74.5 million. Gross profit as a percent of revenue improved to 13.2% as compared to 11.3% in the prior period. This increase in gross profit primarily resulted from improvements in manufacturing reliability and process improvements. Improvements in the profitability of our Brazilian operations also contributed to the improvement in our overall gross profit.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses increased 3.9% to $50.3 million for the year ended October 30, 1999. As a percent of revenue, selling, general and administrative expenses increased to 8.9% from 8.5% due to the impact of reduced revenue as a result of the above resin price decrease pass throughs to our customers.

     INTEREST EXPENSE

     Interest expense increased 22.4% to $26.0 million. The increase resulted from an increase in outstanding debt used to support additional inventory and purchase of equipment.

     OTHER (INCOME) EXPENSE

     Other income increased 168.1% to $8.3 million for fiscal 1999. This resulted primarily from a currency gain of $5.9 million for fiscal 1999 versus a currency loss of $0.3 million in 1998.

     INCOME TAXES

     Our tax expense for 1999 was $3.7 million, which represents an effective tax rate of 56%. This compares to a tax benefit of $1.2 million that represents an effective tax rate of 49%. The increase in the expense for 1999 was primarily a result of the termination of an S corporation election, offset, in part, by S corporation and partnership income that was not subject to tax, and non-deductible items.

     EXTRAORDINARY ITEM

     In fiscal 1999, an extraordinary after-tax loss of $3.8 million was incurred as a result of early retirement of senior subordinated notes and related warrants.

     NET EARNINGS (LOSS)

     Net loss decreased from a net loss of $1.3 million in fiscal 1998 to a net loss of $0.9 million for fiscal 1999. The decrease in net loss was largely due to improvements in operating profit and increases in other income.

                              FINANCIAL CONDITION

     We intend to expand our business, both domestically and internationally. We have a significant amount of debt-borrowing capacity for continued growth of our business. Past expenditures have been used to maintain equipment and expand capacity for revenue growth. These expenditures were funded with cash flow from operations, bank debt and additional operating leases. Future capital expenditures will be used in the same manner as past expenditures.

     As part of our process redesign initiatives, we are investing heavily in information systems, process management and training. In addition, we expect to complete the implementation of SAP enterprise software in fiscal 2002. We expect to spend from $10 to $15 million in the aggregate on these projects, which are anticipated to result in approximately $15 million in annual cost savings by 2004. During fiscal 2001, we spent approximately $56 million to cover the capital requirements of our operations.

     We are using technology that will allow us to pursue opportunities in the beer, condiments, sauce and beverage markets. South America provides significant opportunities with our current customer base. Our largest customer in Brazil, AmBev, is also the largest brewer in South America.

     Our overall financial condition improved during fiscal 2001. We had positive cash flow from operations of $43.8 million, which in part funded our capital expenditures of approximately $56.0 million. The remaining balance of capital expenditures was covered by financing activities.

                                  SEASONALITY

     The carbonated soft drink (CSD) and, to a lesser extent, the other beverage portions of our business are highly seasonal, with peak demand during warmer summer months, and reduced demand during the winter. We normally add temporary staff and build inventory of products for our CSD and water customers in anticipation of seasonal demand in the quarter preceding the summer.

                                   INFLATION

     We use large quantities of plastic resins in manufacturing our products. These resins accounted for approximately one-third of our cost of goods sold in fiscal 2001, and are subject to substantial price fluctuations resulting from shortages in supply and changes in the prices of natural gas, crude oil and other petrochemical products from which these resins are produced. We generally enter into three-year agreements with our resin suppliers, and our purchases of raw materials are subject to market prices and inflation.

                      EFFECT OF CHANGES IN EXCHANGE RATES

     In general, our results of operations are partially affected by changes in foreign exchange rates. We invoice our Brazilian customers in the Brazilian Real. A portion of those invoices is pegged to the U.S. exchange rate. As a result, subject to market conditions, a decline in the value of the U.S. dollar relative to the Brazilian Real can have a favorable effect on our profitability. Conversely, an increase in the value of the dollar relative to the Brazilian Real can have a negative effect on our profitability. Exchange rate fluctuations had a material effect on the results of operations for the fiscal year ended October 30, 1999, resulting in a gain of $5.9 million.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

FOREIGN EXCHANGE CONTRACTS

     At November 3, 2001, we had no material foreign exchange contracts. We do not enter into foreign exchange contracts for trading or speculative purposes.

SHORT-TERM AND LONG-TERM DEBT

     We are exposed to interest rate risk primarily through our borrowing activities. Our policy has been to utilize United States dollar denominated borrowings to fund our working capital and investment needs. Short-term debt, if required, is used to meet working capital requirements, while long-term debt is generally used to finance long-term investments. There is inherent rollover risk for borrowings as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable because of the variability of future interest rates and our future financing requirements.

     We do not enter into financial instrument transactions for trading or other speculative purposes or to manage interest rate exposure.

                         INFORMATION SYSTEMS INITIATIVE

     We have completed an evaluation and assessment of our business systems and processes in calendar year 2000 that involved 75 internal staff members and an external consulting resource. The two major activities of this evaluation included an internal effort to redesign our business practices through an initiative called "Process Redesign," and a comprehensive project to evaluate SAP enterprise resource planning software and functionality. As a result of these evaluations, we decided to purchase and install this industry leading manufacturing and distribution software solution. At the end of fiscal 2001, we had 61 employees and consultants working on the SAP project, down from 86 at the end of July 2001. As of early January 2002, we have completed implementation of SAP in 6 of our North American operations. The project is scheduled to be completed in fiscal 2002. We have incurred expenses of approximately $7.0 million to purchase, test and install SAP hardware and software. We expect to incur $1.5 million of additional expenses in fiscal year 2002 to test and install SAP software.

                        LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided from operating activities decreased 42.0% to $43.8 million from the fiscal year ended October 28, 2000 to the fiscal year ended November 3, 2001. The decrease is primarily the result of net working capital and other asset and liability changes. The increase in working capital resulted primarily from decreases in accounts payable and accounts receivable. The reductions were partially offset by improved operating performance with net earnings increasing $2.2 million from fiscal 2000. The decrease was also offset by an increase in depreciation and amortization of $2.5 million from fiscal 2000. The reduction was also offset by increased deferred tax expense of $2.0 million from fiscal 2000. For the fiscal years 2000, 1999, and 1998 net cash generated from operations was $75.6, $24.7, and $25.2 million, respectively. The increase in 2000 was primarily the result of net working capital and other asset and liability improvements that increased net cash $46.3 million from 1999.

     Net cash used in investing activities was $52.8 million and $55.7 million for fiscal 2001 and 2000, respectively. Investing activities were primarily attributed to the acquisition of property and equipment. For the years ended November 3, 2001 and October 28, 2000, property and equipment acquisitions were $56.0 and $58.0 million, respectively. For the fiscal years 2000, 1999, and 1998 net cash used in investing activities was $55.7, $38.1, and $63.6 million, respectively. Investing activities were primarily attributed to the acquisition of property and equipment. In 2000, 1999, and 1998 property and equipment acquisitions were $58.0, $61.0, and $65.1 million, respectively.

     Net cash (used in) provided from financing activities was $59.1 and $(25.0) million for the years ended November 3, 2001 and October 28, 2001, respectively. In the year ended November 3, 2001, net cash provided from borrowings was partially used to finance property and equipment acquisitions. The remaining net cash provided from borrowings will be used to finance property and equipment acquisitions in fiscal year 2002. In the year ended October 28, 2000, cash was used to pay $15.4 million in long-term obligations and $7.0 million of borrowings under the revolving credit facility. For the fiscal years 2000, 1999, and 1998 net cash (used in) provided from financing activities was $(25.0), $16.9, and $39.4 million, respectively. In 2000, cash was used to pay $15.4 million of long-term obligations, $7.0 million of revolving credit facility debt, and pay capitalized loan costs of $2.6 million. In 1999 and 1998, net cash provided from borrowings was used to finance property and equipment acquisitions.

     On August 20, 2001, we sold an aggregate total principal amount of $275 million of outstanding notes to qualified institutional buyers. The notes have a maturity date of 2011, and we have the option to redeem all or a portion of the notes at any time on or after September 1, 2006. The proceeds from these notes were used to pay off existing debt. Interest under the notes is 10.75% per annum and is payable on September 1 and March 1 of each year. The indenture under which the notes were issued places restrictions on our ability to declare or pay dividends, purchase or acquire equity interests of Plastipak, and retire indebtedness that is subordinate to the notes. The notes also have covenants that place restrictions on the incurrence of debt, the issuance of stock, and granting of liens.

     On August 20, 2001, in conjunction with the sale of the outstanding notes, we entered into an Amended Credit Agreement which allows us to borrow up to $150 million, subject to a borrowing base consisting of 85% of eligible domestic accounts receivable, 65% of the value of eligible domestic inventory and 50% of the value of domestic property, plant and equipment. The Amended Credit Agreement has a five-year term. Interest under the Amended Credit Agreement is payable at 200 to 350 basis points per annum over Eurodollar or at prime rates, as we select. The Amended Credit Agreement is secured by substantially all of our assets, including pledges of the stock of Plastipak and all of its material foreign subsidiaries. Packaging, Whiteline, Clean Tech, and TABB are the borrowers and guarantors under the Amended Credit Agreement and Plastipak guarantees obligations under the Amended Credit Agreement. As of November 3, 2001, $53.1 million in letters of credit were outstanding under the Amended Credit Agreement and we had $96.9 million available for borrowing.

     Looking forward, we have the following short-term and medium-term capital needs. We will need between $4.0 and $5.0 million of additional capital to expand our new facility in Manaus, Brazil and add machinery and equipment. The expansion is necessary to qualify for tax-free benefits within the tax free trade zone in which our new facility is located. We estimate that our existing operations in Brazil will require between $5.0 to $7.0 million in working capital to cover seasonal increases in inventory that will be required during the Brazilian winter months. Our overall capital expenditure budget for each of fiscal 2002 and 2003 is approximately $60 million, a majority of which is expected to be discretionary capital expenditures. We expect to finance all of our capital expenditures with operating cash flows and to cover any shortfalls with borrowings under the Amended Credit Agreement.

     Based on our current level of operations and anticipated cost savings and operating improvements, we believe that cash flow from operations and available cash, together with available borrowings under the Amended Credit Agreement, will be adequate to meet our future liquidity needs for at least the next few years. As of November 3, 2001, we had $44.5 million in short-term highly liquid securities. We expect to use the short-term securities for capital expenditures in 2002. It is possible, however, that our business will not generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will not be realized or that future borrowings will not be available under the Amended Credit Agreement in an amount sufficient to enable us to service our indebtedness, or to fund our other liquidity needs. In addition, we may not be able to refinance any of our indebtedness, including the Amended Credit Agreement and our outstanding and exchange notes when they mature, on commercially reasonable terms or at all. See "Risk Factors."

                                    BUSINESS

     Plastipak Holdings, Inc. ("Plastipak") is a privately held Michigan corporation that was formed in 1998 to act as a holding company for several related companies. On October 30, 1999, Plastipak acquired all of the equity interests in Plastipak Packaging, Inc. ("Packaging"), Whiteline Express, Ltd. ("Whiteline"), Clean Tech, Inc. ("Clean Tech") and TABB Realty, LLC ("TABB"), and a portion of the equity interests of Plastipak Packaging do Brasil, Ltda ("Plastipak Brazil"), through a reorganization (the "Reorganization"). Packaging, our principal operating company whose business commenced operations in 1967, designs and manufactures rigid plastic containers, and was incorporated in Delaware in 1982. Packaging also owns the remainder of Plastipak Brazil. Whiteline is a trucking company which serves our transportation and logistics needs, and was incorporated in Delaware in 1982. Clean Tech, a plastics recycling operation, provides a source of clean, high quality post-consumer recycled plastic raw material, and was incorporated in Michigan in 1989. TABB owns real estate and leases it to Packaging and Clean Tech. Plastipak Brazil produces injection-molded plastic preforms, blow molds rigid plastic packaging in Paulinia and is expanding into Manaus. Plastipak Brazil also maintains a sales office in Buenos Aires, Argentina. Other than Plastipak Brazil and its subsidiaries, all of the Plastipak group of companies are headquartered in Plymouth, Michigan.

     Plastipak is a leading manufacturer of plastic packaging containers for many of the world's largest consumer products companies. During fiscal 2001, we manufactured and distributed approximately 6.5 billion containers worldwide for over 500 customers. In North America, we are the exclusive supplier of plastic containers to Procter & Gamble for heavy-duty, liquid laundry detergents and the largest supplier of plastic containers to Kraft Foods for their salad dressings, barbecue sauces and grated cheeses. We are recognized by our customers as an innovator in blow-molded package design and manufacturing, and we have obtained over 80 U.S. patents, many of which are registered in foreign countries, for our state-of-the-art, package-manufacturing processes. For almost 35 years, we have worked as a strategic partner with our customers in the early stages of their new marketing initiatives. We provide integrated transportation and logistics services, and satisfy our customers' needs for recycling, reliability and dependability in plastic packaging. For the year ended November 3, 2001, our revenue was $809.7 million, our earnings before extraordinary item and cumulative effect of change in accounting principle were $7.1 million and our EBITDA was $84.1 million.

     The Freedonia Group estimates that the current U.S. plastic container industry is over $10.0 billion in revenue. From 1989-1999, Freedonia estimates the U.S. plastic container industry grew at a rate of 7.0%, compared to an estimated rate of 2.7% for the overall packaging industry. As a beneficiary of this trend, we have increased our revenue between 1997 and 2001 at a CAGR of approximately 12.6%, exceeding the above industry averages. Further, all of our revenue growth has been organic. Over the next ten years, continued conversion to plastic bottles is expected to result in an annual growth rate of 5.0% for the plastic container industry, compared to an annual growth rate of 3.4% for the overall packaging industry. This continued superior growth is being driven by the advantages of plastic over glass and metal (e.g., weight, strength and shatter resistance), customer preferences for plastic and technological advances. We believe that we are well positioned to capitalize on the conversion trend and to increase our market share in our product categories.

     We locate our manufacturing plants near the filling sites of our key customers. In addition to our track record of innovative design, superior customer service and low-cost manufacturing processes, the proximity of our locations to our key customers helps us retain our major customers. To meet the demand of our diverse customer base, we operate ten plants in the United States. The total square footage of our manufacturing and warehousing in the United States is approximately five million square feet. Our expansion in Brazil has given us additional customer service capability and access to South America's rapidly expanding plastic packaging market. We plan to use our relationships with key customers to create new opportunities in North and South America.

                                    OVERVIEW

     Because our broad range of product lines serves customers in diverse industries and geographic regions, we believe our revenue and cash flow are relatively predictable, reducing our exposure to market or economic fluctuations. We have increased revenue organically between 1997 and 2001 at a CAGR of approximately 12.6%. To support our revenue growth, we have invested more than $200.0 million in facilities, machinery and equipment over the last five years. We believe our commitment to investing in state-of-the-art facilities, machinery and equipment has resulted in significant additional capacity to serve our customers' needs, and enables us to produce plastic containers at competitive prices.

     In 1999, we initiated a continuous effort to redesign business processes to reduce waste and non-value added costs. Our recent results of operations reflect a strong gross profit improvement. In fiscal 2001, our gross profit improved by $24.7 million over fiscal 2000. This improvement is substantially the result of the implementation of process redesign initiatives and reliability improvements in our manufacturing facilities. We believe we will continue to improve operating margins through further development and implementation of process redesigns.

     In the year ended November 3, 2001, 70% of our revenue was generated by our top ten customers, eight of whom are under contracts having terms of between one and five years. These contracts, however, may be terminated earlier by the customer or ourselves under certain circumstances. Terms and conditions of our customer contracts vary, but in general the contracts are requirements contracts that do not obligate the customer to purchase any given amount of product from us.

     Our primary raw materials consist of PET and HDPE resins. Although revenue is affected by fluctuations in resin prices, our gross margin is, in general, substantially unaffected by these fluctuations. Industry practice and contractual arrangements historically have permitted us to pass price increases through to our customers by means of corresponding changes in product pricing. As a result, we believe that our gross profits are relatively insulated from resin price fluctuations.

     We design, manufacture and distribute plastic containers in five product categories:

     - carbonated and non-carbonated beverage;

     - consumer cleaning;

     - food and processed juices;

     - industrial, automotive and agricultural; and

     - health, personal care and distilled spirits.

     We have experienced the most significant growth in our food and processed juices and in our carbonated and non-carbonated beverage categories.

                             OUR PRODUCT CATEGORIES

CARBONATED AND NON-CARBONATED BEVERAGE

     We are a leader in the beverage packaging industry. Our carbonated and non-carbonated beverage business has continued to grow, as plastic has continued to make inroads in replacing other packaging materials. This product category includes carbonated soft drinks ("CSD"), bottled water, milk, cold-filled juices and beer. We have seen significant growth in non-CSD demand for PET bottles, which are clear and light-weight, and have become the standard for the premium bottled water industry. We are one of the largest suppliers of PET bottles used for Pepsi's Aquafina and Dr Pepper's Deja Blue water.

     We are also a leading producer of bottles for the CSD industry, where production complexity is relatively low and production runs are relatively long. We are a leading supplier to Pepsi Cola Bottlers of PET bottles for all of its Pepsi brands, including Pepsi, Diet Pepsi and Mountain Dew. Our other large CSD customers include AmBev (South America's largest brewer), Beverage Associates (Cadbury Beverages), Dr Pepper/Seven Up Bottling Group, and National Beverage.

     We are poised to move into a newly emerging market for plastic beer bottles. The beer industry is particularly brand conscious, relying on distinctive packaging and labeling to establish brand identity. In venues such as sports arenas, amusement parks, outdoor theaters, pools and beaches where breakage is a concern, plastic bottles with improved barrier technology offer beer bottlers the opportunity to maintain brand identity and product quality. We are the first manufacturer to have licensed and installed a plasma coating system (a barrier technology), in both the U.S. and Brazil, and are currently producing bottles for three micro-breweries in the U.S. and for Isenbeck, a large beer bottler in Argentina. We create the plasma coating by injecting acetylene (a food safe gas) into the bottle. When energy is added to the gas, through microwaves, the gas is converted into a plasma state, and the particles collide with the inner walls of the bottle. The sudden loss of energy as the particles hit the walls causes the material to immediately return to the solid state, thus creating a plasma coating on the inside of the bottle. We expect continued improvements in this barrier technology will lead to a progressively larger portion of the 50 billion U.S. single serving beer market converting from glass to plastic. In total, carbonated and non-carbonated beverage container sales accounted for 46.1% of our revenue for the year ended November 3, 2001.

CONSUMER CLEANING

     Procter & Gamble and Reckitt Benckiser are among our largest customers in this product category. We are the sole supplier for all of Procter & Gamble's branded heavy-duty, liquid laundry detergent containers in North America, including Tide, Cheer, Era and Gain. We also supply containers for various household products, such as Procter & Gamble's Bounce and Febreeze and Reckitt's Lysol, Spray'n Wash and Electrasol. We partner with many of our customers to create distinctive containers such as Procter & Gamble's award-winning 300-oz. Tide dispenser bottle launched in 2000. We have long been an industry leader in developing new proprietary plastic packaging for consumer cleaning products. In 1984, also with Procter & Gamble, we developed the system for applying the "Drip Proof" spout for Tide liquid laundry detergent. We also use many of our patents for value-added features such as in-mold labeling, where a plastic or paper brand label is molded into and becomes part of the actual plastic container in a single process, replacing glued-on, post-manufacture labeling. We use a sophisticated preferential heating process to produce oval PET bottles suitable for trigger spray applications, a product with growing popularity among consumers. We are pursuing significant growth opportunities associated with the continued conversion to HDPE and PET packaging of household cleaners. We continue to grow as liquid detergents, which are primarily packaged in plastic, capture market share from powdered detergents, which are primarily packaged in cardboard. Consumer cleaning container sales provided 28.8% of our revenue for the year ended November 3, 2001.

FOOD AND PROCESSED JUICES

     We produce both HDPE and PET containers for customers in the food industry, with a focus on customers for whom proprietary packaging designs are critical to product identification and distinction. AC Humko, Everfresh, Ken's Foods, Kraft Foods, The Kroger Company, Marzetti and Tropicana are among our primary customers in this product category. We are the largest supplier of plastic containers to Kraft Foods in North America for their salad dressings, 10 and 18-oz.

squeeze mayonnaise and Miracle Whip, barbecue sauces and grated cheeses. We also produce plastic containers for such popular processed foods as coffee creamers, relishes and vegetable oils.

     From 1997 through 2001, we grew our food and processed juices revenue at a CAGR of 15.4%. This substantial growth has been driven by the continuing conversion from metal, glass and paper containers to plastic bottles, as the superior functionality, safety and improving economics of plastic became more apparent, and as consumer preference for plastic packaging continued to grow. PET squeeze bottles for such condiments as salad dressing and mayonnaise have proven extremely popular with consumers who are willing to pay a premium for the added convenience that plastic provides.

     We are increasing our activity and presence in the production of PET bottles required for the hot-fill packaging of shelf-stable juices and juice drinks. The hot-fill process, in which bottles are filled at between 180 to 190 degrees Fahrenheit to kill bacteria, permits the shipment and display of juices and juice drinks without refrigeration. The manufacturing process for hot-fill PET packaging is significantly more demanding than that used for cold-fill beverage containers, and typically involves slower processing speeds, greater shape complexity and closer production integration with customers. We believe our patented EXI-PAK technology will enable us to economically create multi-layer preforms for blow molding hot-fill containers with added barrier protection. Food and processed juices container sales accounted for 13.6% of our revenue in the year ended November 3, 2001.

INDUSTRIAL, AUTOMOTIVE AND AGRICULTURAL

     Castrol, Equilon, Exxon/Mobil, Old World Industries (Peak), Pennzoil/Quaker State and Turtle Wax are among our major customers in this product category. To increase our product diversity, we have targeted end markets in this product category, including motor oil, antifreeze, windshield washer fluid and other specialty automotive aftermarket products. We also supply containers for BEHR deck cleaners and BASF chemical products. Industrial, automotive and agricultural container sales generated 5.6% of our revenue in the year ended November 3, 2001.

HEALTH, PERSONAL CARE AND DISTILLED SPIRITS

     Our primary customers in this product category include Johnson & Johnson and Seagram's. We manufacture a wide range of plastic containers for branded products, including Johnson's Baby Oil, Johnson's Baby Lotion and Cepacol mouthwash. We manufacture a full line of liquor bottles, ranging from the 50 milliliter "airplane" miniatures to the 1.75 liter bottle, for Seagram's, Hiram Walker, Black Prince and Kittling Ridge. Our in-mold labeling capabilities are of significant competitive value in this category. We expect to grow alongside our customers in this product category as they expand and build or acquire new brands and products. In the year ended November 3, 2001, we generated 1.4% of our revenue from this category.

                           OUR COMPETITIVE STRENGTHS

LONG-TERM RELATIONSHIPS WITH MAJOR CONSUMER PRODUCT COMPANIES IN DIVERSE, STABLE INDUSTRIES

     We enjoy long-standing relationships that average over 15 years with our top ten customers, including Kraft Foods (over 15 years), Pepsi Cola (over 15 years), Procter & Gamble (over 25 years) and Reckitt Benckiser (over 25 years). With our key customers, we have strategic-supply arrangements, many of which have three years or more remaining before renewal. We attribute these close relationships to our creative design and engineering capabilities, high level of customer service, high quality products, efficient manufacturing, reliable delivery, speed to market and experienced and stable management team and workforce. We supply several of these customers with 100% of their plastic packaging needs nationally, regionally or for a specific brand, including Kraft Foods salad dressings and Tide liquid laundry detergent.

     Our long-term relationships with our customers are strengthened by our ability to meet their need for cooperative package design and development processes. Our skilled and creative engineering staff and location of plants near key customers' filling facilities encourage continued customer loyalty. Because the blow-molds we create for each product are typically created specifically for the customer at the customer's expense, our customers have a strong incentive to remain with us.

STRATEGICALLY LOCATED, STATE-OF-THE-ART OPERATING FACILITIES

     We serve our U.S. customers through a nationwide network of ten strategically located, technologically advanced manufacturing facilities, through our Technology Center in Jackson Center, Ohio, through our Packaging Development Center in Medina, Ohio, and a network of strategically located warehouse facilities. Brazil is served by manufacturing facilities in Paulinia and Manaus. Our plants feature top quality injection molding machines, high speed blow molders (including the multi-station GEM-PAK, which we developed and patented and which doubles production capability as compared to older blow-molding machines), computerized material and inventory handling, and machines modified to allow the quick changeover of molds to meet varying customer needs. Over the last five years, we have invested over $200.0 million in our facilities and state-of-the-art production equipment, which have significantly reduced our costs. The majority of our facilities currently have the capacity to supply increased demand for our products. Our facilities are strategically located near the filling sites of most of our key customers, which we believe enables us to facilitate just-in-time inventory management, eliminate costly shipping and handling charges, reduce working capital needs and foster the development of long-term manufacturing and distribution relationships. We believe that locating our facilities near our key customers also creates entry barriers for our competition. With our fleet of approximately 300 tractors and 900 trailers, we offer same-day delivery to many of our customers. Our 98% on-time delivery rate is among the best in the industry.

TECHNOLOGY-DEVELOPMENT CAPABILITIES

     We are proud of our industry leading engineering and design capabilities and believe that we often earn and retain business as a result of these skills. Our packaging development and technology centers have secured over 80 patents and continue to incorporate leading technology into customer-driven applications. We also believe we have a sustainable competitive advantage because we can produce prototypes of new designs with great speed and creativity for our customers. Recently, we were able to design and deliver a prototype to a customer just two weeks after they first explained their packaging concept to us. We have re-engineered existing manufacturing equipment to allow quick mold changeovers, reducing the changeover process from days to hours, giving us greater production flexibility.

     We have invented and patented new machines such as the GEM-PAK multi-station wheel blow molder, which doubles production capability from older blow-molding machines. We developed and patented the EXI-PAK process, which allows us to manufacture multi-layer barrier PET preforms which run on the same machines as standard non-barrier preforms, a competitive edge. We were among the first in the industry to have in-mold labeling capabilities, using a proprietary system we developed.

     The production of custom containers involves a high degree of design, engineering and manufacturing complexity in terms of bottle shapes, production tolerance and performance requirements. Our ability to quickly design and manufacture highly customized packaging has enabled us to secure contractual commitments and to enjoy a history of stable orders from our top customers at attractive profit margins. We also have the in-house engineering ability to design new machines to make new containers.

     Our nationally recognized Packaging Development Center creates innovative product designs for our customers, and our Technology Center has developed major process improvements in the manufacture of our containers. Our customers rely on our design and technical expertise because brand distinctive package design is a critical component in many of their marketing programs. We have centered a substantial portion of our growth strategy on customers that require custom, as opposed to stock, plastic containers as a critical component of their marketing efforts.

PROCESS REDESIGN INITIATIVES AND FLEXIBLE COST STRUCTURE

     In 1999, we initiated an ongoing effort to redesign our business processes, which has reduced waste, increased safety, improved reliability, decreased claims and returns and increased accuracy of orders, resulting in reduced costs and increased revenue per worker. Results for the two years since this re-engineering initiative began show an increase in monthly net revenue from $15,000 to $18,000 for each employee. Our increased operating profit in fiscal 2001 is the direct result of the implementation of process redesign initiatives and reliability improvements in our manufacturing facilities. We believe that we can achieve further savings through continued process improvements. We also expect to complete implementation of SAP software initiatives in fiscal 2002. This enterprise software will integrate and automate many of our sales, purchasing and administrative functions, and assist in our process re-engineering initiatives, which we believe will create significant cost reductions. Additionally, we have created a highly variable cost structure that can adjust quickly to customer demand. Our long-term customer contracts are structured with pricing mechanisms to adjust for fluctuations in raw material prices.

CUSTOMER-ORIENTED CULTURE

     In our 35 years in business, we have created a special culture focused on customer service. Plastipak's engineering teams participate in the early phases of our key customers' new marketing initiatives. As an integrated team, we work alongside our customers to shape the design features of new packaging containers and develop new processes and equipment to manufacture those containers. For example, Plastipak and Procter & Gamble received the 1998 Silver Award for the consumer container category in the Technology of the Year competition from Packaging Technology & Engineering (a packaging journal) for the Tide 300-oz. container that we manufacture. Further, to ensure that our employees' incentives are aligned with our customers' objectives, compensation for approximately 500 key manufacturing employees with managerial responsibility is based on operating and logistics performance measures. We believe these employee incentives will further enhance our strong relationships with key customers, help us attract new customers and allow us to control costs.

MANAGEMENT DEPTH AND EXPERIENCE

     Our management team has an impressive track record of cultivating our customer base of major consumer product companies, launching innovative product designs and achieving profitable, organic growth. Our top 12 senior executives have on average 22 years experience in the industry and 19 years experience at Plastipak. Our executives are invested in our success through their over 90% ownership of our equity. We believe our retention levels are among the highest in the industry. Our management team includes engineers who have developed many of the processes that we have patented and use to our competitive advantage.

                             OUR BUSINESS STRATEGY

     Our strategy is to continue to increase our revenues and profitability and to further enhance our leading industry positions. From fiscal 1997 to 2001, we increased our revenues by 60.8% to

$809.7 million, our earnings before extraordinary item and cumulative effect of change in accounting principle by 16% to $7.1 million, our EBITDA by 53.8% to $84.1 million and our production volume by 42% to 6.5 billion units, all through organic growth. We will continue to prudently invest in production equipment only after establishing contracts with our customers and completing our normal rigorous internal review process. The key components of our strategy include the following objectives:

CAPITALIZE ON CONTINUED INDUSTRY CONVERSION TO PLASTIC CONTAINERS

     We expect the conversion of food products from glass, paper and cans to plastic containers, which we believe is being driven by consumer preference, favorable total packaging economics, technology advances and improved functionality, will continue. We are well positioned to capitalize on the continuation of these trends. For example, our new product initiatives include PET pickle jars, coffee canisters and various juice bottles. We anticipate that our newly developed wide-mouth PET jars will soon be used to convert mayonnaise packaging from glass.

     In addition to opportunities in the domestic hot-fill PET arena, and increased use of PET containers for household cleaners, we believe that additional conversions to HDPE packaging will occur in various snack, dairy and juice drink applications.

     Additionally, we expect that over the next three to five years, as barrier technology progresses, a portion of the single serving beer container market will be converted to plastic, for use in venues where breakage is a concern. Brewers in the beer industry are strongly committed to brand identity and differentiation, and would prefer serving their product to customers in stadiums, concerts, sporting events, and at pools and beaches, in a way that permits them to maintain that identity (rather than in paper or plastic cups). Single serving plastic beer bottles offer that method. Once barrier technology becomes more economical, we believe a meaningful segment of the single serving beer market could convert to plastic. We intend to participate in this move to PET packaging in the beer industry.

     We also believe that as barrier technology for smaller size plastic containers progresses, we will be positioned to compete for the conversion of single serving CSD packaging from aluminum cans and 10-oz. glass to plastic, a 60 billion unit market.

     Also, owing to environmental concerns about disposable plastic waste, the industries we serve are requiring more high-quality, recycled content in their plastic packaging. We have significant experience in producing high quality HDPE plastics with high recycled content for Procter & Gamble, who is a leader in environmentally conscious manufacturing. We own a dedicated facility that produces post-consumer recycled plastic resin that offers us a secure source for recycled resin for our products. We believe we are well positioned to capitalize on this growing consumer interest toward recycling.

CONTINUE DEVELOPING VALUE-ADDED SERVICES AND PRODUCTS

     Supported by our technology and packaging development centers, we have successfully researched, developed and launched new patented technologies in our marketplace. We believe our success in this area differentiates us from our competitors and will enable us to continue to gain market share. For key customers, our technology development is an integral part of their overall marketing strategy and has helped our customers drive innovation in the marketplace.

EXPAND MARKET SHARE WITH KEY CUSTOMERS

     Our high-quality, low-cost manufacturing capabilities and track record of focused customer service position us well to continue growing market share with our customer base of major consumer product companies. As our customers continue to acquire new businesses and brands, we believe that we will secure additional long-term contracts with them and grow our product offerings. In many of our customer contracts, we have a right of first refusal on new products and new packaging for many current products. Central to our strategy to expand market share with key customers are the continued:

     - delivery of focused customer service;

     - location of facilities close to customer plants;

     - innovation in packaging design; and

     - provision of low cost manufacturing processes.

     We also intend to target strategic new customers who require our core competencies in blow molding and customization. We are working to translate relationships we have developed with multi national customers in Brazil into additional business in North and South America.

                               INDUSTRY OVERVIEW

     Industry analysts estimate that the overall packaging industry generated approximately $100 billion in revenue in 1999 (latest data available from Freedonia Research, August 2000). Paper, plastic and metal packaging constituted 49%, 30% and 16% of this market, respectively. Of the overall $30 billion U.S. plastic packaging industry, the U.S. plastic container market generated over $10 billion in revenue in 1999. PET and HDPE bottles comprise approximately 90% of this $10 billion market.

     Conversion from glass, paper and metal containers to plastic packaging began in the 1980s and has continued to drive growth in plastic packaging. From 1989-1999, Freedonia estimates that annual sales of plastic containers grew 7.0% per year, outpacing overall packaging industry growth of 2.7%. Similarly, from 1999-2009, industry analysts predict U.S. plastic container packaging will grow 5.0% per year, while projecting overall packaging shipments to expand 3.4% per year to $136 billion.

     Plastic container packaging is growing faster than the overall plastic packaging market due to technological innovation and customer demand. Plastic's inherent advantages over glass, paperboard and metal packaging include its clarity, light weight, strength, shatter resistance, good barrier properties and ease of opening. Freedonia expects plastic bottles, which already account for greater than 75% of all plastic containers by weight, will contribute the greatest growth. While HDPE is currently the most widely used plastic resin, PET containers are expected to exhibit the fastest growth due to their clarity, barrier characteristics and performance capabilities. From 1999-2004, industry sales of PET and HDPE containers are expected to grow 7.0% and 2.4%, respectively, according to Freedonia.

     In 1999, industry analysts estimated the overall plastic container market to be approximately 106 billion units. Summarized below are trends in each blow-molded plastic container product category in which we compete, ranked by relative revenue contribution to Plastipak. We believe we are well positioned to capitalize on the evolving changes in each product category and to continue growing our respective market shares.

CARBONATED AND NON-CARBONATED BEVERAGE

     Over 43 billion plastic beverage bottle units were shipped in 1999, accounting for 59% of all plastic bottle shipments. Carbonated soft drinks represent 34% of all plastic bottle units sold. Freedonia projects that plastic beverage bottle demand will grow 6.3% annually to 58.5 billion units in 2004, while overall beverage demand is expected to grow 2.7% annually over this period. Driving demand will be the proliferation of single-serving PET carbonated-drink bottles, which are expected to compete with 12-oz. aluminum cans. HDPE container growth is expected to be more limited because it has already displaced alternative containers in non-carbonated products such as milk, water and chilled juice. Other beverage plastic bottles are similarly expected to take market share away from other containers.

CONSUMER CLEANING

     Over five billion plastic consumer cleaning bottles were shipped in 1999, accounting for 7% of total plastic bottles shipped. The household cleaning market is mature and largely stable, with demand determined by demographic factors, housing activity and consumer spending. Consumer cleaning plastic container shipments are forecasted to grow 2.6% annually through 2004. HDPE is the primary resin used in plastic containers due to its cost advantage, good material properties and chemical resistance. There is additional growth opportunity in this product category from the use of PET resin, such as the oval, trigger-spray bottle.

     Demand is driven by:

     - new product introductions;

     - brand-line extensions;

     - trends toward liquid versus powdered detergents; and

     - increased export demand as living standards increase worldwide.

     Additional factors supporting growth are lifestyle trends, such as the acceptance of casual, washable clothes in the workplace. Factors limiting growth include a decrease in the number of U.S. families with young children who are target customers using the largest amount of detergent and other cleaning products.

FOOD AND PROCESSED JUICES

     Over seven billion plastic food containers were shipped in 1999, accounting for approximately 9% of total plastic bottle shipments. Major end-use food products include edible oils, such as corn oil, peanut butter and salad dressings, and condiments, such as ketchup, mustard and mayonnaise. Plastic's squeezability offers a distinct advantage over glass and other alternative containers. Technological improvements in plastic's barrier properties combined with its clarity (PET) and shatter resistance are expected to help grow this product category faster than the overall market. For example, improved heat resistance capabilities and impact resistance is creating PET opportunities in jams, jellies and sauces. Owing to these trends, PET food bottle demand is projected to grow 7.6% per year through 2004.

     Processed juice plastic containers similarly benefit from advances in hot-fill plastic technology. Such products are expected to grow approximately 8% annually through 2004. In both food and processed juices, demand also continues to rise for smaller plastic bottles and custom blow-molded bottles in distinct shapes that can provide product differentiation. Additional factors supporting growth of fruit juice plastic containers include the popularity of fruit juices as healthy beverages and the acceptance of processed juices as anytime beverages.

INDUSTRIAL, AUTOMOTIVE AND AGRICULTURAL

     Almost six billion plastic industrial, automotive and agricultural containers were shipped in 1999, accounting for about 8% of the total plastic bottle shipments. Demand for plastic packaging in industrial and agricultural products such as paint thinners, pesticides and lawn products is projected to increase over 3% annually through 2004. HDPE is typically favored over non-plastic materials in these applications because of HDPE's chemical and corrosion resistance, light weight, low cost and other performance advantages.

     Automotive plastic bottles accounted for about three billion units in 1999. While motor oil bottles drive the majority of sales, plastic packaging is used in a broad range of automotive performance, maintenance products, antifreeze/coolant washer fluid, and waxes. Automotive plastic bottle sales are projected to increase 1.3% annually through 2004. This slower growth is attributable to the increasing use of longer-lasting motor oils and antifreezes, which must be changed less frequently. The trend away from do-it-yourself auto maintenance is also driving a decline in plastic bottle sales. Professional establishments typically purchase their fluids in bulk containers (e.g., 55-gallon drums) rather than individual bottles like do-it-yourself consumers. Industry analysts believe that these declines will be offset in large part by slightly increasing sales of plastic containers for high performance automotive products such as fuel-injection cleaners.

HEALTH, PERSONAL CARE AND DISTILLED SPIRITS

     Over 12 billion plastic health and personal care (including pharmaceutical) product containers were shipped in 1999, accounting for approximately 17% of the total plastic bottle shipments. Plastic container health care products such as mouthwash, hair spray and baby lotion are expected to rise 4.6% per year through 2004. Due to its inherent cost advantage, HDPE is the primary resin used in health and personal care products.

     Plastic alcoholic beverage bottle demand is projected to rise almost 9% per year through 2004. The recent advent of plastic beer bottles has represented the first major advance in beer packaging since the entrance of the two-piece aluminum can more than 30 years ago. The ability for beer companies to use plastic bottles at venues that prohibit glass containers (e.g., sports stadiums) helps improve freshness and increase marketing identity with their labels. Industry analysts expect that plastic beer bottle demand will grow to 500 million units by 2004.

                                 OUR CUSTOMERS

     Substantially all of our sales are made to major branded consumer products companies, primarily in the United States. Our customers demand a high degree of packaging design and engineering to accommodate complex bottle shapes, performance requirements, materials, speed to market and reliable delivery. As a result, many customers opt for long-term contracts, many of which have terms of one to five years. Eight of our top ten customers are under contracts with terms of between one and five years, and our contracts with our ninth and tenth largest customers are scheduled to expire within the next 12 months. These contracts, however, may be terminated earlier by us or our customer upon a material breach of the contract or, in some cases, in the event we determine it is not in our best interest to change our terms and conditions through the procedures outlined in the contract to meet competitive prices. Our contracts typically contain provisions allowing for price adjustments based on market changes in the price of resins and colorants, as well as extraordinary energy and labor cost increases.

     In many cases, we are the sole supplier of all of a customer's custom plastic bottle requirements nationally, regionally or for a specific brand. Our largest customer is Procter & Gamble. For fiscal 1999, 2000 and 2001, Procter & Gamble accounted for approximately 12%,

20% and 23% of our revenue, respectively. For fiscal 1999, Pepsi COBO accounted for 10% of our revenue. Our largest customers include:

                                                                                                 CUSTOMER
            CUSTOMER                                  PRODUCT CATEGORY                           SINCE(A)
--------------------------------    -----------------------------------------------------    ----------------
Procter & Gamble                    Consumer Cleaning                                        Mid 1970s
Reckitt Benckiser                   Consumer Cleaning                                        Mid 1970s
Clorox                              Consumer Cleaning; Food and Processed Juices             Late 1970s
Saxco                               Health, Personal Care and Distilled Spirits              Early 1980s
Kraft Foods                         Food and Processed Juices                                Mid 1980s
Old World                           Industrial, Automotive and Agricultural                  Mid 1980s
The Kroger Company                  Carbonated and Non-Carbonated Beverage, Food and         Late 1980s
                                    Processed Juices
National Beverage                   Carbonated and Non-Carbonated Beverage                   Late 1980s
Pepsi COBO                          Carbonated and Non-Carbonated Beverage                   Late 1980s
AC Humko                            Food and Processed Juices                                Early 1990s
PepsiAmerica                        Carbonated and Non-Carbonated Beverage                   Early 1990s
AmBev                               Carbonated and Non-Carbonated Beverage                   Mid 1990s
Beverage Associates Cooperative
  (Cadbury Beverages)               Carbonated and Non-Carbonated Beverage                   Mid 1990s
Pepper Bottling                     Carbonated and Non-Carbonated Beverage                   Mid 1990s
Pepsi CPG                           Carbonated and Non-Carbonated Beverage                   Mid 1990s
Southern Beverage                   Carbonated and Non-Carbonated Beverage                   Mid 1990s
Ken's Foods                         Food and Processed Juices                                Late 1990s
Johnson & Johnson                   Health, Personal Care and Distilled Spirits              Late 1990s

---------------
(a) These companies include their predecessors, if applicable.

     While our business is concentrated with our major customers, we believe that our superior technological skills and low-cost position, coupled with long-term "partnering" relationships with our customers, make the complete loss of any of these major customers less likely. Our ten largest customers have been associated with us for an average of over 15 years.

                                 RAW MATERIALS

     Resin and energy, the principal raw materials of our plastics business, have remained widely available to our U.S. operations, though subject to considerable price volatility. The great majority of Plastipak's customer contracts allow us to pass through resin price increases on 30 days' notice. Since we usually receive 30 days' notice of price increases from our resin suppliers, we are generally able to tolerate price increases without substantial harm to profits, although contracts containing pass-through provisions may not be available to us in the future. See "Risk Factors -- Risks Related to Our Business." As a major consumer of resin, we also leverage our bulk purchasing power to gain favorable pricing and terms.

     Clean Tech has continued to be able to meet almost all of our needs for post-consumer recycled material. Post-consumer recycled material prices tend to fluctuate in tandem with the virgin resin markets, since demand for post-consumer recycled material increases as prices for virgin material rise above those for post-consumer recycled material.

     Energy availability and price have become problematic in Brazil, where a drought and resulting governmental regulations limiting energy use have reduced the availability of electric energy, most of which is generated by hydroelectric plants. Trade restrictions and currency devaluations have driven up the cost of imported resin in Brazil. See "Risk Factors -- Risks Related to Our Business."

                         MANUFACTURING AND DISTRIBUTION

     We serve our customers with a wide range of state-of-the-art manufacturing capabilities and services. Our 11 manufacturing facilities are strategically located near the filling sites of our key customers. We believe that our proximity to key customers enables us to work closely with our customers, to facilitate just-in-time inventory management, to eliminate costly shipping and handling charges, to reduce working capital needs and to foster the development of long-term manufacturing and distribution relationships.

     We continue to be an industry leader in production technologies for plastic containers by:

     - efficiently manufacturing containers with specialized features, such as multiple layers, barrier coatings, in-mold labeling and bottles designed to accommodate trigger sprayers;

     - improving manufacturing technology to allow ever increasing production volumes without increasing the need for floor space (including the multi-station GEM-PAK, which we developed and patented and which doubles production capability as compared to older blow-molding machines); and

     - making innovative modifications to our blow molders to effect tooling changes in a matter of hours, instead of days, allowing quick shifts in product mix.

     To meet demand and reduce our inventory costs, our facility managers receive real-time order and forecasting information from our customers. We are presently implementing the first phase of SAP enterprise software, which will integrate, automate and streamline many of our supply chain functions. As a result, we will better serve our customers' needs.

     Our subsidiary, Whiteline, is a fully licensed ICC common carrier, and serves approximately 70% of our transportation needs. With Whiteline's fleet of approximately 300 tractors and 900 trailers, we offer same-day delivery to many of our customers. Our 98% on-time delivery rate is among the best in the industry.

                             PACKAGING DEVELOPMENT

     Our nationally recognized Technology and Packaging Development Centers create innovative product designs for our customers and process improvements in the manufacture of our containers. Our customers rely on our design and technical expertise because package design is a critical component in many of their marketing programs. We have an in-house staff of 40 employees at our Technology and Packaging Development Centers dedicated to product development and improvement. These professionals work closely with customers to develop new products and designs, often using sophisticated computer-aided design software.

     We are capable of generating new product designs within weeks of customer requests. We also believe that our customized designs help our customers differentiate their products in the marketplace while also improving the appeal and performance of their products. We believe that these capabilities have given us a significant competitive advantage in certain high-margin niche container product markets where the ability to produce sophisticated package designs and deliver high quality graphics at a reasonable cost is crucial to a product's success. Additionally, we have the engineering capabilities in-house to create new machines, which can more efficiently produce the proprietary products developed for our customers. Packaging development expenses were approximately $7.1 million, $6.3 million and $6.8 million for fiscal 2001, 2000 and 1999, respectively.

                              SALES AND MARKETING

     We reach our large and diversified base of over 500 customers primarily through our direct field sales force. A large number of our sales representatives focus their work on particular product lines and national accounts, while the remaining field sales staff covers specific geographic territories. We believe that our direct field sales force is able to focus on target markets and create strong, enduring customer relationships. A direct sales force also allows us to coordinate centralized pricing strategies.

                               FOREIGN OPERATIONS

     Since 1996, we have expanded our operations into South America. We are working to leverage our relationships with new customers in Brazil into new opportunities in North and South America. Our initial operation was a plant located in suburban Sao Paulo (Paulinia), Brazil. We recently opened a facility in Manaus, a tax-free zone in the state of Amazonia, Brazil, which will be our twelfth manufacturing facility. We have also opened a sales office in Buenos Aires, Argentina. Our Brazilian net revenue has grown from $8.0 million in 1996 to $74.2 million for the year ended November 3, 2001. We believe that the global trend in the conversion of glass, metal and paper to plastic packaging will continue, particularly in the developing world, as consumer economies expand and industrialization continues.

                                   FACILITIES

     We occupy a number of owned and leased properties located throughout the United States, Brazil and Argentina for our technical centers, manufacturing plants, corporate headquarters and sales offices. We currently utilize 36 facilities, 13 of which we own and 23 of which we lease. Our interests in all of our U.S. facilities are pledged to secure our current credit facility.

     The following table lists the location, square footage, principal use and ownership interest in our facilities.

              LOCATION                  SQUARE FOOTAGE      PRINCIPAL USE       OWNED/LEASED
------------------------------------    --------------    ------------------    ------------
Medina, OH                                  74,000            Packaging             Owned
                                                          Development Center
Jackson Center, OH                          66,000        Technology Center         Owned
Jackson Center, OH                         952,000          Manufacturing           Owned
Champaign, IL                              620,000          Manufacturing           Owned
East Longmeadow, MA                        257,000          Manufacturing           Owned
Medina, OH                                 222,000          Manufacturing           Owned
Westland, MI                               198,000          Manufacturing           Owned
Paulinia, Brazil                           161,000          Manufacturing           Owned(a)
Garland, TX                                113,000          Manufacturing           Owned
Manaus, Brazil                              70,000          Manufacturing           Owned
Dundee, MI                                  85,800          Manufacturing           Owned
Highland, TX                                82,500          Manufacturing           Owned
Lima, OH                                   127,000            Warehouse             Owned
Alsip, IL                                  165,000          Manufacturing,         Leased
                                                              Warehouse
Atlanta, GA                                108,000          Manufacturing          Leased
Garland, TX                                200,000            Warehouse            Leased
Champaign, IL                              187,000            Warehouse            Leased
Medina, OH                                 153,000            Warehouse            Leased
Romulus, MI                                150,000            Warehouse            Leased
Champaign, IL                              135,000            Warehouse            Leased

              LOCATION                  SQUARE FOOTAGE      PRINCIPAL USE       OWNED/LEASED
------------------------------------    --------------    ------------------    ------------
Lima, OH                                   100,000            Warehouse            Leased
Champaign, IL                               88,000            Warehouse            Leased
Garland, TX                                 87,500            Warehouse            Leased
Houston, TX                                 80,000            Warehouse            Leased
Ayer, MA                                    77,000            Warehouse            Leased
Atlanta, GA                                 64,800            Warehouse            Leased
Lodi, OH                                    35,000            Warehouse            Leased
Atlanta, GA                                 64,800            Warehouse            Leased
Alsip, IL                                   60,000            Warehouse            Leased
Houston, TX                                 60,000            Warehouse            Leased
Champaign, IL                               40,000            Warehouse            Leased
Houston, TX                                 40,000            Warehouse            Leased
Westland, MI                                40,000            Warehouse            Leased
Canton, MI                                  35,000            Warehouse            Leased
Westland, MI                                18,000            Warehouse            Leased
Plymouth, MI                                31,000           Headquarters          Leased

---------------
(a) The City of Paulinia on June 9, 1995 authorized the donation of, and the indefinite right to use, the land on which the Paulinia plant is built to Plastipak Brazil. Transfer of title of the land to Plastipak Brazil is pending the resolution of an outstanding issue involving the City of Paulinia's unpaid taxes with the Brazilian federal government. We do not know when that issue may be resolved.

     We believe that our plants, which are of varying ages and types of construction, are in good condition, are suitable for our operations and generally provide sufficient capacity to meet our requirements for the forseeable future.

                                  COMPETITION

     We face substantial competition throughout our product categories from a number of well-established national and regional companies. Our primary national competitors include American National Can, Inc., Ball Plastics, Consolidated Container Company, Crown Cork & Seal Company, Inc., Graham Packaging Company, Liqui-Box Corporation, Owens-Illinois, Inc., Schmalbach-Lubeca and Silgan Holdings, Inc. In addition, we face substantial competition from a number of captive packaging operations with significant in-house bottling and blow-molding capacity, such as Dean Foods, The Kroger Company, The Perrier Group of America and Suiza Foods.

                             INTELLECTUAL PROPERTY

     We own over 80 U.S. patents, and have over 20 patent applications currently pending at the United States Patent and Trademark Office. In addition, approximately 200 foreign patents have been issued and 150 are pending, although not all of our U.S. patents are registered in foreign countries. Our patents include patents for our GEM-PAK molding system, a gas clamping electronically controlled molding machine, and EXI-PAK, a multi-layer barrier system for clear bottles developed in conjunction with Husky, one of the most respected PET preform producers in the industry. EXI-PAK allows us to produce PET bottles under 20-oz. capacity which are highly impermeable to carbon dioxide and oxygen. Our EXI-PAK technology allows plastic to compete in a variety of areas requiring barrier performance, and we intend to vigorously pursue these opportunities.

     We are continually developing new patents. Because our patented packaging designs create goodwill and result in product differentiation, we believe that these intellectual property assets are important to our business. Our business is not dependent on any one of these patents, since plastics manufacturing technology continues to move forward rapidly. Patent licensing, however, serves to keep the new technologies we develop proprietary, giving us a short, but important, window of competitive advantage.

     In addition, we rely on proprietary know-how, continuing technological innovation and other trade secrets to develop products and maintain our competitive position. We attempt to protect our proprietary know-how and our other trade secrets by executing, when appropriate, confidentiality agreements with our customers and employees. We cannot assure you that our competitors will not discover comparable or the same knowledge and techniques through independent development or other means.

     We have also licensed or sub-licensed certain of our intellectual property rights to third parties. These range from trimming systems that eliminate any plastic waste or "chips" from containers to our unique "in-mold labeling" equipment for bottle decoration. Many bottle designs are also licensed for revenue generation. In some cases, patented bottle designs are assigned or used by our customers, as their needs arise. Since our unique customer relationships allow us to be in on the ground floor in bottle design development, our customers often attain patent coverage for our joint design efforts.

                            ENVIRONMENTAL COMPLIANCE

     We are subject to national, state, local and foreign laws and regulations that impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal, and management of, some kinds of materials and waste, and impose liability for the costs of investigating and cleaning up, and damages resulting from, present and past spills, disposals, or other releases of hazardous substances or materials. Environmental laws and regulations can be complex and may change often. Compliance with these laws and regulations can require significant capital expenditures, and violations may result in substantial fines and penalties. In addition, environmental laws in the United States, such as the Comprehensive Environmental Response, Compensation and Liability Act, impose liability on several grounds for the investigation and cleanup of contaminated soil, groundwater, and buildings, and for damages to natural resources, at a wide range of properties. For example, contamination at properties formerly owned or operated by us, as well as at properties we currently own or operate, and properties to which hazardous substances were sent by us, may result in liability for us under these environmental laws and regulations. As a manufacturer, we also have an inherent risk of liability under environmental laws and regulations regarding ongoing operations.

     From time to time, we have been subject to claims asserted against us by regulatory agencies for environmental matters relating to the generation and disposal of hazardous substances and wastes. Some of these claims have related to properties or business lines acquired by us after a release has occurred. In each known instance, however, we believe that the claims asserted against us, or obligations incurred by us, will not result in a material adverse effect upon our business, financial position or results of operations. Nonetheless, there can be no assurance that activities at these facilities or facilities acquired in the future, or changes in environmental laws and regulations, will not result in additional environmental claims being asserted against us or additional investigations or remedial actions being required.

     In addition, a number of governmental authorities in the United States and in other countries have enacted and are expected to continue to enact legislation aimed at reducing the amount of disposed plastic wastes. These programs have included, for example, mandating rates of recycling and/or the use of recycled materials, imposing deposits or taxes on plastic packaging material, and/or requiring retailers or manufacturers to take back packaging used for their products. This legislation, as well as voluntary initiatives similarly aimed at reducing the level of plastic wastes, could reduce the demand for some plastic packaging, result in greater costs for plastic packaging manufacturers or otherwise affect our business. To date, these initiatives and developments have not materially and adversely affected us. Some consumer products companies (including some of our customers) have responded to these governmental initiatives and to perceived environmental concerns of consumers by, for example, using bottles made in whole or in part of recycled plastic. Our subsidiary, Clean Tech, is among the top 20 suppliers of post-consumer recycled materials in the United States. Clean Tech supplies approximately 90% of Plastipak's post-consumer recycled materials needs.

                               LEGAL PROCEEDINGS

     We are a party to various litigation matters arising in the ordinary course of our business. We cannot estimate with certainty the ultimate legal and financial liability of this litigation but we believe, based on our examination of these matters, experience to date and discussions with counsel, that the ultimate liability will not be material to our business, financial condition or results of operations.

     In the fall of 1999, North American Container, Inc. ("NAC") filed suit in the U.S. District Court for the Northern District of Texas (Civil Action No. 3-99CV1749-D), claiming damages in an unspecified amount against Plastipak and 41 other defendants for the alleged infringement of NAC U.S. Patent No. 5,072,841. On April 4, 2000 this patent reissued as patent RE 36,639, with 14 new claims. The new claims were the primary focus of NAC's case against Plastipak and the major manufacturers, as well as major food and beverage distributors. Plastipak is spending approximately $50,000 per month to vigorously defend this suit for the alleged patent infringement of NAC's "plastic container." The claim construction phase of the litigation is coming to a close. The proposed claim construction has already eliminated a large number of bottles produced by us from consideration in the lawsuit. The court has ordered limited discovery. Defendants have filed a motion for summary disposition and we expect the court will schedule oral arguments in the coming months. In the event defendants fail on this motion, our cost of defending this action for a protracted period of time could exceed $1.0 million.

     Camplas, one of Plastipak Brazil's customers, failed to pay for bottles supplied to it by Plastipak Brazil. In 1998, Plastipak Brazil filed suit for payment. In response to Plastipak Brazil's suit, Camplas filed a counterclaim alleging that the bottles were defective. Camplas seeks damages from Plastipak Brazil in the amount of approximately R$12,200,000 (reais), which as of the date of this prospectus was approximately $4.8 million. We intend to vigorously defend Camplas' counterclaim and do not believe that this litigation presents the risk of a material adverse effect on our business or financial condition.

                                   EMPLOYEES

     Plastipak has approximately 3,300 non-union employees in the U.S., and expects to reduce head count by approximately 4% of employees by the middle of 2002 as a result of process re-engineering and the implementation of SAP software. Plastipak Brazil currently has approximately 145 employees and is expected to add approximately 25 employees in connection with the expansion of the Manaus facility. Given the seasonality of the plastic bottling industry, we expect to continue to employ temporary and seasonal workers during peak production months, in both the United States and Brazil. We have not had any material labor disputes in the past five years and consider our relations with our employees to be good.

                                   MANAGEMENT

                DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information with respect to the executive officers, directors and certain key employees of Plastipak and its subsidiaries.

               NAME                   AGE                            POSITION
----------------------------------    ---    ---------------------------------------------------------
William C. Young                      61     Chairman and Director, President & Chief Executive
                                             Officer, Manager
William A. Slat                       54     Vice President -- Operations and Manufacturing
Michael J. Plotzke                    44     Chief Financial Officer, Vice President -- Finance and
                                             Treasurer and Assistant Secretary
Gene W. Mueller                       44     Vice President -- Sales and Marketing
Thomas Busard                         50     President -- Clean Tech
Pradeep Modi                          46     Vice President -- Controller and Strategic Operation
                                             Planning
Frank Pollock                         46     Vice President -- International Sales/Marketing
Richard Darr                          52     Vice President -- Packaging Development
J. Ronald Overbeck                    53     Vice President -- Product Supply
Leann M. Underhill                    56     Corporate Legal Counsel and Secretary
David Daugherty                       46     Chief Information Officer
John Michel                           52     Vice President -- Transportation
Thomas L. Schellenberg                55     Director

     WILLIAM C. YOUNG has been the Chairman of the Board, President and the Chief Executive Officer of Plastipak since its inception in 1998, and has been Chairman and Chief Executive Officer of Packaging, Whiteline and Clean Tech since he founded each company. Mr. Young has been the sole Manager of TABB since its inception in 1999. Mr. Young is a Trustee of the University of Detroit -- Mercy, where he serves as chairman of the Enrollment Committee. He is also a Director of Midwest Guaranty Bank.

     WILLIAM A. SLAT has been our Vice President -- Operations and Manufacturing since 1982. Prior to that he was Manufacturing Manager. He has been with us for 30 years and served in various capacities ranging from customer service to plant and regional management. Mr. Slat holds more than 30 domestic patents with corresponding international patents. Mr. Slat is a senior member of Society of Plastic Engineers.

     MICHAEL J. PLOTZKE, CPA has served as our Chief Financial Officer, Vice President of Finance and Treasurer since 1988. Throughout his 17 years with us, Mr. Plotzke has served in many capacities including his current role as Treasurer for Packaging, Whiteline, Clean Tech and TABB, all of which he has held since 1992. Mr. Plotzke serves on the President's Advisory Council of Walsh College. Prior to joining us, Mr. Plotzke worked for Deloitte & Touche and
KPMG -- Peat Marwick where he served as a Manager in the Financial Services division of the consulting practice.

     GENE W. MUELLER joined us in February 1997 and has served as our Vice President -- Sales and Marketing since 1999. Before coming to us, Mr. Mueller worked for Constar, a subsidiary of Crown, Cork & Seal for 18 years, where he served as the Vice President of Sales until 1997.

     THOMAS BUSARD is President -- Clean Tech and has served in that position since 1989. Mr. Busard has been with us for over 25 years. Mr. Busard is a member of the Board of the Michigan Recycling Coalition and is our representative to the Council on Plastics and Packaging in the Environment. Mr. Busard is a member of the Michigan Plastic Recycling Development Fund Consortium.

     PRADEEP MODI has been our Vice President -- Controller and Strategic Operation Planning since 1999. Prior to that he was Vice-President/Controller since 1993. He has been with us for 17 years and has served in various capacities. Prior to joining us, Mr. Modi was a partner with Ampee Marble. Prior to that he worked for Southland Corporation, a retail chain.

     FRANK POLLOCK has served as our Vice President -- International Sales/Marketing since 1997. He has been with us for seven years. Prior to joining us, Mr. Pollock worked for Constar International, a subsidiary of Crown, Cork and Seal, for 17 years, where he held positions as Sales Representative, District Sales Manager and Regional Sales Manager, the latter until 1994, when he began his career with us.

     RICHARD DARR, our Vice President -- Packaging Development since 1993, is our chief design and packaging engineer. He has worked in research and development during his 22-year tenure with us.

     J. RONALD OVERBECK, our Vice President -- Product Supply, has worked in that position since 1999 and has been with us for over 25 years. Prior to joining us, Mr. Overbeck worked for Anchor Glass where he served as a Marketing Manager.

     LEANN M. UNDERHILL, J.D., has served as our Corporate Legal Counsel since 1985 and, since 1999, has served as Secretary to Plastipak, Packaging, Whiteline, and TABB. She has been with us since 1984. Prior to joining us, Ms. Underhill was in private law practice.

     DAVID DAUGHERTY has served as our Chief Information Officer since February 2000. Prior to joining us, from 1977 to January 2000, Mr. Daugherty was Manager of Data Processing for both Earle Equipment Corporation and Safran Printing Corporation. He was IT Manager for Mohawk Liqueur Company, Director of the New York Data Center for McKesson Corporation and held several positions with Allied Domecq Spirits and Wine of Windsor, Ontario, Canada, including Director of ADSW Global I.T. Development and Director of Global I.T. Architecture.

     JOHN MICHEL, has been our Vice President -- Transportation since 1998. He has been with us for seven years. Prior to joining us he owned his own business.

     THOMAS L. SCHELLENBERG has been a Director of Plastipak since its inception and has served as a Director of Packaging since 1996, of Whiteline since 1999 and of Clean Tech since 1998. Mr. Schellenberg is a tax attorney, certified public accountant and President of Schellenberg & Associates, P.C., a tax and business consulting firm. Prior to founding Schellenberg & Associates, Mr. Schellenberg worked for Deloitte & Touche for over 8 years. He is also a director of The Private Bank, Bloomfield Hills, Michigan.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of compensation paid to the Chief Executive Officer and the four other most highly compensated executives of Plastipak (the "Named Executives") for services rendered in all capacities to Plastipak and its subsidiaries during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION
                                                         --------------------------------------
                                                FISCAL                           OTHER ANNUAL
NAME AND PRINCIPAL POSITION                      YEAR    SALARY(A)    BONUS     COMPENSATION(B)
---------------------------                     ------   ---------   --------   ---------------
William C. Young.............................    2001    $601,248    $594,532
  Chairman and Director,                         2000    $601,248                  $992,000
  President and Chief Executive Officer          1999    $601,248    $ 18,400      $831,175
William A. Slat..............................    2001    $204,560    $178,550
  Vice President -- Operations                   2000    $204,560    $ 85,000
  and Manufacturing                              1999    $159,560    $120,000
Michael J. Plotzke...........................    2001    $202,667    $188,000
  Chief Financial Officer,                       2000    $200,000    $115,000
  Vice President -- Finance                      1999    $158,333    $160,000
  and Treasurer, and Assistant Secretary
Gene W. Mueller..............................    2001    $168,720    $147,420
  Vice President -- Sales and Marketing          2000    $164,935    $ 83,640
                                                 1999    $155,597    $140,000
Thomas Busard................................    2001    $178,313    $154,700
  President -- Clean Tech                        2000    $174,811    $123,133
                                                 1999    $165,345    $ 57,000

---------------

(a) Salary includes amounts deferred, if any, under our 401(k) plan.

(b) Other Annual Compensation for fiscal 1999 and 2000 consists of payments we made to Mr. Young to satisfy his income tax liability for S corporation and limited liability company income that we and our affiliates attributed to him.

                          OPTION GRANTS IN FISCAL 2001

     We did not grant any stock options in fiscal 2001.

AGGREGATE OPTION EXERCISES IN FISCAL 2001 AND 2001 FISCAL YEAR-END OPTION VALUES

     None of the Named Executives exercised any options in fiscal 2001. The following table sets forth, for each of the Named Executives holding unexercised options, certain information regarding the value of options held at November 3, 2001:

                                  NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN-THE-MONEY
                                OPTIONS AT FISCAL YEAR-END       OPTIONS AT FISCAL YEAR-END
NAME                            EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE(A)
----                            --------------------------    ---------------------------------
Michael J. Plotzke............            545/0                          $864,000/0
Thomas Busard.................            218/0                          $346,000/0

---------------

(a) None of Plastipak's common stock is currently publicly traded. The values reflect the adjusted per share book value of Plastipak's common stock (as defined in Plastipak's Restricted Stock Bonus Plan, as amended) at November 3, 2001, less the exercise price.

                          RESTRICTED STOCK BONUS PLAN

     The board of directors of Plastipak adopted the Restricted Stock Bonus Plan (the "Restricted Stock Bonus Plan") effective as of October 30, 1999. All of our employees are eligible to participate in the Restricted Stock Bonus Plan, subject to the board's discretion. The board makes all administrative decisions under the Restricted Stock Bonus Plan. The board has reserved 5,000 shares of Plastipak's common stock for distribution under the Restricted Stock Bonus Plan. As of the date of this prospectus, 2,578 of the 5,000 reserved shares had been allocated to our employees and 2,422 shares remain available for allocation.

     Once the board has allocated restricted shares to an employee, the employee must satisfy all of the following terms and conditions prior to receiving certificates representing bonus shares:

     - A period of five years must have lapsed since the date that the board allocated the shares to the employee;

     - The employee must have remained in continuous employment with us or one of our affiliates during this five year period;

     - The employee must have paid us $1.00 for each bonus share; and

     - If required, we must have received the written consent of our secured creditors.

     Shares issued under the Restricted Stock Bonus Plan are non-transferrable and, once received, the difference between the price paid for the shares and the adjusted book value of the shares are taxed to the employee as non-qualified deferred compensation.

     Employees who have received certificates representing restricted stock pursuant to the Restricted Stock Benefits Plan are required to sell those shares back to us upon the occurrence of certain "trigger events". These "trigger events" include the employee's death and the employee's employment termination, whether because of resignation, retirement, dismissal or otherwise. The redemption price is based upon our per share book value, subject to certain adjustments.

     The board is currently in the process of considering amendments to the Restricted Stock Bonus Plan, which would give effect to the following material changes in the Plan:

     - A "change in control" provision would be added, which would provide that all bonus shares would vest immediately upon change in control, subject to the golden parachute payment limitations of Code Section 280G.

     - An additional 450 shares of our common stock would be reserved for allocation under the Restricted Stock Bonus Plan.

     - "Bring along" and "come along" provisions would be added so that holders of the restricted stock will be (1) entitled to participate in any voluntary sale of our capital stock; and (2) required to participate in certain voluntary sales of our capital stock.

     - A covenant not to compete and a confidentiality agreement would be added as a condition to participation in the Restricted Stock Bonus Plan.

     - A provision will be added granting employees who are issued bonus shares under the plan certain "piggy back" registration rights in the event we initiate an SEC registered public offering of our common stock.

                        2002 RESTRICTED STOCK BONUS PLAN

     In addition to the Restricted Stock Bonus Plan, the board is considering a proposed 2002 Restricted Stock Bonus Plan (the "2002 Restricted Stock Bonus Plan"). Although the 2002 Restricted Stock Bonus Plan has not yet been adopted by the board, we anticipate that participation in this plan will include additional employees, as well as our directors. It is anticipated that vesting of shares issued pursuant to the 2002 Restricted Stock Bonus Plan will be as follows:

0 to 6 years of service.....................................     0%
6 to 7 years of service.....................................    20%
7 to 8 years of service.....................................    40%
8 to 9 years of service.....................................    60%
9 to 10 years of service....................................    80%
10 or more years of service.................................   100%

Under the terms of the proposed 2002 Restricted Stock Bonus Plan, we will be entitled to redeem restricted stock for $1.00 per share upon the occurrence of certain events, including employment termination "for cause."

                            SALARY CONTINUATION PLAN

     The board of directors of Packaging adopted a Salary Continuation Plan effective September 1985, which has been amended from time to time (the "Salary Continuation Plan"). The Salary Continuation Plan is a non-qualified deferred compensation plan administered by an administrative committee comprised of William C. Young and Michael J. Plotzke. All of Packaging's employees are eligible to participate in the Salary Continuation Plan, subject to selection by the administrative committee.

     The Salary Continuation Plan provides for the payment of normal retirement and death benefits, and in some cases early retirement benefits, to participants, as specified in the participant's adoption agreement. An adoption agreement between the participant and Packaging sets forth the age, years of service and other requirements a participant must attain in order to receive a particular benefit. In general, a participant must have participated in the Salary Continuation Plan for at least 10 years, and must have attained the age of at least 59, but not age 65, in order to receive early retirement benefits. A participant generally must have participated in the Salary Continuation Plan for at least 10 years, and must have attained the age of 65, in order to receive normal retirement benefits. The Salary Continuation Plan does not specify minimum age or years of service requirements for death benefits.

     Following satisfaction of all eligibility requirements and a notice by the participant or his or her representative requesting the payment of benefits, we are required to pay the early retirement, normal retirement or death benefits specified in the participant's adoption agreement. Participants do not vest ratably in any benefit over the term of their employment with Packaging. Participants are entitled to receive only one benefit (early retirement, normal retirement or death), and each benefit is payable on a monthly basis for a period of 180 months. Packaging's obligation to pay benefits to a participant ceases if the participant violates the terms of a non-competition agreement contained in his or her adoption agreement. Packaging may amend or terminate the Salary Continuation Plan at any time, unless a participant has fully vested in his or her benefits. All benefits payable under the Salary Continuation Plan are paid out of Packaging's general assets, and Packaging has purchased life insurance to fund death benefits for the participants.

     Named Executives William A. Slat, Michael J. Plotzke, Gene W. Mueller and Thomas Busard are participants in the Salary Continuation Plan, and Messrs. Slat, Plotzke and Busard have each participated in the Salary Continuation Plan for over 10 years and therefore are fully vested for purposes of retirement benefits. Mr. Mueller began his 10-year vesting requirement for retirement benefits in February 1997. The monthly early retirement and pre-retirement death benefits for Messrs. Plotzke, Mueller and Busard currently are $5,292, $3,967 and $3,967, respectively, and the monthly pre-retirement death benefits for Mr. Slat are $5,292. The monthly normal retirement and post-retirement death benefits for Messrs. Slat, Plotzke, Mueller and Busard currently are $8,333, $8,333, $6,250 and $6,250, respectively.

                             DIRECTOR COMPENSATION

     Mr. Young receives no cash consideration for serving on the board of directors of any of our companies. Mr. Schellenberg receives compensation in the amount of $235 per hour for his service on the board of directors of our companies, plus out-of-pocket expenses incurred in connection with his duties as a director.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended November 3, 2001, compensation for our Named Executives was determined by William C. Young, our President and Chief Executive Officer. For information regarding transactions between us and Mr. Young, his affiliates and entities he controls, see "Certain Relationships and Related Transactions."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the outstanding capital stock of Plastipak with respect to the following:

     - each person known by Plastipak to own more than 5% of its outstanding capital stock;

     - each director;

     - each Named Executive; and

     - the directors and executive officers of Plastipak, as a group.

     Each shareholder has sole voting and investment power with respect to the shares beneficially owned. The address for each shareholder is c/o Plastipak Holdings, Inc., 9135 General Court, P.O. Box 2500C, Plymouth, Michigan 48170-0907.

                                                                SHARES OF
                                                                 COMMON      PERCENTAGE OF
                    NAME OF SHAREHOLDER                           STOCK      COMMON STOCK
------------------------------------------------------------    ---------    -------------
William C. Young............................................     21,414(a)      77.16%
Multi-Investments Limited Partnership(b)....................      3,936         14.18%
William A. Slat.............................................        725          2.61%
Michael J. Plotzke..........................................        545(c)       1.93%
Thomas Busard...............................................        218(d)       0.78%
Gene W. Mueller.............................................          0          0.00%
Thomas L. Schellenberg......................................          0          0.00%
Directors and executive officers as a group (6 persons).....     26,838(e)      94.12%

---------------
(a) Represents 21,414 shares held by the Revocable Trust Agreement of William C. Young dated 12/23/88, as amended.

(b) Multi-Investments Limited Partnership is a Michigan limited partnership that is owned by the Young family. The partnership is comprised of one General Partner and four Limited Partners. The General Partner is William C. Young, Trustee of the Revocable Trust Agreement of William C. Young dated 12/23/88. The Limited Partners are: (i) W.C. Young Trust FBO W. Patrick Young dated 12/23/89, or successors in trust, W.C. Young and W. Patrick Young, Trustees;
    (ii) W.C. Young Trust FBO Amy L. Young dated 12/23/89, or successors in trust, W.C. Young and Amy L. Morgan, Trustees; (iii) W.C. Young Trust FBO Tracey L. Young dated 12/23/89, or successors in trust, W.C. Young and Tracey L. Deal, Trustees; and (iv) W.C. Young Trust FBO Brittany M.G. Young dated 12/29/92, or successors in interest, W. Patrick Young, Amy L. Morgan and Tracey L. Deal, Trustees.

(c) Represents options to acquire 545 shares which are presently exercisable.

(d) Represents options to acquire 218 shares which are presently exercisable.

(e) Includes the shares described in footnotes (a), (b), (c) and (d) above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                                 REORGANIZATION

     On October 30, 1999, Packaging, Clean Tech, Whiteline, TABB and Plastipak Brazil were placed under a holding company structure and became subsidiaries of Plastipak, a newly-organized corporation (the "Reorganization"). In the Reorganization, TABB Investment, Inc. ("TABB Investment") and W.P. Young Marketing, Inc. ("Marketing"), both of which were formerly Michigan corporations, were merged into Packaging. Immediately prior to the Reorganization, each of Packaging, Clean Tech, Whiteline, TABB, Plastipak Brazil, TABB Investment and Marketing were owned by William C. Young and members of his immediate family, with no outside investors other than certain other security holders of Packaging, as described below. Packaging is our principal operating company, which began operations in 1967 as a division of Absopure Water Company. Beatrice Foods acquired Absopure in 1973, and retained William C. Young to manage Absopure and Packaging as divisions of Beatrice Foods. In 1982, the Young family reacquired Absopure and Packaging from Beatrice Foods. Later in 1982, Packaging was incorporated in the State of Delaware as a separate entity.

     As a result of the Reorganization, all of the outstanding shares of Packaging common stock, as well as all outstanding options to acquire shares of Packaging common stock, were exchanged for shares and options of Plastipak.

     Clean Tech had outstanding 5,000 shares of common stock, all of which were held by the William C. Young Trust prior to the Reorganization. These shares were exchanged for 856 shares of the common stock of Plastipak.

     Whiteline had outstanding 10,000 shares of common stock, all of which were held by the William C. Young Trust prior to the Reorganization. These shares were exchanged for 122 shares of the common stock of Plastipak.

     TABB's limited liability company membership interests were owned 51% by the William C. Young Trust and 49% by the W.P. and M.E. Young Trust prior to the Reorganization. Prior to the Reorganization, TABB redeemed the 49% membership interest owned by the W.P. and M.E. Young Trust. As partial consideration for the membership interest, TABB issued to the W.P. and M.E. Young Trust a promissory note in the principal amount of $6,024,000 (the "TABB Note"). The TABB Note accrued interest at a rate of 6.4% per annum and was payable in monthly installments of $37,680.72. Although the maturity date was October 1, 2009, a portion of the net proceeds of the offering of the outstanding notes was used to pay the TABB Note in full on August 20, 2001. In connection with the Reorganization, the remaining outstanding membership interest held by the William C. Young Trust was exchanged for 4,489 shares of Plastipak common stock.

     Plastipak Brazil was owned 80% by Multi-Investment Limited Partnership, a Michigan limited partnership ("Multi-Investment"), and 20% by Packaging, prior to the Reorganization. William C. Young is the general partner of Multi-Investment and members of the Young family own all of the limited partnership interests in this company. In connection with the Reorganization, Multi-Investment exchanged its 80% equity in Plastipak Brazil for 3,936 shares of the common stock of Plastipak.

     Marketing had outstanding 50,000 shares of common stock, 25,000 of which were held by the William C. Young Trust and 25,000 of which were held by the W.P. and M.E. Young Trust, prior to the Reorganization. Before the Reorganization occurred, the W.P. and M.E. Young Trust sold their shares in Marketing to the William P. and Mary E. Young Irrevocable Trust, dated October 27, 1999 (the "Irrevocable Trust"). Following this sale, Marketing redeemed all of the shares held by the Irrevocable Trust. As partial consideration for these shares, Marketing issued to the Irrevocable Trust its promissory note in the principal amount of $1,226,244.62 (the "Marketing Note"). The Marketing Note also accrued interest at a rate of 6.4% per annum and was payable in monthly installments of $7,670. Although the maturity date for the Marketing Note was October 2009, a portion of the net proceeds from the offering of the outstanding notes was used to pay the Marketing Note in full on August 20, 2001. The amount of the payoff was $1,205,470, including principal and interest. As part of the Reorganization, Marketing was merged with and into Packaging, with Packaging as the surviving entity. As consideration for its 25,000 shares, the William C. Young Trust was issued 2,175 shares of the common stock of Packaging. These 2,175 shares were subsequently exchanged for shares of Plastipak at an exchange ratio of .9175 to 1.

     TABB Investment had outstanding 5,000 shares of common stock, all of which were held by the William C. Young Trust, prior to the Reorganization. In connection with the Reorganization, TABB Investment was merged with and into Packaging, with Packaging as the surviving entity. As consideration for its 5,000 shares, the William C. Young Trust was given 1,076 shares of the common stock of Packaging. These 1,076 shares were subsequently exchanged for shares of Plastipak at an exchange ratio of .9175 to 1.

                    BUSINESS RELATIONSHIPS AND TRANSACTIONS

     We have maintained business relationships and entered into business transactions with companies owned or controlled by Mr. William C. Young or managed by members of his immediate family (each an "affiliate" and collectively "affiliates"). A brief summary of the agreements, leases, and arrangements between the affiliates and us follows. We believe, based on our general awareness of market pricing and standards, that transactions with our affiliates are on terms no less favorable to us than those that would be available to us in arm's-length transactions with unaffiliated third parties for similar products and services, with the exception of extended payment terms afforded to Absopure Water Company (as discussed below). As a result of the Reorganization, certain transactions which would formerly have been transactions with affiliates are now intercompany transactions among our subsidiaries, which are eliminated in consolidation in our consolidated financial statements and are not disclosed separately in this prospectus.

FACILITIES, EQUIPMENT RENTAL AND MANUFACTURING, AND RELATED SERVICES

     TABB owns and leases to us most of our manufacturing locations and some warehouse facilities. Prior to the Reorganization, the real estate we now lease from TABB had been owned by either William P. Young (William C. Young's father) and William C. Young as partners, or by William C. Young individually. All of these properties were transferred to TABB in anticipation of the Reorganization. Written leases with terms expiring on September 1 and December 7, 2002 are currently in effect (the "Affiliate Real Estate Leases") for all of the properties now leased from TABB (now an intercompany transaction eliminated in consolidation in our consolidated financial statements). In addition, we lease a warehouse in Westland, MI from WCY Realty, LLC, a limited liability company which is wholly owned by a trust that is controlled by William C. Young, our chief executive officer and largest shareholder. William C. Young is also the manager (chief executive officer) of WCY Realty, LLC. In fiscal 1999, Packaging made lease payments of $2,998,110 to TABB (now an intercompany transaction eliminated in consolidation in our consolidated financial statements), $2,376,103 to William P. and William C. Young (now an intercompany transaction eliminated in consolidation in our consolidated financial statements), and $106,500 to William C. Young. In fiscal 2000 and 2001, Packaging made lease payments to WCY Realty, LLC of $120,000 and $144,000, respectively.

     Packaging subleased warehouse space in Plymouth, Michigan to Absopure Water Company on a rent pass-through basis for monthly rental payments of $11,500. Recently, the warehouse lease has been assumed by Whiteline. Absopure is a corporation owned by William C. Young, members of his immediate family and trusts they control. William C. Young serves as President and a director of Absopure. Members of his immediate family also serve as officers and directors of Absopure.

     Packaging rents two blow-molding machines from The William P. Young Company ("WPY Co.") on a month-to-month basis at a monthly equipment rental rate of $34,256 for both machines. WPY Co. is owned by the W.P. and M.E. Young Trust. William C. Young serves as President and as a director of WPY Co. Pursuant to an agreement among WPY Co., Packaging, Whiteline and Clean Tech, WPY Co. provides engineering, planning, design, equipment manufacturing, marketing consultation, logistic services and equipment rental on a project-by-project basis. The fees WPY Co. charges Packaging, Whiteline and Clean Tech for services are comparable to those it charges unaffiliated third parties. For equipment rentals, the monthly charge is 1 1/2% of the original cost of the equipment. The equipment lessees have the right to purchase the equipment at any time at fair market value, or at 80% of depreciated book value after the eighth anniversary of the agreement. WPY Co. invoiced Packaging $4,356,822, $6,673,081 and $2,385,435 for engineering and machine services in fiscal 1999, 2000 and 2001, respectively. WPY Co. invoiced Clean Tech $53,332 for equipment and services in fiscal 2000.

     TABB Investment (which was merged into Packaging in connection with the Reorganization) purchased equipment and entered into month-to-month operating leases for the equipment with Packaging (now an intercompany transaction eliminated in consolidation in our consolidated financial statements). Packaging paid equipment rent expense to TABB Investment in fiscal 1999 in the amount of $6,776,241.

     Marketing (which was also merged into Packaging in connection with the Reorganization) provided equipment leasing and outside sales services to Packaging (now an intercompany transaction eliminated in consolidation in our consolidated financial statements). Packaging paid equipment rent expense and sales commissions to Marketing in fiscal 1999 in the amount of $7,472,817.

TRANSPORTATION SERVICES

     Whiteline, a fully licensed ICC common carrier, operates a fleet of approximately 300 trucks and 900 trailers and is Packaging's primary supplier of trucking and shipping services. Whiteline services approximately 70% of Packaging's trucking needs, and also leases trucks and provides empty trailers under a "drop trailer" arrangement with Packaging to facilitate distribution and transportation services to Packaging's customers. Whiteline also supplies trucking and other transportation-related personnel to Packaging on an as-requested basis. Whiteline invoiced Packaging $26,401,484 for services in fiscal 1999 (now an intercompany transaction eliminated in consolidation in our consolidated financial statements). Whiteline also provides shipping services to Clean Tech. Whiteline invoiced Clean Tech $161,689 for services in fiscal 1999 (now an intercompany transaction eliminated in consolidation in our consolidated financial statements).

     Whiteline also provides shipping services to affiliates Absopure and Buffalo Don's Artesian Wells, Ltd. Buffalo Don's is a corporation owned by William C. Young, members of his immediate family and trusts they control. William C. Young serves as Chairman and a director of Buffalo Don's. Members of his immediate family are also officers and directors of Buffalo Don's. Whiteline has entered into a transportation contract with each of Buffalo Don's and Absopure under which it provides shipping services at standard rates comparable to those it charges unaffiliated third parties. These transportation contracts are terminable by either party upon 30 days' notice. Whiteline invoiced Buffalo Don's $733,143, $583,351 and $516,499 for services in fiscal 1999, 2000 and
2001, respectively. Whiteline invoiced Absopure $3,190,659, $3,258,211 and $3,331,100 for services in fiscal 1999, 2000 and 2001, respectively.

RECYCLING SERVICES

     Clean Tech recycles post-consumer plastics and provides Packaging with post-consumer recycled materials for use in its products. Approximately 90% percent of Packaging's post-consumer recycled material needs are supplied by Clean Tech. Clean Tech invoiced Packaging $9,180,300 for products and recycling services in fiscal 1999 (now an intercompany transaction eliminated in consolidation in our consolidated financial statements).

PLASTIC CONTAINER SALES

     Packaging sells plastic containers to affiliate Absopure for its bottled water business. The sales by Packaging to Absopure are not covered by a written agreement; however, sales to Absopure are on terms no less favorable to Packaging than those with unaffiliated third parties. Packaging invoiced Absopure for containers in the amounts of $7,800,565, $9,016,227 and $8,302,489 in fiscal 1999, 2000 and 2001, respectively. There is currently an outstanding balance of $4,260,614 due from Absopure to Packaging, out of which $1,435,551 was over 90 days old at November 3, 2001.

     Packaging also sells plastic containers to affiliate Buffalo Don's under a sales agreement dated February 2, 1993. The sales agreement has a term of four years with automatic annual extensions, subject to a 90-day cancellation notice. Sales to Buffalo Don's under the sales agreement are on terms no less favorable to Packaging than those with unaffiliated third parties. Packaging invoiced Buffalo Don's $2,709,702, $2,372,164 and $2,173,748 in fiscal 1999, 2000, 2001, respectively. Buffalo Don's currently owes Packaging $780,808, out of which $219,907 was over 90 days old at November 3, 2001.

     Packaging sells plastic containers to Waters of America, LLC for its bottled water business under a five-year product supply agreement dated July 1, 2000. The agreement is a full requirements contract for all of Waters' HDPE and PET container needs. Sales to Waters are on terms are no less favorable to Packaging than those with unaffiliated third parties. Waters of America is a Delaware limited liability company which was organized in 2000. Fifty per cent of the ownership interests of Waters of America is held by the Clean Drink Company, a Michigan limited liability company, which is in turn 100% owned by members of William C. Young's immediate family, or by trusts controlled by William C. Young. Packaging invoiced Waters for plastic containers in the amounts of $791,151 and $3,019,466 in fiscal 2000 and 2001, respectively. There is currently an outstanding balance due of $569,231.

SALES AND MARKETING SERVICES

     Plastipak Brazil provided expertise in the areas of sales and marketing for Packaging for the entire South American continent. Under the terms of their agreement, Packaging pays Plastipak Brazil the actual cost of the services Plastipak Brazil provides, plus a profit margin of 15% plus taxes. Packaging paid Plastipak Brazil $636,000 for these services in fiscal 2001 (now an intercompany transaction eliminated in consolidation in our consolidated financial statements).

ADMINISTRATIVE SERVICES AND INSURANCE

     Packaging provided administrative services (i.e., marketing, accounting, legal services) to the companies that became subsidiaries of Plastipak in the Reorganization. Packaging billed each of these companies according to a formula based upon the company's use of these services and for their share of items such as insurance. Packaging invoiced Whiteline $150,000 for administrative services in fiscal 1999 (now an intercompany transaction eliminated in consolidation in our consolidated financial statements). Packaging invoiced Clean Tech $99,600 for administrative services in fiscal 1999 (now an intercompany transaction eliminated in consolidation in our consolidated financial statements).

     Plastipak and Packaging provided and continue to provide administrative services to several affiliated companies. Packaging invoiced Absopure $60,000, $60,000 and $60,000 for administrative services in fiscal 1999, 2000 and 2001, respectively, pursuant to a service agreement dated September 12, 1994. The service agreement continues until written notice of cancellation by either party. There is currently outstanding a balance of $40,000 due to us from Absopure. Packaging invoiced Buffalo Don's $30,000, $30,000 and $30,000 for administrative services in fiscal 1999, 2000 and 2001, respectively, pursuant to a service agreement dated September 12, 1994. The service agreement continues until written notice of cancellation by either party.

     Packaging purchased and provided insurance to all of the companies which became subsidiaries of Plastipak in the Reorganization. Packaging billed each company for the amounts due from them for their coverage, and purchased insurance for these companies (together with affiliated companies). We believe that combining our insurance buying power with that of the affiliated companies helps us to get lower premiums. Whiteline reimbursed Packaging for insurance premiums in the amount of $1,512,721 for fiscal 1999 (now an intercompany transaction eliminated in consolidation in our consolidated financial statements). Clean Tech reimbursed Packaging for insurance premiums in the amount of $171,194 for fiscal 1999 (now an intercompany transaction eliminated in consolidation in our consolidated financial statements).

     Plastipak and Packaging provided and continue to provide insurance to several affiliated companies. Plastipak and/or Packaging invoiced Absopure for insurance premiums in the amounts of $833,491, $1,093,301 and $1,229,591 in fiscal 1999, 2000 and 2001, respectively. Absopure currently owes us $847,773 for insurance premiums. Plastipak and/or Packaging invoiced Buffalo Don's for insurance premiums in the amounts of $134,792, $164,750 and $182,523 in fiscal 1999, 2000 and 2001, respectively. Buffalo Don's currently owes us $33,949 for insurance premiums. Plastipak and/or Packaging invoiced WPY Co. for insurance premiums in the amounts of $29,279, $51,936 and $61,707 for fiscal 1999, 2000 and 2001, respectively. WPY Co. currently owes us $10,883 for insurance premiums.

CERTAIN FINANCING TRANSACTIONS

     In June 2001, Dresdner Bank loaned Plastipak Brazil $4.9 million for working capital purposes. This loan was backed by a letter of credit guaranteed by William C. Young. This loan was repaid with the net proceeds of the offering of the outstanding notes, and the related letter of credit and guarantee were extinguished.

     At various dates from December 1991 to December 1993, Whiteline issued to a trust controlled by William C. Young several demand notes (the "Whiteline Notes"), which accrued interest at annual rates ranging from 6 to 7% per annum. Interest only was payable in quarterly installments. The loan proceeds were used by Whiteline for working capital purposes. The Whiteline Notes were paid in full in December 2001, and the amount of the payoff was $740,000.

     In 1994, Packaging redeemed 7,680 shares of common stock that were owned by the W.P. and M.E. Young Trust. As partial consideration for the shares, Packaging issued a secured promissory note in the principal amount of $13,289,472 (the "Packaging Note"). The Packaging Note accrues interest at a rate of 6.55% per annum and is payable in monthly installments of $84,436. Although the maturity date of the Packaging Note was March 31, 2009, a portion of the net proceeds from the offering of the outstanding notes was used to pay the Packaging Note in full. The amount of the payoff was $12,014,871. The Packaging Note was secured by the pledge of the shares acquired from the W.P. and M.E. Young Trust. Since the Packaging Note was paid in full, these shares have been canceled.

     In March 2001, Madras Packaging, L.L.C., a Delaware limited liability company, redeemed Packaging's 49% membership interest. In connection with the redemption, Packaging sold certain equipment to Madras. As partial consideration for this equipment, Madras issued to Packaging a secured promissory note in the principal amount of $3,000,000 (the "Madras Note"). The

Madras Note accrues interest at a rate of 8% per annum and is payable in monthly installments of $25,000 with a balloon payment of $2,400,000 due in March 2003.

OTHER

     Packaging sold pallets to Absopure and to certain of the companies that became subsidiaries of Plastipak in the Reorganization. Packaging invoiced Clean Tech $28,303 for pallets in fiscal 1999 (now an intercompany transaction eliminated in consolidation in our consolidated financial statements). Packaging invoiced Whiteline $97,560 for pallets in fiscal 1999 (now an intercompany transaction eliminated in consolidation in our consolidated financial statements). Packaging invoiced Absopure $231,000 for pallets in each of fiscal 1999 and 2000, and $277,000 in fiscal 2001.

                       DESCRIPTION OF OTHER INDEBTEDNESS

                          THE AMENDED CREDIT AGREEMENT

     The Amended Credit Agreement is a five-year revolving credit facility priced at 200 to 350 basis points per annum over Eurodollar or at prime rates, as we select, based on a debt to EBITDA ratio. We are able to borrow up to 85% of the value of eligible domestic accounts receivable, 65% of the value of eligible domestic inventory, and 50% of the value of domestic property, plant and equipment. As of January 5, 2002, the amount outstanding under our Amended Credit Agreement was $53.1 million, and approximately $96.9 million was available for additional borrowing under the Amended Credit Agreement. Packaging, Whiteline, Clean Tech and TABB are borrowers and guarantors of the Amended Credit Agreement, while Plastipak is only a guarantor of the debt. The Amended Credit Agreement also allows for additional investment in Plastipak Brazil by Packaging.

     The Amended Credit Agreement is secured by substantially all of our assets, including pledges of all of the stock of Plastipak and all of its material domestic subsidiaries and 65% of the stock of Plastipak Brazil. The Amended Credit Agreement allows us to refinance our real estate with another lender, retaining net proceeds in excess of 65% of the appraised fair market value of the properties refinanced. It also provides for the release of liens on our stock and the stock of our subsidiaries if we meet certain leverage and debt to tangible net worth ratios. The Amended Credit Agreement also permits us to use 50% of the proceeds of any public or private issuance of our capital stock.

     The Amended Credit Agreement contains typical affirmative and negative covenants and financial covenants. The financial covenants include:

     - A minimum consolidated interest coverage ratio of 2.25 to 1 through October 29, 2004, and 2.50 to 1 from October 30, 2004 and at all times thereafter;

     - A minimum consolidated debt service coverage ratio of 1.2 to 1 through November 1, 2002, and 1.25 to 1 from November 2, 2002 and at all times thereafter;

     - A maximum senior secured debt to EBITDA ratio of 2.25 to 1 through November 1, 2002, and 2.0 to 1 from November 2, 2002 and at all times thereafter;

     - A maximum total debt to EBITDA ratio of not more than 4.25 to 1 through November 1, 2002, not more than 4.0 to 1 from November 2, 2002 through October 31, 2003 and not more than 3.75 to 1 from November 1, 2003 and at all times thereafter; and

     - A minimum tangible worth of $12.5 million as of November 3, 2001 plus 50% of net income thereafter.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under "-- Certain Definitions" below. In this description, the word "Plastipak" refers only to Plastipak Holdings, Inc. and not to any of its subsidiaries.

     The outstanding notes were issued, and the exchange notes will be issued, under an Indenture (the "Indenture") among Plastipak, the Guarantors and Wells Fargo Bank of Minnesota, National Association, as trustee (the "Trustee"). Upon the issuance of the exchange notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939. All references to the "Notes" are to the outstanding notes and the exchange notes, collectively. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

     The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. The indenture and registration rights agreement are exhibits to the registration statement of which this prospectus is a part. Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

     The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

               BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

THE NOTES

     The notes:

        - are general unsecured obligations of Plastipak;

        - are pari passu in right of payment with all existing and future Indebtedness of Plastipak that is not expressly subordinated to the notes;

        - are senior in right of payment to any future subordinated Indebtedness of Plastipak; and

        - are unconditionally guaranteed by the Guarantors.

     The notes are effectively subordinated to all borrowings under the Amended Credit Agreement, which is secured by substantially all of the assets of Plastipak and the Guarantors. See "Risk Factors -- Subordination to Secured Indebtedness -- Your right to receive payments on the outstanding notes and the exchange notes is effectively subordinated to our existing secured indebtedness and all of our future secured borrowings."

THE GUARANTEES

     The notes are guaranteed by all of Plastipak's Domestic Subsidiaries.

     Each guarantee of the notes:

        - is a general unsecured obligation of the Guarantor;

        - is pari passu in right of payment with all existing and future Indebtedness of that Guarantor; and

        - is senior in right of payment to any future subordinated Indebtedness of that Guarantor that is not expressly subordinated to the guarantees.

     As of November 3, 2001, the aggregate amount of our secured Indebtedness and the secured Indebtedness of our subsidiaries to which the notes would have been effectively subordinated was approximately $53.1 million, and approximately $96.9 million was available for additional borrowing under the Amended Credit Agreement. The indenture will permit us and the Guarantors to incur additional secured Indebtedness.

     None of our foreign subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated approximately 9% of our consolidated revenue in fiscal 2001 and held approximately 20% of our consolidated assets as of November 3, 2001. For more details about the division of our consolidated revenues and assets between our guarantor and non-guarantor subsidiaries, see footnote O to our consolidated financial statements included at the back of this prospectus.

     As of the date of the indenture, all of our subsidiaries were "Restricted Subsidiaries." In the future, we may create a Securitization Entity, to serve as a special purpose entity in connection with a permitted Receivables Facility. Such Securitization Entity will be an "Unrestricted Subsidiary" for indenture purposes. However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries", we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries (including a Securitization Entity) will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

                        PRINCIPAL, MATURITY AND INTEREST

     Plastipak may issue notes with a maximum aggregate principal amount of up to $500 million under the indenture, of which Plastipak issued $275 million principal amount of outstanding notes on August 20, 2001. As a result, Plastipak may issue a total principal amount of $225 million of additional notes from time to time after the offering of the outstanding notes. Any offering of additional notes is subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Plastipak will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on September 1, 2011.

     Interest on the notes will accrue at the rate of 10.75% per annum and will be payable semi-annually in arrears on September 1 and March 1 of each year, commencing on March 1, 2002. Plastipak will make each interest payment to the Holders of record on the immediately preceding August 15 and February 15, respectively.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

                   METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to Plastipak, Plastipak will pay all principal, interest and premium and Special Interest, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Plastipak elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

                    PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. Plastipak may change the paying agent or registrar without prior notice to the Holders of the notes, and Plastipak or any of its Subsidiaries may act as paying agent or registrar.

                             TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Plastipak is not required to transfer or exchange any note previously selected for redemption. Also, Plastipak is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

                             SUBSIDIARY GUARANTEES

     The notes will be guaranteed by each of Plastipak's current and future Domestic Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to minimize the chances of that Subsidiary Guarantee constituting a fraudulent conveyance under applicable law.

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Plastipak or another Guarantor, unless:

          (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2) either:

             (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger, if other than such Guarantor, assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and, if the Exchange Offer has not been consummated or Special Interest remains due and owing, under the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee and completes all other required documentation; or

             (b) in the case of a sale or disposition constituting an Asset Sale, the Net Proceeds of such sale or other disposition are applied in accordance with the provisions of the indenture described in the first paragraph under "-- Repurchase at the Option of Holders -- Asset Sales" below;

     The Subsidiary Guarantee of a Guarantor will be released:

          (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Plastipak, if the sale or other disposition complies with the provisions of the indenture described in the first paragraph under "-- Repurchase at the Option of Holders -- Asset Sales" below;

          (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Plastipak, if the sale complies with the provisions of the indenture described in the first paragraph under "-- Repurchase at the Option of Holders -- Asset Sales" below; or

          (3) if Plastipak designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

See "-- Repurchase at the Option of Holders -- Asset Sales."

                              OPTIONAL REDEMPTION

     At any time prior to September 1, 2004, Plastipak may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 110.750% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more sales of Common Stock of Plastipak; provided that:

          (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Plastipak and its Subsidiaries); and

          (2) the redemption occurs within 45 days of the date of the closing of the applicable sale of Common Stock.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at Plastipak's option prior to September 1, 2006.

     After September 1, 2006, Plastipak may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

YEAR                                                            PERCENTAGE
----                                                            ----------
2006........................................................     105.375%
2007........................................................     103.583%
2008........................................................     101.792%
2009 and thereafter.........................................     100.000%

                              MANDATORY REDEMPTION

     Plastipak is not required to make mandatory redemption or sinking fund payments with respect to the notes.

                      REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of notes will have the right to require Plastipak to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Plastipak will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased, to the date of purchase. Within ten business days following any Change of Control, Plastipak will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Plastipak will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Plastipak will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, Plastipak will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Plastipak.

     The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Plastipak will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require Plastipak to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Plastipak repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Plastipak will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Plastipak and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Plastipak and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Plastipak to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Plastipak and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

     Plastipak will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Plastipak (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined by Plastipak's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee promptly after the consummation of such Asset Sale; and

          (3) at least 75% of the consideration received in the Asset Sale by Plastipak or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

             (a) any liabilities, as shown on Plastipak's or such Restricted Subsidiary's most recent balance sheet, of Plastipak or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Plastipak or such Restricted Subsidiary from further liability; and

             (b) any securities, notes or other obligations received by Plastipak or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Plastipak or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Plastipak may apply those Net Proceeds at its option:

          (1) to repay secured Indebtedness under a Credit Facility and, if such secured Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

          (3) to make a capital expenditure; or

          (4) to acquire other long-term assets that are used or useful in a Permitted Business.

     Pending the final application of any Net Proceeds, Plastipak may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, Plastipak will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such indebtedness with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Plastipak may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     Plastipak will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Plastipak will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

     The agreements governing Plastipak's other Indebtedness contain prohibitions on certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the Holders of notes of their right to require Plastipak to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Plastipak. Finally, Plastipak's ability to repurchase notes upon a Change of Control may be limited by Plastipak's then existing financial resources. See "Risk Factors -- Financing Change of Control Offer."

                              SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in the principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of the notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

                               CERTAIN COVENANTS

RESTRICTED PAYMENTS

     Plastipak will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Plastipak's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Plastipak or any of its Restricted Subsidiaries) or to the direct or indirect holders of Plastipak's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Plastipak or to Plastipak or a Restricted Subsidiary of Plastipak);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Plastipak) any Equity Interests of Plastipak;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (2) Plastipak would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Plastipak and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) and (5) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (a) 50% of the Consolidated Net Income of Plastipak for the period (taken as one accounting period) from the beginning of the fiscal quarter during which notes were first issued to the end of Plastipak's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

             (b) 100% of the aggregate net cash proceeds received by Plastipak since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Plastipak (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Plastipak that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Plastipak), plus

             (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

             (d) to the extent that any Unrestricted Subsidiary of Plastipak is redesignated as a Restricted Subsidiary after the date of the indenture, the fair market value of Plastipak's Investment in such Subsidiary as of the date of such redesignation.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Plastipak or any Guarantor or of any Equity Interests of Plastipak in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Plastipak) of, Equity Interests of Plastipak (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Plastipak or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) the payment of any dividend by a Restricted Subsidiary of Plastipak to the holders of its Equity Interests on a pro rata basis;

          (5) the use of the proceeds of this offering as described above under "Use of Proceeds"; or

          (6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Plastipak or any Restricted Subsidiary of Plastipak held by any member of Plastipak's (or any of its Subsidiaries') management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any calendar year (which amount shall be increased by the amount of any cash proceeds of any "key-man" life insurance policies, whenever received, that are used to make such repurchases or redemptions).

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Plastipak or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the third business day after making any Restricted Payment, Plastipak will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Plastipak will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Plastipak will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Plastipak or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for Plastipak's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by Plastipak or any of the Guarantors of additional Indebtedness and letters of credit under Credit Facilities, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Plastipak and the Guarantors thereunder) not to exceed the greater of:

             (a) $100.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Plastipak or any of its Restricted Subsidiaries since the date of the indenture to repay term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness and effect a corresponding commitment reduction thereunder, in each case, pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; or

             (b) the amount of the Borrowing Base as of the date of such incurrence;

          (2) the incurrence by Plastipak and its Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by Plastipak and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

          (4) the incurrence by Plastipak or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Plastipak or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, the greater of (a) $15.0 million or (b) 5% of Consolidated Net Tangible Assets;

          (5) the incurrence by Plastipak or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
     (4), (5), or (11) of this paragraph;

          (6) the incurrence by Plastipak or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Plastipak and any of its Restricted Subsidiaries; provided, however, that:

             (a) if Plastipak or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Plastipak, or the Subsidiary Guarantee, in the case of a Guarantor; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Plastipak or a Restricted Subsidiary of Plastipak and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Plastipak or a Restricted Subsidiary of Plastipak will be deemed, in each case, to constitute an incurrence of such Indebtedness by Plastipak or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence by Plastipak or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

          (8) the guarantee by Plastipak or any of the Guarantors of Indebtedness of Plastipak or a Restricted Subsidiary of Plastipak that was permitted to be incurred by another provision of this covenant;

          (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Plastipak as accrued;

          (10) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non-recourse to Plastipak or any Restricted Subsidiary of Plastipak (except for Standard Securitization Undertakings); and

          (11) the incurrence by Plastipak or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $25.0 million.

     Notwithstanding the foregoing, Plastipak will not, and will not permit any Guarantor to, incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Plastipak or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness of Plastipak or any Guarantor will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Plastipak or any Guarantor solely by virtue of being unsecured.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Plastipak will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

LIENS

     Plastipak will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     Plastipak will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to Plastipak or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Plastipak or any of its Restricted Subsidiaries;

          (2) make loans or advances to Plastipak or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Plastipak or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements governing Existing Indebtedness and Credit Facilities as in effect or proposed to be entered into on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of such instrument are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement on the date of the indenture;

          (2) the indenture, the notes and the Subsidiary Guarantees;

          (3) applicable law or other restrictions imposed by governmental entities in foreign countries;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Plastipak or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

          (11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

          (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     Plastipak may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Plastipak is the surviving corporation); or
(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Plastipak and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1) either: (a) Plastipak is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Plastipak) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than Plastipak) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Plastipak under the notes, the indenture and, if the Exchange Offer has not been consummated or Special Interest remains due and owing with respect to all of the notes initially issued, the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

          (3) immediately after such transaction no Default or Event of Default exists; and

          (4) Plastipak or the Person formed by or surviving any such consolidation or merger (if other than Plastipak), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, Plastipak may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Plastipak and any of its Restricted Subsidiaries.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Plastipak and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or Permitted Investments, as determined by Plastipak. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

TRANSACTIONS WITH AFFILIATES

     Plastipak will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to Plastipak or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Plastipak or such Restricted Subsidiary with an unrelated Person; and

          (2) Plastipak delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any employment agreement entered into by Plastipak or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Plastipak or such Restricted Subsidiary;

          (2) transactions between or among Plastipak and/or its Restricted Subsidiaries;

          (3) transactions with a Person that is an Affiliate of Plastipak solely because Plastipak owns an Equity Interest in, or controls, such Person;

          (4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Plastipak;

          (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Plastipak;

          (6) transactions effected as part of a Qualified Securitization Transaction;

          (7) transactions effected pursuant to written agreements, as the same are in effect on the date of the indenture, on the terms described under "Certain Relationships and Related Transactions", and amendments, replacements or extensions to those agreements that do not alter the payment terms of those agreements;

          (8) transactions with Absopure Water Company and/or Buffalo Don's Artesian Wells Ltd. in the ordinary course of business consistent with past practice on the terms described under "Certain Relationships and Related Transactions";

          (9) the use of proceeds of this offering as described above under "Use of Proceeds"; and

          (10) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "-- Restricted Payments."

ADDITIONAL SUBSIDIARY GUARANTEES

     If Plastipak or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture or if any Restricted Subsidiary becomes a Domestic Subsidiary, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within ten Business Days of the date on which it was acquired or created or became a

Domestic Subsidiary, provided, however, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries will not have to comply with the requirements of this covenant.

SALE AND LEASEBACK TRANSACTIONS

     Plastipak will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Plastipak or any Guarantor may enter into a sale and leaseback transaction if:

          (1) Plastipak or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and
     (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens";

          (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

          (3) the transfer of assets in such sale and leaseback transaction is permitted by, and Plastipak applies the proceeds of such transaction in compliance with, the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales."

BUSINESS ACTIVITIES

     Plastipak will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Plastipak and its Restricted Subsidiaries taken as a whole.

PAYMENTS FOR CONSENT

     Plastipak will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame, and in accordance with the other terms and conditions, set forth in the solicitation documents relating to such consent, waiver or agreement.

                                    REPORTS

     Whether or not required by the Commission, so long as any notes are outstanding, Plastipak will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Plastipak were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Plastipak's certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if Plastipak were required to file such reports.

     In addition, following the consummation of the exchange offer whether or not required by the Commission, Plastipak will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Plastipak and the Restricted Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, it/they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     If Plastipak has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Plastipak and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Plastipak.

                         EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on, or Special Interest with respect to, the notes;

          (2) default in payment when due of the principal of, or premium, if any, on the notes;

          (3) failure by Plastipak or any of its Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control", "-- Repurchase at the Option of
     Holders -- Asset Sales", "-- Certain Covenants -- Restricted Payments",
     "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets";

          (4) failure by Plastipak or any of its Subsidiaries for 30 days after notice to comply with any of the other agreements in the indenture;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Plastipak or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Plastipak or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

             (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its expressed maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (6) failure by Plastipak or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

          (7) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

          (8) certain events of bankruptcy or insolvency described in the indenture with respect to Plastipak or any of its Restricted Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Plastipak, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Special Interest.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Special Interest on, or the principal of, the notes.

     If an Event of Default occurs prior to September 1, 2006, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Plastipak with the intention of avoiding the prohibition on redemption of the notes prior to September 1, 2006, then the premium specified in the indenture will become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     Plastipak is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Plastipak is required to deliver to the trustee a statement specifying such Default or Event of Default.

    NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Plastipak or any Guarantor, as such, will have any liability for any obligations of Plastipak or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

                    LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Plastipak may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

          (2) Plastipak's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Plastipak's and the Guarantor's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, Plastipak may, at its option and at any time, elect to have the obligations of Plastipak and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Plastipak must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Plastipak must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, Plastipak must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Plastipak has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Plastipak must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Plastipak or any of its Subsidiaries is a party or by which Plastipak or any of its Subsidiaries is bound;

          (6) Plastipak must deliver to the trustee an officers' certificate stating that the deposit was not made by Plastipak with the intent of preferring the Holders of notes over the other creditors of Plastipak with the intent of defeating, hindering, delaying or defrauding creditors of Plastipak or others; and

          (7) Plastipak must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

                        AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (9) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any Holder of notes, Plastipak, the Guarantors and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of Plastipak's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Plastipak's assets;

          (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

          (5) to add a Guarantor;

          (6) to comply with the provisions described under "-- Subsidiary Guarantees" requiring execution of a supplemental indenture; or

          (7) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

                           SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Plastipak, have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Plastipak or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

          (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Plastipak or any Guarantor is a party or by which Plastipak or any Guarantor is bound;

          (3) Plastipak or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

          (4) Plastipak has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Plastipak must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

                             CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Plastipak or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

                             ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Plastipak Packaging, Inc. 9135 General Court, P.O. Box 2500C, Plymouth, Michigan 48170-0907,
Attention: Chief Financial Officer.

                    FORM, BOOK ENTRY PROCEDURES AND TRANSFER

     The exchange notes will be issued in the form of one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee, who will be the global notes holder. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they are participating organizations or "participants" in such system or indirectly through organizations that are participants in such system.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Plastipak takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised Plastipak that DTC is a limited-purpose trust company that was created to hold securities for its participants and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.

     Plastipak expects that pursuant to procedures established by DTC:

     - upon deposit of the global notes, DTC will credit the accounts of participants designated by the exchange agent with portions of the principal amount of the global notes, and

     - ownership of the exchange notes evidenced by the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the participants), the participants and the indirect participants.

     So long as the global notes holder is the registered owner of any exchange notes, the global notes holder will be considered the sole holder under the indenture of any exchange notes evidenced by the global notes. Beneficial owners of exchange notes evidenced by the global notes will not be considered the owners or holders thereof under the indentures for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Plastipak nor the applicable trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the exchange notes.

     Payments in respect of the principal of, and premium, if any, and interest on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Plastipak and the trustee will treat the persons in whose names the exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Plastipak nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of exchange notes. Plastipak believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practice and will be the responsibility of the participants or the indirect participants.

EXCHANGES OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     A beneficial interest in a global note may not be exchanged for a note in certificated form unless (i) DTC (x) notifies Plastipak that it is unwilling or unable to continue as Depository for such global note or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) in the case of a global note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, (A) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays) or (B) announces an intention permanently to cease business or does in fact do so, (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes or
(iv) a request for certificates has been made upon 60 days' prior written notice given to the trustee in accordance with DTC's customary procedures and a copy of such notice has been received by Plastipak from the trustee. In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Neither Plastipak nor the trustee will be liable for any delay by the global notes holder or DTC in identifying the beneficial owners of exchange notes and Plastipak and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global notes holder or DTC for all purposes.

                        SAME-DAY SETTLEMENT AND PAYMENT

     The indenture will require that payments in respect of the exchange notes represented by the global notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the global notes holder. With respect to certificated securities, if any, Plastipak will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such accounts is specified, by mailing a check to each such holder's registered address.

                     REGISTRATION RIGHTS; SPECIAL INTEREST

     The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of these notes. See "-- Additional Information."

     Plastipak, the Guarantors and the initial purchasers of the outstanding notes entered into the registration rights agreement. Pursuant to the registration rights agreement, Plastipak and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Promptly following the effectiveness of the Exchange Offer Registration Statement, Plastipak and the Guarantors will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

     If:

          (1) Plastipak and the Guarantors are not:

             (a) required to file the Exchange Offer Registration Statement; or

             (b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy;

          (2) any Holder of Transfer Restricted Securities notifies Plastipak prior to the 20th day following consummation of the Exchange Offer that:

             (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

             (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

             (c) it is a broker-dealer and owns notes acquired directly from Plastipak or an affiliate of Plastipak, or

          (3) the Exchange Offer has not been completed within 225 days of the Closing Date,

Plastipak and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the notes by the Holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

     Plastipak and the Guarantors will use all commercially reasonable efforts to cause the applicable registration statement to be declared effective by the Commission no later than the Effectiveness Target Date.

     For purposes of the preceding, "Transfer Restricted Securities" means each outstanding note until:

          (1) the date on which such outstanding note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

          (2) following the exchange by a broker-dealer in the Exchange Offer of an outstanding note for an Exchange Note, the date on which such Exchange
     Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

          (3) the date on which the outstanding note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement;

          (4) the date on which the outstanding note is distributed to the public pursuant to Rule 144 under the Securities Act; or

          (5) such note shall cease to be outstanding.

     The registration rights agreement provides that:

          (1) Plastipak and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the closing of the offering of the outstanding notes;

          (2) Plastipak and the Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the closing of the offering of the outstanding notes;

          (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Plastipak and the Guarantors will

             (a) commence the Exchange Offer; and

             (b) use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all outstanding notes tendered prior thereto in the Exchange Offer; and

          (4) if obligated to file the Shelf Registration Statement, Plastipak and the Guarantors will use all commercially reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises.

     If:

          (1) Plastipak and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

          (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

          (3) Plastipak and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

          (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then Plastipak and the Guarantors will pay Special Interest to each Holder of notes affected thereby, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of outstanding notes held by such Holder.

     The amount of the Special Interest will increase by an additional $.05 per week per $1,000 principal amount of outstanding notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of $.50 per week per $1,000 principal amount of outstanding notes.

     All accrued Special Interest will be paid by Plastipak and the Guarantors on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

     Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

     Holders of outstanding notes will be required to make certain representations to Plastipak (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify Plastipak and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from Plastipak.

                              CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACQUIRED DEBT" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     Notwithstanding the foregoing, no Person (other than Plastipak or any Subsidiary of Plastipak) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of Plastipak or any of its Subsidiaries solely by reason of such Investment.

     "AMENDED CREDIT AGREEMENT" means that certain Amended Credit Agreement entered into on August 20, 2001 by and among Comerica Bank, Plastipak Holdings, Inc., Plastipak Packaging, Inc., Whiteline Express, Ltd., TABB Realty, LLC and Clean Tech, Inc., providing for up to $150 million of revolving credit borrowings including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "ASSET SALE" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Plastipak and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests in any of Plastipak's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

     Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

          (2) a transfer of assets between or among Plastipak and its Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Restricted Subsidiary to Plastipak or to another Restricted Subsidiary;

          (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (5) the sale or exchange of obsolete or damaged equipment in the ordinary course of business;

          (6) the sale or other disposition of cash or Cash Equivalents;

          (7) any sales of accounts receivable (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof as determined in accordance with GAAP. For the purposes of this clause (7), Purchase Money Notes shall be deemed to be cash; or

          (8) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments."

     "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "BOARD OF DIRECTORS" means:

          (1) with respect to a corporation, the board of directors of the corporation;

          (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "BORROWING BASE" means, as of any date, an amount equal to:

          (1) 85% of the face amount of all accounts receivable owned by Plastipak and the Guarantors as of the end of the most recent fiscal quarter preceding such date for which internal financial statements are available that were not more than 90 days past due; plus

          (2) 65% of the book value of all inventory owned by Plastipak and the Guarantors as of the end of the most recent fiscal quarter preceding such date for which internal financial statements are available, all calculated on a consolidated basis and in accordance with GAAP.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CASH EQUIVALENTS" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Amended Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "CHANGE OF CONTROL" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Plastipak and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principal or a Related Party of the Principal;

          (2) the adoption of a plan relating to the liquidation or dissolution of Plastipak;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principal and his Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Plastipak, measured by voting power rather than number of shares;

          (4) the first day on which a majority of the members of the Board of Directors of Plastipak are not Continuing Directors; or

          (5) Plastipak consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Plastipak, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Plastipak or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Plastipak outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

     "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

          (4) the cumulative effect of a change in accounting principles will be excluded; and

          (5) the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specific Person or one of its Subsidiaries.

     "CONSOLIDATED NET TANGIBLE ASSETS" of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs.

     "CONSOLIDATED NET WORTH" means, with respect to any specified Person as of any date, the sum of:

          (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

          (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of Plastipak who:

          (1) was a member of such Board of Directors on the date of the indenture; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

          (3) in the event all directorships are vacant, is appointed by the Principal or his Related Parties.

     "CREDIT FACILITIES" means, one or more debt facilities (including, without limitation, the Amended Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Plastipak to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Plastipak may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "DOMESTIC SUBSIDIARY" means any Restricted Subsidiary of Plastipak that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Plastipak; provided that a Restricted Subsidiary with assets having an aggregate fair market value of less than $100,000 will not be deemed a Domestic Subsidiary unless and until it acquires assets having an aggregate fair market value in excess of that amount.

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "EXISTING INDEBTEDNESS" means the Indebtedness of Plastipak and its Restricted Subsidiaries (other than Indebtedness under the Amended Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

     "EXISTING SUBORDINATED NOTES" means:

          (1) the 6.5% subordinated notes due March 2009, in aggregate principal amount as of May 5, 2001 of $12,025,832, payable to former stockholders and

          (2) the subordinated notes payable to former stockholders, in aggregate principal amount as of May 5, 2001 of $8,268,306, plus interest ranging from 6% to 10% due through October 2009.

     "FIXED CHARGES" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Plastipak (other than Disqualified Stock) or to Plastipak or a Restricted Subsidiary of Plastipak, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "GUARANTORS" means each of:

          (1) Plastipak Packaging, Inc., Whiteline Express, Ltd., Clean Tech, Inc., and TABB Realty, LLC; and

          (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

     "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates.

     "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations; or

          (5) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

     For purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due (after giving effect to all grace periods) in the case of any other Indebtedness.

     "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Plastipak or any Subsidiary of Plastipak sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Plastipak such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Plastipak, Plastipak will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by Plastipak or any Subsidiary of Plastipak of a Person that holds an Investment in a third Person will be deemed to be an Investment by Plastipak or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "NET INCOME" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "NET PROCEEDS" means the aggregate cash proceeds received by Plastipak or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "NON-RECOURSE DEBT" means Indebtedness:

          (1) as to which neither Plastipak nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Plastipak or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Plastipak or any of its Restricted Subsidiaries.

     "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PERMITTED BUSINESS" means any business that derives a majority of its revenues from the businesses engaged in by Plastipak and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Plastipak and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

     "PERMITTED INVESTMENTS" means:

          (1) any Investment in Plastipak or in a Restricted Subsidiary of Plastipak that is a Guarantor, including purchases of the notes in open market purchases from time to time;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by Plastipak or any Restricted Subsidiary of Plastipak in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of Plastipak and a Guarantor; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Plastipak or a Restricted Subsidiary of Plastipak that is a Guarantor;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Plastipak;

          (6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (7) Hedging Obligations;

          (8) any Investment by Plastipak or a Restricted Subsidiary in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note, equity interest or limited liability company interest;

          (9) other Investments in Restricted Subsidiaries or Permitted Joint Ventures that are not Guarantors having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the indenture that are still outstanding, not to exceed $20.0 million; and

          (10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the date of the indenture that are still outstanding, not to exceed $10.0 million.

     "PERMITTED JOINT VENTURE" means any entity owned 50% or more by Plastipak and/or any of its Restricted Subsidiaries, if such entity is engaged in a Permitted Business, and Plastipak has the right to appoint at least half of the Board of Directors or similar governing body of such entity.

     "PERMITTED LIENS" means:

          (1) Liens of Plastipak or any Guarantor securing Indebtedness under a Credit Facility that was permitted by the terms of the indenture to be incurred;

          (2) Liens in favor of Plastipak or the Guarantors;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Plastipak or any Subsidiary of Plastipak; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Plastipak or the Subsidiary;

          (4) Liens on property existing at the time of acquisition of the property by Plastipak or any Subsidiary of Plastipak, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

          (7) Liens existing on the date of the indenture;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (9) Liens incurred in the ordinary course of business of Plastipak or any Restricted Subsidiary of Plastipak with respect to obligations that do not exceed $10.0 million at any one time outstanding; and

          (10) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Plastipak or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Plastipak or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by Plastipak or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "PRINCIPAL" means William C. Young.

     "PURCHASE MONEY NOTE" means a promissory note of a Securitization Entity evidencing amounts owed to Plastipak or any Guarantor in connection with a Qualified Securitization Transaction by a Securitization Entity, which note shall be repaid from cash available to a Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables.

     "QUALIFIED SECURITIZATION TRANSACTION" means any transaction or series of transactions that may be entered into by Plastipak or any Guarantor pursuant to which Plastipak or any Guarantor may sell, convey or otherwise transfer to:

          (1) a Securitization Entity (in the case of a transfer by Plastipak or any Guarantor); and

          (2) any other Person (in the case of a transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of Plastipak or any Guarantor, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivables.

     "RECEIVABLES FACILITY" means a new off-balance sheet receivables purchase facility entered into through a Securitization Entity.

     "RELATED PARTY" means:

          (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

          (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principal and/or such other Persons referred to in the immediately preceding clause (1).

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "SECURITIZATION ENTITY" means any Person in which Plastipak or any Guarantor of Plastipak makes an Investment and to which Plastipak or any Guarantor of Plastipak transfers accounts receivable (including contract rights) which engages in no activities other than in connection with the financing of accounts receivable (including contract rights), and all activities ancillary thereto to be conducted by such an entity in connection with a receivables securitization, and which is designated by the Board of Directors as a Securitization Entity.

     "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "STANDARD SECURITIZATION UNDERTAKINGS" means representations, warranties, covenants and indemnities entered into by Plastipak or any Guarantor which are reasonably customary in an accounts receivable securitization transaction.

     "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "SUBSIDIARY" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Plastipak that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Plastipak or any Restricted Subsidiary of Plastipak unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Plastipak or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Plastipak;

          (3) is a Person with respect to which neither Plastipak nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Plastipak or any of its Restricted Subsidiaries other than Standard Securitization Undertakings; and

          (5) has at least one director on its Board of Directors that is not a director or executive officer of Plastipak or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Plastipak or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Plastipak as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments". If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Plastipak as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", Plastipak will be in default of such covenant. The Board of Directors of Plastipak may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Plastipak of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

           U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

OVERVIEW

     We summarize below the material U.S. federal income tax consequences of:

     - the exchange of outstanding notes for exchange notes; and

     - the ownership and sale of exchange notes by U.S. persons, based on current U.S. federal income tax law.

Regarding the ownership and sale of exchange notes, this summary addresses only exchange notes that were exchanged for outstanding notes that were purchased in the initial offering at their issue price and that are held as capital assets. This summary does not deal with special situations and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including: if you are a dealer in securities or currencies, a financial institution, an insurance company, a tax exempt organization, a person holding the exchange notes as part of a hedging, integrated or conversion transaction, constructive sale or straddle, a trader in securities that has elected the mark-to-market method of accounting for your securities or a U.S. person whose functional currency is not the U.S. dollar.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and current regulations, rulings and judicial decisions. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     "United States person" means a beneficial owner of an exchange note that is:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized under the laws of the United States or any political subdivision of the United States;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust that:

          (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons; or

          (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES

     The following summary describes the material United States federal income tax consequences of the exchange offer. The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by you upon receipt of an exchange note, the holding period of the exchange notes will include the holding period of the outstanding note and the basis of the exchange notes will be the same as the basis of the outstanding note immediately before the exchange.

     IN ANY EVENT, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

OWNERSHIP AND SALE OF EXCHANGE NOTES

     Interest on an exchange note will generally be taxable to you as ordinary income from domestic sources at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

     Upon the sale, exchange, retirement or other disposition, which we refer to as a "sale" of an exchange note, you will recognize gain or loss equal to the difference between:

     - the amount you realize upon the sale less an amount equal to any accrued stated interest which will be taxable as interest if you did not previously include that amount in income; and

     - your tax basis in the exchange note.

That gain or loss will be capital gain or loss. Capital gains of individuals derived from capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     In general, information reporting requirements will apply to the payment of principal and interest on the exchange notes and to the proceeds of sale of the exchange notes made to you, unless you are an exempt recipient, such as a corporation. A 31% backup withholding tax will apply to these payments if you
(1) fail to provide a taxpayer identification number, (2) fail to provide a certification of exempt status or (3) fail to report in full dividend and interest income.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus if it resells any of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer if it resells exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent that any broker-dealer participates in the exchange offer and notifies us of this participation, or causes us to be notified in writing, we have agreed that for a period of 180 days after the date of this prospectus, that we will make this prospectus, as amended or supplemented, available to that broker-dealer for use with any resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal.

     We will not receive any proceeds from the sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions through any of the following methods:

     - in the over-the-counter market;

     - in negotiated transactions;

     - through the writing of options on the exchange notes; or

     - a combination of these methods of resale, at prevailing market prices at the time of resale, at prices related to prevailing market prices or at negotiated prices.

     Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or these exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be considered to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be considered to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of any broker-dealers, subject to specified prescribed limitations. In addition, we have agreed to indemnify the holders of the outstanding notes against specified liabilities, including specified liabilities that may arise under the Securities Act of 1933.

     By its acceptance of the exchange offer, any broker-dealer that receives exchange notes under the exchange offer hereby agrees to notify us prior to using the prospectus in the sale or transfer of exchange notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements in this prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us which notice we agree to deliver promptly to that broker-dealer, that broker-dealer will suspend its use of this prospectus until we have notified that broker-dealer that delivery of this prospectus may resume and has furnished copies of any amendment or supplement to the prospectus to that broker-dealer.

                                 LEGAL MATTERS

     The validity of the exchange notes and the related guarantees will be passed upon for Plastipak and the Guarantors by Seyburn, Kahn, Ginn, Bess and Serlin, P.C., Southfield, Michigan.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The consolidated financial statements of Plastipak Holdings, Inc. and subsidiaries as of November 3, 2001, and for each of the three years in the period ended November 3, 2001, included in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their reports appearing therein and elsewhere in the prospectus, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Independent Certified Public Accountants..........     F-2
FINANCIAL STATEMENTS
  Consolidated Balance Sheets as of November 3, 2001 and
     October 28, 2000.......................................     F-3
  Consolidated Statements of Operations for the years ended
     November 3, 2001, October 28, 2000 and October 30,
     1999...................................................     F-5
  Consolidated Statements of Stockholders' Equity for the
     years ended November 3, 2001, October 28, 2000 and
     October 30, 1999.......................................     F-6
  Consolidated Statements of Cash Flows for the years ended
     November 3, 2001, October 28, 2000 and October 30,
     1999...................................................     F-7
  Notes to the Consolidated Financial Statements............     F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Plastipak Holdings, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Plastipak Holdings, Inc. and Subsidiaries as of November 3, 2001 and October 28, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the three years in the period ended November 3, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Plastipak Holdings, Inc. and Subsidiaries as of November 3, 2001 and October 28, 2000 and the results of their operations and their cash flows for each of the three years in the period ended November 3, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note M to the consolidated financial statements, during the year ended October 28, 2000, the Company changed its method of accounting for the purchase of parts and supplies used in its manufacturing facilities.

     We have also audited Schedule II of Plastipak Holdings, Inc. and Subsidiaries for the years ended November 3, 2001, October 28, 2000 and October 30, 1999. In our opinion these schedules present fairly, in all material respects, the information required to be set forth therein.

/s/ GRANT THORNTON, LLP

Southfield, Michigan
January 22, 2002

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                NOVEMBER 3,     OCTOBER 28,
                                                                    2001            2000
                           ASSETS                               ------------    ------------
CURRENT ASSETS
  Cash and cash equivalents.................................    $ 53,483,389    $  3,346,970
  Accounts receivable
     Trade (net of allowance of $6,111,236 and $3,529,283 at
       November 3, 2001 and October 28, 2000)...............      48,906,619      62,713,515
     Related parties........................................       6,695,143       6,826,622
  Prepaid expenses..........................................      10,707,870       5,881,720
  Inventories...............................................      77,930,887      65,883,292
  Prepaid federal income taxes..............................       1,100,000         270,634
  Deferred income taxes.....................................       6,437,000       2,572,000
  Other current assets......................................       5,202,346       5,976,349
                                                                ------------    ------------
          Total Current Assets..............................     210,463,254     153,471,102
                                                                ------------    ------------
PROPERTY, PLANT AND EQUIPMENT -- NET........................     270,382,231     255,134,804
                                                                ------------    ------------
OTHER ASSETS
  Cash surrender value of life insurance....................       1,650,845       1,567,081
  Deposits..................................................       6,066,405       4,004,271
  Capitalized loan costs....................................      10,679,904       1,891,468
  Intangible assets, (net of accumulated amortization of
     $7,447,400 and $5,385,852 at November 3, 2001 and
     October 28, 2000)......................................       3,282,302       3,185,550
  Investments in and advances to affiliates.................              --         690,976
  Deferred income taxes.....................................              --         749,000
  Note receivable...........................................       2,529,736         413,978
                                                                ------------    ------------
          Total Other Assets................................      24,209,192      12,502,324
                                                                ------------    ------------
                                                                $505,054,677    $421,108,230
                                                                ============    ============

   The accompanying notes are an integral part of these financial statements.

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS -- (CONTINUED)

                                                                NOVEMBER 3,     OCTOBER 28,
                                                                    2001            2000
LIABILITIES AND STOCKHOLDERS' EQUITY                            ------------    ------------
CURRENT LIABILITIES
  Accounts payable -- trade.................................    $ 95,649,181    $104,456,595
  Current portion of long-term obligations..................       6,615,597       9,801,553
  Accrued liabilities
     Taxes other than income................................       4,454,849       4,585,110
     Other accrued expenses.................................      23,761,086      17,001,008
     Income taxes...........................................       1,081,560         161,000
                                                                ------------    ------------
          Total Current Liabilities.........................     131,562,273     136,005,266
                                                                ------------    ------------
SENIOR NOTES (NET OF UNAMORTIZED DISCOUNT OF $4,056,688)....     270,943,312              --
LONG-TERM OBLIGATIONS.......................................      55,503,756     250,398,212
DEFERRED INCOME TAXES.......................................      11,238,000       6,949,000
OTHER NON-CURRENT LIABILITIES...............................       3,399,352       2,495,144
STOCKHOLDERS' EQUITY
  Common stock, no par value, 60,000 shares authorized;
     27,753 shares issued and outstanding...................          27,753          27,753
  Retained earnings.........................................      32,380,231      25,232,855
                                                                ------------    ------------
          Total Stockholders' Equity........................      32,407,984      25,260,608
                                                                ------------    ------------
                                                                $505,054,677    $421,108,230
                                                                ============    ============

   The accompanying notes are an integral part of these financial statements.

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED
                                                  ------------------------------------------
                                                  NOVEMBER 3,    OCTOBER 28,    OCTOBER 30,
                                                      2001           2000           1999
                                                  ------------   ------------   ------------
Revenues........................................  $809,697,135   $701,872,292   $565,527,063
Costs and expenses..............................   708,736,685    625,687,851    491,009,437
                                                  ------------   ------------   ------------
     Gross profit...............................   100,960,450     76,184,441     74,517,626
Selling, general and administrative expenses....    64,757,837     50,961,712     50,252,501
                                                  ------------   ------------   ------------
     Operating profit...........................    36,202,613     25,222,729     24,265,125
Other expense (income)
  Equity in earnings of affiliate...............       (38,437)      (200,078)      (213,858)
  Interest expense..............................    28,873,832     27,027,534     26,021,008
  Interest income...............................      (915,237)      (526,105)      (456,818)
  Royalty income................................      (883,599)    (1,008,694)    (1,239,365)
  Loss on sale of equipment.....................        10,862        130,853         43,721
  (Gain) loss on foreign currency translation...      (468,105)     1,297,853     (5,863,770)
  Sundry income.................................      (808,079)    (1,111,928)      (528,423)
                                                  ------------   ------------   ------------
                                                    25,771,237     25,609,435     17,762,495
                                                  ------------   ------------   ------------
Earnings (loss) before income taxes,
  extraordinary item and cumulative effect of
  change in accounting principle................    10,431,376       (386,706)     6,502,630
Income tax expense (benefit)
  Current.......................................     2,111,000        223,000      1,685,000
  Deferred......................................     1,173,000     (2,403,000)     1,967,000
                                                  ------------   ------------   ------------
                                                     3,284,000     (2,180,000)     3,652,000
                                                  ------------   ------------   ------------
     Earnings before extraordinary item and
       cumulative effect of change in accounting
       principle................................     7,147,376      1,793,294      2,850,630
Extraordinary item-loss on early extinguishment
  of debt (net of income tax benefit of
  $1,955,000)...................................            --             --     (3,793,555)
Cumulative effect of change in accounting
  principle (net of income taxes of
  $1,610,000)...................................            --      3,124,946             --
                                                  ------------   ------------   ------------
       Net earnings (loss)......................  $  7,147,376   $  4,918,240   $   (942,925)
                                                  ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          COMMON      RETAINED
                                                           STOCK      EARNINGS         TOTAL
                                                          -------    -----------    -----------
Balance, October 31, 1998.............................    $30,121    $31,050,870    $31,080,991
                                                          -------    -----------    -----------
Net loss..............................................        --        (942,925)      (942,925)
Purchase of 25,000 shares of W.P. Young Marketing
  Common Stock........................................    (2,368)     (3,042,804)    (3,045,172)
Stockholders' distributions...........................        --      (1,045,000)    (1,045,000)
Restricted stock options..............................        --         232,154        232,154
Purchase of 49% of W.P. Young Real Estate.............        --      (6,024,000)    (6,024,000)
                                                          -------    -----------    -----------
Balance, October 30, 1999.............................    27,753      20,228,295     20,256,048
Net earnings..........................................        --       4,918,240      4,918,240
Restricted stock options..............................        --          86,320         86,320
                                                          -------    -----------    -----------
Balance, October 28, 2000.............................    27,753      25,232,855     25,260,608
Net earnings..........................................        --       7,147,376      7,147,376
                                                          -------    -----------    -----------
Balance, November 3, 2001.............................    $27,753    $32,380,231    $32,407,984
                                                          =======    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED
                                                  -------------------------------------------
                                                   NOVEMBER 3,    OCTOBER 28,    OCTOBER 30,
                                                      2001            2000           1999
                                                  -------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)...........................  $   7,147,376   $  4,918,240   $   (942,925)
  Adjustments to reconcile net earnings (loss)
     to net cash provided by operating
     activities
     Depreciation and amortization..............     44,793,683     42,245,133     39,391,094
     Bad debt expense...........................      2,695,156        405,855        776,453
     Deferred salaries..........................      1,264,000        625,000             --
     Deferred tax expense (benefit).............      1,173,000       (793,000)     1,967,000
     Loss on sale of equipment..................         10,862        130,853         43,721
     Loss on investment in affiliate............        722,413             --             --
     Equity in earnings of affiliate............        (38,437)      (200,078)      (213,858)
     Change in accounting principle.............             --     (4,734,946)            --
     Foreign currency translation (gain) loss...     (2,077,144)       520,592     (3,230,798)
     Changes in assets and liabilities:
       (Increase) decrease in accounts
          receivable............................     11,243,219    (16,474,321)       (75,226)
       Increase in inventories..................    (12,047,595)    (3,776,880)   (12,830,628)
       (Increase) decrease in prepaid expenses
          and other current assets..............     (4,385,648)       225,211      3,481,755
       (Increase) decrease in cash surrender
          value.................................        (83,765)        52,440       (735,918)
       (Increase) decrease in prepaid federal
          income taxes..........................       (829,366)     5,885,565     (4,009,769)
       Increase (decrease) in other
          liabilities...........................      6,307,863      9,202,787     (6,134,843)
       (Increase) decrease in deposits..........     (2,060,410)    10,374,903     (2,648,898)
       (Increase) decrease in accounts
          payable...............................     (8,807,414)    26,621,838      9,653,951
       (Increase) decrease in sundry............     (2,108,758)       222,887        189,852
       Increase in income taxes.................        920,560        161,000             --
                                                  -------------   ------------   ------------
          Net cash provided by operating
            activities..........................     43,839,595     75,613,079     24,680,963
CASH FLOWS USED IN INVESTING ACTIVITIES
  Acquisition of property and equipment.........    (50,469,057)   (54,694,075)   (39,047,983)
  Proceeds from sale of equipment...............             --             --      1,013,864
  Acquisition of intangible assets..............     (2,287,917)    (1,008,084)       (50,000)
                                                  -------------   ------------   ------------
          Net cash used in investing
            activities..........................    (52,756,974)   (55,702,159)   (38,084,119)

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

                                                                  YEARS ENDED
                                                  -------------------------------------------
                                                   NOVEMBER 3,    OCTOBER 28,    OCTOBER 30,
                                                      2001            2000           1999
                                                  -------------   ------------   ------------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
  (Repayments) net borrowings under revolving
     credit facility............................  $(174,547,855)  $ (7,018,557)  $ 76,524,282
  Payments on long-term obligations.............    (29,265,504)   (15,362,913)   (66,914,127)
  Proceeds from long-term obligations...........    273,142,417             --     16,172,072
  Stockholder distributions.....................             --             --     (1,045,000)
  Capitalized loan costs........................    (10,275,260)    (2,629,549)      (750,000)
  Stock redemption..............................             --             --     (6,024,000)
  Repurchase of common stock warrants...........             --             --     (1,070,000)
                                                  -------------   ------------   ------------
     Net cash provided by (used in) financing
       activities...............................     59,053,798    (25,011,019)    16,893,227
                                                  -------------   ------------   ------------
Net increase (decrease) in cash.................     50,136,419     (5,100,099)     3,490,071
Cash and cash equivalents at beginning of
  period........................................      3,346,970      8,447,069      4,956,998
                                                  -------------   ------------   ------------
Cash and cash equivalents at end of period......  $  53,483,389   $  3,346,970   $  8,447,069
                                                  =============   ============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for income taxes....................  $   2,120,000   $    240,000   $  3,000,000
                                                  =============   ============   ============
  Cash paid for interest........................  $  26,500,000   $ 25,000,000   $ 26,245,000
                                                  =============   ============   ============
SUPPLEMENTAL NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Acquisition of common stock through issuance
     of long-term obligations and assignment of
     officers life insurance....................  $          --   $         --   $  2,820,000
                                                  =============   ============   ============
  Acquisition of equipment through the
     assumption of long-term obligations........  $   5,491,086   $  3,099,382   $ 22,127,000
                                                  =============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE A -- BASIS OF PRESENTATION, NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING
          POLICIES

  ORGANIZATION AND BASIS OF PRESENTATION

     Plastipak Holdings, Inc. ("Plastipak") is a privately held Michigan corporation that was formed in 1998 to act as a holding company for several companies which were under common control. On October 30, 1999, Plastipak acquired all of the equity interests in Plastipak Packaging, Inc. ("Packaging"), W.P. Young Marketing, TABB Investments, Inc., Whiteline Express, Ltd. ("Whiteline"), Clean Tech, Inc. ("Clean Tech") and TABB Realty, LLC ("TABB"), and a portion of the equity interests of Plastipak Packaging do Brasil, Ltda ("Plastipak Brazil"), through a reorganization (the "Reorganization"). Packaging, our principal operating company whose business commenced operations in 1967, designs and manufactures rigid plastic containers, and was incorporated in Delaware in 1982. Packaging also owns the remainder of Plastipak Brazil. Whiteline is a trucking company which serves our transportation and logistics needs, and was incorporated in Delaware in 1982. Clean Tech, a plastics recycling operation, provides a source of clean, high quality post-consumer recycled plastic raw material, and was incorporated in Michigan in 1989. TABB owns real estate and leases it to Packaging and Clean Tech. Plastipak Brazil produces injection-molded plastic preforms, blow molds rigid plastic packaging in Paulinia and is expanding into Manaus. Plastipak Brazil also maintains a sales office in Buenos Aires, Argentina. Other than Plastipak Brazil and its subsidiaries, all of the Plastipak group of companies are headquartered in Plymouth, Michigan. The combination of these companies has been accounted for in a manner similar to a pooling-of-interests. Accordingly, Plastipak's financial statements have been restated to include the results of operations, financial position and cash flows of these companies for all periods presented. All significant intercompany balances and transactions have been eliminated in consolidation.

     Substantially all of the acquired companies' business prior to the mergers was conducted with Packaging. Accordingly, pre-combination operating data of the individual companies excluding intercompany transactions, is not significant.

  SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

  FISCAL PERIOD

     Plastipak has elected a 52/53 week fiscal period for tax and financial reporting purposes. Plastipak's fiscal period ends on the Saturday closest to October 31. The period ended November 3, 2001 contained 53 weeks. The periods ended October 28, 2000 and October 30, 1999 contained 52 weeks.

  CASH EQUIVALENTS

     For purposes of the statement of cash flows, all investments with a maturity of less than three months are considered to be cash equivalents.

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE A -- BASIS OF PRESENTATION, NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING

 POLICIES (CONTINUED)
  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Plastipak provides an allowance for losses on accounts receivable based on a review of the current status of existing receivables, historical collection experience and management's evaluation of the effect of existing economic conditions.

  INVENTORIES

     Inventories are stated at the lower of cost or market. Values are determined on a first-in, first-out (FIFO) method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is provided principally on the straight-line method based upon estimated useful lives ranging from 3 to 10 years for machinery and equipment and up to 39 years for buildings. Amortization of leasehold improvements is provided over the lesser of the useful lives of the improvements or the terms of the various leases.

     Interest costs associated with construction in process of approximately $1,550,000, $1,362,000 and $1,136,000 were capitalized during the years ending November 3, 2001, October 28, 2000 and October 30, 1999, respectively.

  CAPITALIZED LOAN COSTS

     Capitalized loan costs are amortized over the term of the related debt agreement.

  INTANGIBLE ASSETS

     Periodically, Packaging acquires exclusive manufacturing contracts from a customer. Consideration paid by Packaging for these arrangements is recorded as an intangible asset and amortized over the term of the related contract.

  INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and the effects of tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes enactment date.

  SELF-INSURANCE

     Plastipak is self-insured for health costs and workers' compensation. The estimated liability is based upon a review by Plastipak and an independent broker of claims filed and claims incurred but not reported.

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE A -- BASIS OF PRESENTATION, NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING

 POLICIES (CONTINUED)
  USE OF ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Plastipak's financial instruments include accounts receivable, accounts payable and long-term obligations. The carrying amounts of financial instruments approximate their fair values.

  RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred. Research and development costs were approximately $7,100,000, $6,300,000 and $6,800,000, respectively for the years ended November 3, 2001, October 28, 2000 and October 30, 1999, respectively.

  FOREIGN CURRENCY TRANSLATION

     The functional currency for Plastipak Brazil is the U.S. dollar. The financial statements for Plastipak Brazil are maintained in the functional currency. Gains and losses associated with exchange rate fluctuations are reflected in operations.

  INDUSTRY SEGMENTS

     Plastipak reports information about operating segments pursuant to SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information."

     Plastipak is organized and managed on a geographic basis in two operating segments: North America and South America. See Note O.

  NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), Accounting for Goodwill and Other Intangibles. SFAS 142 requires that goodwill and certain other intangible assets no longer be amortized to earnings, but instead be reviewed periodically for potential impairment. The standard is effective for fiscal years beginning after December 15, 2001.

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," it retains many of the fundamental provisions of that statement. The standard is effective for fiscal years beginning after December 15, 2001.

     Plastipak expects that the adoption of these standards will not have a material impact on its financial position or results from operations.

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE B -- INVENTORIES

     Inventories consisted of the following at:

                                                                NOVEMBER 3,     OCTOBER 28,
                                                                    2001           2000
                                                                ------------    -----------
Raw materials...............................................    $28,166,931     $30,089,295
Finished goods..............................................     38,922,590      28,286,774
Parts and supplies..........................................     10,841,366       7,507,223
                                                                -----------     -----------
                                                                $77,930,887     $65,883,292
                                                                ===========     ===========

NOTE C -- PROPERTY, PLANT AND EQUIPMENT

     The principal categories of property, plant and equipment may be summarized as follows:

                                                                NOVEMBER 3,     OCTOBER 28,
                                                                    2001            2000
                                                                ------------    ------------
Land........................................................    $  4,547,843    $  4,547,843
Buildings...................................................      64,031,367      64,019,526
Machinery and equipment.....................................     306,268,181     278,792,162
Tooling.....................................................      72,898,842      66,072,394
Automobiles, trucks and trailers............................       3,120,292       1,007,371
Furniture and fixtures......................................       2,706,263       2,467,996
Lease acquisition cost......................................         299,293          99,095
Computers...................................................      14,552,961       7,792,808
Leasehold improvements......................................      26,127,775      22,486,536
Construction in process.....................................      28,970,148      24,321,999
                                                                ------------    ------------
                                                                 523,522,965     471,607,730
Less accumulated depreciation and amortization..............     253,140,734     216,472,926
                                                                ------------    ------------
                                                                $270,382,231    $255,134,804
                                                                ============    ============

     Construction in process represents expenditures for assets which have not been placed in service. No depreciation or amortization expense is taken on these assets until they become operational.

     Depreciation and amortization for property, plant and equipment was approximately $41,000,000, $40,000,000 and $31,000,000 for the years ended
November 3, 2001, October 28, 2000 and October 30, 1999, respectively.

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE D -- LONG-TERM OBLIGATIONS

                                                                NOVEMBER 3,     OCTOBER 28,
                                                                    2001            2000
                                                                ------------    ------------
Revolving credit facility pursuant to which Plastipak is
  permitted to borrow up to $150,000,000. Interest is
  payable quarterly at Eurodollar or prime-based rates which varied from 9.15% to 9.64% at November 3, 2001. Principal
  is due on August 20, 2006. The facility is secured by all
  assets of Plastipak ......................................    $        --     $190,633,463
Subordinated notes payable to former stockholders, $84,436
  due in monthly installments including interest at 6.5%
  with a balloon payment of $9,693,964 due March 2009. The
  notes are secured by stock pledges and escrow agreements.
  Notes were paid off with the proceeds from the senior
  notes, see Note E.........................................             --       12,136,479
Notes payable to banks with interest rates varying from 4.3%
  to 12%, and are due at various times through August 2006.
  Borrowings are collateralized by letters of credit........     45,972,834       30,464,420
Notes payable with interest rates varying from 2.4% to 7.5%
  due in various installments at various dates through 2005.
  Borrowings are collateralized by certain equipment and, in
  part, by letters of credit................................      8,369,865       44,291,178
Subordinated notes payable to former stockholders due in
  monthly installments ranging from $7,670 to $26,850, plus
  interest ranging from 6% to 10%. Notes are due through
  October 2009..............................................      1,040,300        8,429,546
Other.......................................................      6,736,354        4,709,099
                                                                -----------     ------------
                                                                 62,119,353      260,199,765
       Less current portion.................................      6,615,597        9,801,553
                                                                -----------     ------------
                                                                $55,503,756     $250,398,212
                                                                ===========     ============

     Minimum principal payments on long-term obligations to maturity as of November 3, 2001 are as follows:

2002........................................................    $ 6,615,597
2003........................................................     10,523,905
2004........................................................      2,285,800
2005........................................................      1,391,899
2006........................................................     41,302,152
                                                                -----------
                                                                $62,119,353
                                                                ===========

     In 1997, Packaging issued 10.64% senior subordinated notes together with detachable stock warrants which entitled the holder to acquire up to 6.64% of the fully diluted common stock of Packaging. In October 1999, Packaging retired the debt and the related warrants by paying approximately $52,000,000 to the subordinated note holders. As a result, Packaging recorded an extraordinary loss, net of income taxes of $3,793,555.

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE D -- LONG-TERM OBLIGATIONS (CONTINUED)

     The revolving credit facility contains various covenants pertaining to maintenance of net worth and debt to equity ratios and various other restrictions.

     At November 3, 2001 and October 28, 2000, Plastipak had outstanding letters of credit aggregating $53,100,000 and $42,200,000, respectively.

NOTE E -- SENIOR NOTES

     On August 20, 2001, the Company issued $275,000,000 of 10.75% senior notes due in 2011. Interest is payable semi-annually. The indenture under which the notes were issued place restrictions on the payment of dividends, the acquisition of our common stock, the payment of indebtedness that is subordinate to the notes, asset sales, and the incurrence of debt and issuance of preferred stock. The senior notes are unconditionally guaranteed by all of the Company's domestic subsidiaries. Prior to September 1, 2004, subject to certain limitations, in the event of a common stock offering, the Company may redeem up to 35% of the outstanding notes at a redemption price of 110.75% of the principal amount plus accrued interest. After September 1, 2006, the Company may redeem all or any portion of the outstanding notes at premiums which decline from 105.375% at September 1, 2006 to 101.792% at September 1, 2008. On or after September 1, 2009, the notes may be redeemed at par. The net proceeds received, after underwriting discounts and other fees and expenses, were approximately $263,200,000.

NOTE F -- INCOME TAXES

     The components of earnings (loss) before income taxes and extraordinary item are as follows:

                                                                     YEARS ENDED
                                                      ------------------------------------------
                                                      NOVEMBER 3,     OCTOBER 28,    OCTOBER 30,
                                                          2001           2000           1999
                                                      ------------    -----------    -----------
United States.....................................    $ 23,957,855    $ 5,572,834    $5,863,416
Foreign...........................................     (13,526,479)    (5,959,540)      639,214
                                                      ------------    -----------    ----------
                                                      $ 10,431,376    $  (386,706)   $6,502,630
                                                      ============    ===========    ==========

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE F -- INCOME TAXES (CONTINUED)

Deferred income tax assets and liabilities consist of the following:

                                                  NOVEMBER 3,    OCTOBER 28,    OCTOBER 30,
                                                      2001           2000           1999
                                                  ------------   ------------   ------------
Deferred tax assets:
  Net operating loss carryforwards..............  $  2,254,000   $  4,755,000   $  3,751,000
  Insurance.....................................     1,122,000        979,000        702,000
  Allowance for doubtful accounts...............     2,077,000      1,200,000      1,084,000
  Vacation......................................       229,000        192,000        166,000
  Inventory.....................................       589,000         44,000         43,000
  Restricted stock options......................       368,000        368,000        368,000
  Accrued expenses..............................       575,000      1,381,000        952,000
  Foreign tax credit............................       901,000        901,000        801,000
  Contributions.................................            --         56,000             --
  Deferred salary...............................       775,000        483,000             --
  U.S. tax credits..............................     5,797,000      3,861,000      1,500,000
  Deposits received.............................     1,278,000             --             --
                                                  ------------   ------------   ------------
                                                    15,965,000     14,220,000      9,367,000
Deferred tax liabilities:
  Earnings in affiliates........................      (513,000)      (194,000)      (300,000)
  Depreciation..................................   (15,266,000)   (13,059,000)   (11,310,000)
  Property and equipment........................            --             --       (183,000)
  Foreign exchange gain.........................    (1,543,000)    (1,460,000)    (1,995,000)
  Capitalized interest..........................      (183,000)      (183,000)            --
  Parts and supplies inventory..................    (2,861,000)    (2,552,000)            --
  Other.........................................      (400,000)      (400,000)            --
                                                  ------------   ------------   ------------
                                                   (20,766,000)   (17,848,000)   (13,788,000)
                                                  ------------   ------------   ------------
Net deferred tax liability......................  $ (4,801,000)  $ (3,628,000)  $ (4,421,000)
                                                  ============   ============   ============

     Net operating loss carryforwards expire in years ending through 2019.

     A reconciliation of the actual federal income tax expense to the expected amounts computed by applying the statutory tax rate percent to earnings or losses before income taxes and extraordinary item is as follows:

                                                                     YEARS ENDED
                                                      -----------------------------------------
                                                      NOVEMBER 3,    OCTOBER 28,    OCTOBER 30,
                                                         2001           2000           1999
                                                      -----------    -----------    -----------
Expected federal income tax (benefit).............    $3,547,000     $  (115,000)   $ 2,210,000
S corporations and partnerships...................            --              --     (1,225,000)
Effect of termination of S election...............            --              --      1,680,000
Effect of non-deductible items....................        46,000          69,000        987,000
Research and Experimentation credit...............      (320,000)     (2,200,000)            --
Foreign tax credit................................            --        (100,000)            --
Other.............................................        11,000         166,000             --
                                                      ----------     -----------    -----------
                                                      $3,284,000     $(2,180,000)   $ 3,652,000
                                                      ==========     ===========    ===========

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE G -- COMMITMENTS

     Plastipak leases office, equipment and warehouse and manufacturing facilities under operating leases which expire at various dates through 2008. Long-term lease commitments are as follows:

YEAR ENDING
-----------
2002........................................................    $26,712,589
2003........................................................     20,459,275
2004........................................................     15,485,864
2005........................................................     11,991,082
2006........................................................      6,278,084
Thereafter..................................................      3,365,697

     The total rent expense for the years ended November 3, 2001, October 28, 2000 and October 30, 1999 was approximately $36,154,000, $42,411,000 and
$44,073,000, respectively.

NOTE H -- RELATED PARTY TRANSACTIONS

     Included in revenues for the periods ended November 3, 2001, October 28, 2000 and October 30, 1999 are approximately $20,363,000, $16,083,000 and
$13,600,000, respectively, of sales to companies affiliated through common ownership.

     A company affiliated through common ownership provides engineering services and customizes machinery. During the fiscal years ended 2001, 2000 and 1999, Packaging was invoiced $2,385,000, $6,673,000 and $4,357,000, respectively. This Company invoiced Clean Tech $53,000 in fiscal 2000.

     Included in accounts receivable for the periods ending November 3, 2001 and October 28, 2000 are approximately $6,695,000 and $6,826,000, respectively of receivables from companies affiliated through common ownership.

NOTE I -- PROFIT SHARING/401(K) PLAN

     Plastipak has a profit sharing plan and a 401(k) plan which cover substantially all employees. The profit sharing expense for the periods ended November 3, 2001, October 28, 2000 and October 30, 1999 was approximately $2,365,000, $1,930,000 and $1,550,000, respectively.

NOTE J -- MAJOR CUSTOMERS

     During the years ended November 3, 2001 and October 28, 2000 one customer in each year generated revenues representing approximately 23% and 20% of total revenues, respectively. Accounts receivable from this customer at November 3, 2001 and October 28, 2000, amounted to approximately $2,483,000 and $5,477,000, respectively. During the year ending October 30, 1999 two customers generated revenues representing approximately 12% and 10% of total revenues.

NOTE K -- STOCK OPTION PLAN

     Plastipak has a Restricted Stock Bonus Plan, with 5,000 shares of common stock to be granted for options that may be issued under the plan. Under the plan certain employees receive

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE K -- STOCK OPTION PLAN (CONTINUED)

options to purchase stock for $1. Under the option agreement the employee is required to be employed for a minimum of 5 years.

     At October 31, 1998 shares outstanding under the option agreement were 1,199 at an option price per share of $1.00. There have been no changes through November 3, 2001.

     Included in general and administrative expenses in 2001, 2000 and 1999 is $0, $79,000 and $232,000, respectively. This represents compensation expense associated with the excess of estimated fair value over purchase price and is amortized to earnings over the life of the options.

NOTE L -- SALARY CONTINUATION PLAN

     Packaging sponsors a nonqualified salary continuation plan that provides for the payment of normal retirement and death benefits, and in some cases early retirement benefits, to participants, as specified in the participant's adoption agreement. An adoption agreement between the participant and Packaging sets forth the age, years of service and other requirements a participant must attain in order to receive a particular benefit. The plan provides a monthly benefit, as defined by the participants' contract for a stated period of time, upon reaching the age of 65. This Plan is noncontributory, although certain life insurance policies have been acquired for the purpose of funding these benefits. The life insurance policies are not assets of the Plan. The accumulated postretirement obligation is not significant.

NOTE M -- CHANGE IN ACCOUNTING PRINCIPLE

     Through October 30, 1999, Plastipak expensed parts and supplies utilized in its manufacturing facilities. Effective October 28, 2000, these items are inventoried and are charged to expense when used. Due to the increased volume of purchases of such items, management believes that this method is preferable and it provides for a better matching of revenues and expenses.

     The effect of this change in accounting principle in 2000 was to increase earnings before extraordinary item and cumulative effect of change in accounting principle by approximately $1,836,000.

     The proforma effects on earnings (loss) in 1999 before extraordinary item and cumulative effect of change in accounting principle is not determinable in as much as the related parts and supplies were not inventoried prior to October 31, 1999.

NOTE N -- LEGAL PROCEEDINGS

     The Company is a party to various litigation matters arising in the ordinary course of business. The ultimate legal and financial liability of this litigation cannot be estimated with certainty but management believes, based on their examination of these matters, experience to date and discussions with counsel, that the ultimate liability will not be material to the Company's business, financial condition or results of operations.

NOTE O -- GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS AND REPORTABLE
SEGMENTS

     The Senior Notes are unsecured, and guaranteed by each of Plastipak's current and future material domestic subsidiaries.

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE O -- GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS AND REPORTABLE SEGMENTS (CONTINUED)

     The following condensed consolidating financial information presents:

        (1)Condensed consolidating financial statements as of November 3, 2001 and October 28, 2000 and the three years in the period ending November 3, 2001, of (a) Plastipak the parent; (b) the guarantor subsidiaries (North American Operating Segment); (c) the nonguarantor subsidiaries (South American Operating Segment); (d) Plastipak on a consolidated basis, and

        (2)Elimination entries necessary to consolidate Plastipak Holdings, Inc., the parent, with the guarantor (North American operating segment) and nonguarantor (South American operating segment) subsidiaries.

     Each subsidiary guarantor is wholly-owned by Plastipak, all guarantees are full and unconditional; and all guarantees are joint and several.

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE O -- GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS AND REPORTABLE SEGMENTS (CONTINUED)

                     CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF NOVEMBER 3, 2001

                                                       GUARANTOR     NONGUARANTOR                   CONSOLIDATED
                                         PARENT      SUBSIDIARIES    SUBSIDIARIES    ELIMINATION       TOTAL
                                      ------------   -------------   -------------   ------------   ------------
CURRENT ASSETS
  Cash and cash equivalents.........  $      1,000   $  51,476,877   $  2,005,512    $         --   $ 53,483,389
  Accounts receivable
    Trade...........................            --      36,490,035     12,416,584              --     48,906,619
    Related parties.................     6,186,005       7,487,568         13,486      (6,991,916)     6,695,143
  Prepaid expenses..................            --       5,642,605      5,065,265              --     10,707,870
  Inventories.......................            --      60,687,715     17,243,172              --     77,930,887
  Prepaid federal income taxes......            --       1,100,000             --              --      1,100,000
  Deferred income taxes.............        (1,000)      3,760,000      2,678,000              --      6,437,000
  Other current assets..............            --         739,964      4,462,382              --      5,202,346
                                      ------------   -------------   ------------    ------------   ------------
      Total current assets..........     6,186,005     167,384,764     43,884,401      (6,991,916)   210,463,254
PROPERTY, PLANT AND EQUIPMENT --
  NET...............................            --     213,264,728     57,117,503              --    270,382,231
OTHER ASSETS
  Cash surrender value of life
    insurance.......................            --       1,650,845             --              --      1,650,845
  Deposits..........................            --       6,066,405             --              --      6,066,405
  Investments in and advances to
    affiliates......................   300,364,511    (252,548,602)            --     (47,815,909)            --
  Capitalized loan costs............            --      10,679,904             --              --     10,679,904
  Intangible assets.................            --       2,969,666        312,636              --      3,282,302
  Deferred tax asset -- long-term...      (814,000)        814,000             --              --             --
  Notes Receivable..................            --       7,529,736             --      (5,000,000)     2,529,736
                                      ------------   -------------   ------------    ------------   ------------
      Total other assets............   299,550,511     (22,838,046)       312,636     (52,815,909)    24,209,192
                                      ------------   -------------   ------------    ------------   ------------
      Total assets..................  $305,736,516   $ 157,811,446   $101,314,540    $(59,807,825)  $505,054,677
                                      ============   =============   ============    ============   ============
CURRENT LIABILITIES
  Accounts payable..................            --   $  64,500,951   $ 38,140,146    $ (6,991,916)  $ 95,649,181
  Current portion of long-term
    liabilities.....................            --       2,230,150      4,385,447              --      6,615,597
  Taxes other than income...........            --       3,993,001        461,848              --      4,454,849
  Income taxes......................      (168,440)      1,250,000             --              --      1,081,560
  Other accrued expenses............     6,240,972      13,531,214      3,988,900              --     23,761,086
                                      ------------   -------------   ------------    ------------   ------------
      Total current liabilities.....     6,072,532      85,505,316     46,976,341      (6,991,916)   131,562,273
SENIOR NOTES........................   275,000,000      (4,056,688)            --              --    270,943,312
LONG-TERM OBLIGATIONS...............            --       4,755,203     55,748,553      (5,000,000)    55,503,756
DEFERRED INCOME TAXES...............    (7,744,000)     17,392,000      1,590,000              --     11,238,000
OTHER LONG-TERM LIABILITIES.........            --       2,817,367        581,985              --      3,399,352
                                      ------------   -------------   ------------    ------------   ------------
      Total liabilities.............   273,328,532     106,413,198    104,896,879     (11,991,916)   472,646,693
STOCKHOLDERS' EQUITY (DEFICIT)......    32,407,984      51,398,248     (3,582,339)    (47,815,909)    32,407,984
                                      ------------   -------------   ------------    ------------   ------------
      Total liabilities and
        stockholders' equity........  $305,736,516   $ 157,811,446   $101,314,540    $(59,807,825)  $505,054,677
                                      ============   =============   ============    ============   ============

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE O -- GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS AND REPORTABLE SEGMENTS (CONTINUED)

                     CONDENSED CONSOLIDATING BALANCE SHEET

                             AS OF OCTOBER 28, 2000

                                              GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                 PARENT      SUBSIDIARIES   SUBSIDIARIES   ELIMINATION       TOTAL
                               -----------   ------------   ------------   ------------   ------------
CURRENT ASSETS
  Cash and cash equivalents..  $        --   $  1,805,335   $ 1,541,635    $         --   $  3,346,970
  Accounts receivable........           --     56,393,056    17,682,413      (4,535,332)    69,540,137
  Prepaid expenses...........           --      5,881,720            --              --      5,881,720
  Inventories................           --     54,657,920    11,225,372              --     65,883,292
  Prepaid federal income
    taxes....................      104,000        270,634            --        (104,000)       270,634
  Deferred income taxes......    3,483,440      2,302,000     2,260,822      (5,474,262)     2,572,000
  Other current assets.......           --      1,669,471     4,306,878              --      5,976,349
                               -----------   ------------   -----------    ------------   ------------
    Total current assets.....    3,587,440    122,980,136    37,017,120     (10,113,594)   153,471,102
PROPERTY, PLANT AND
  EQUIPMENT -- NET...........           --    203,666,686    51,468,118              --    255,134,804
OTHER ASSETS
  Cash surrender value of
    life insurance...........           --      1,567,081            --              --      1,567,081
  Deposits...................           --      6,532,056            --      (2,527,785)     4,004,271
  Investments in and advances
    to affiliates............   21,673,169     16,819,058            --     (37,801,251)       690,976
  Capitalized loan costs.....           --      1,891,468            --              --      1,891,468
  Intangible assets..........           --      2,694,507       491,043              --      3,185,550
  Deferred tax asset --
    long-term................           --        749,000            --              --        749,000
  Sundry.....................           --      5,413,978            --      (5,000,000)       413,978
                               -----------   ------------   -----------    ------------   ------------
    Total other assets.......   21,673,169     35,667,148       491,043     (45,329,036)    12,502,324
                               -----------   ------------   -----------    ------------   ------------
    Total assets.............  $25,260,609   $362,313,970   $88,976,281    $(55,442,630)  $421,108,230
                               ===========   ============   ===========    ============   ============
CURRENT LIABILITIES
  Accounts payable...........  $        --   $ 79,297,219   $29,601,122    $ (4,441,746)  $104,456,595
  Current portion of
    long-term liabilities....           --      2,186,393     7,615,160              --      9,801,553
  Taxes other than income....           --      3,761,871       823,239              --      4,585,110
  Income taxes...............           --        265,000            --        (104,000)       161,000
  Other accrued expenses.....           --     14,031,482     5,590,897      (2,621,371)    17,001,008
                               -----------   ------------   -----------    ------------   ------------
    Total current
      liabilities............           --     99,541,965    43,630,418      (7,167,117)   136,005,266
LONG-TERM OBLIGATIONS........           --    213,043,341    42,354,871      (5,000,000)   250,398,212
DEFERRED INCOME TAXES........           --     11,006,000     1,417,262      (5,474,262)     6,949,000
OTHER LONG-TERM
  LIABILITIES................           --      1,641,944       853,200              --      2,495,144
                               -----------   ------------   -----------    ------------   ------------
    Total liabilities........           --    325,233,250    88,255,751     (17,641,379)   395,847,622
STOCKHOLDERS' EQUITY.........   25,260,609     37,080,720       720,530     (37,801,251)    25,260,608
                               -----------   ------------   -----------    ------------   ------------
    Total liabilities and
      stockholders' equity...  $25,260,609   $362,313,970   $88,976,281    $(55,442,630)  $421,108,230
                               ===========   ============   ===========    ============   ============

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE O -- GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS AND REPORTABLE SEGMENTS (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED NOVEMBER 3, 2001

                                         GUARANTOR     NONGUARANTOR                 CONSOLIDATED
                            PARENT      SUBSIDIARIES   SUBSIDIARIES   ELIMINATION      TOTAL
                          -----------   ------------   ------------   -----------   ------------
Revenues................  $        --   $737,978,723   $74,218,412    $(2,500,000)  $809,697,135
Cost and expenses.......           --    637,738,854    73,414,294     (2,416,463)   708,736,685
                          -----------   ------------   ------------   -----------   ------------
     Gross profit.......           --    100,239,869       804,118        (83,537)   100,960,450
Selling, general and
  administrative
  expenses..............           --     55,067,911     9,053,926        636,000     64,757,837
                          -----------   ------------   ------------   -----------   ------------
     Operating profit...           --     45,171,958    (8,249,808)      (719,537)    36,202,613
Other expense (income)
  Equity in loss
     (earnings) of
     affiliates.........   (3,692,343)     3,653,906            --             --        (38,437)
  Interest expense......    6,240,972     16,745,361     6,248,803       (361,304)    28,873,832
  Interest income.......   (6,186,005)     5,726,552      (455,784)            --       (915,237)
  Royalty income........           --       (883,599)           --             --       (883,599)
  Loss (gain) on sale of
     equipment..........           --         19,691        (8,829)            --         10,862
  Sundry income.........           --       (768,665)      (39,414)            --       (808,079)
  Gain on foreign
     currency
     translation........           --             --      (468,105)            --       (468,105)
                          -----------   ------------   ------------   -----------   ------------
                           (3,637,376)    24,493,246     5,276,671       (361,304)    25,771,237
Earnings (loss) before
  income taxes..........    3,637,376     20,678,712   (13,526,479)      (358,233)    10,431,376
Income taxes
  Current...............      (65,000)     2,176,000            --             --      2,111,000
  Deferred..............   (3,445,000)     4,863,000      (245,000)            --      1,173,000
                          -----------   ------------   ------------   -----------   ------------
                           (3,510,000)     7,039,000      (245,000)            --      3,284,000
                          -----------   ------------   ------------   -----------   ------------
Net earnings (loss).....  $ 7,147,376   $ 13,639,712   $(13,281,479)  $  (358,233)  $  7,147,376
                          ===========   ============   ============   ===========   ============

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE O -- GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS AND REPORTABLE SEGMENTS (CONTINUED)

         CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS -- (CONTINUED)

                      FOR THE YEAR ENDED OCTOBER 28, 2000

                                           GUARANTOR     NONGUARANTOR                 CONSOLIDATED
                              PARENT      SUBSIDIARIES   SUBSIDIARIES   ELIMINATION      TOTAL
                            -----------   ------------   ------------   -----------   ------------
Revenues..................  $        --   $639,576,090   $63,584,178    $(1,287,976)  $701,872,292
Cost and expenses.........           --    569,612,025    57,363,802     (1,287,976)   625,687,851
                            -----------   ------------   -----------    -----------   ------------
       Gross profit.......           --     69,964,065     6,220,376             --     76,184,441
Selling, general and
  administrative
  expenses................           --     45,167,712     5,794,000             --     50,961,712
                            -----------   ------------   -----------    -----------   ------------
       Operating profit
          (loss)..........           --     24,796,353       426,376             --     25,222,729
Other expense (income)
  Equity in loss
     (earnings) of
     affiliates...........   (3,578,364)       990,459            --      2,387,827       (200,078)
  Interest expense........           --     21,969,188     5,480,750       (422,404)    27,027,534
  Interest income.........           --       (595,641)     (352,868)       422,404       (526,105)
  Royalty income..........           --     (1,008,694)           --             --     (1,008,694)
  Loss on sale of
     equipment............           --        130,853            --             --        130,853
  Sundry income...........           --     (1,071,234)      (39,819)          (875)    (1,111,928)
  Loss on foreign currency
     translation..........           --             --     1,297,853             --      1,297,853
                            -----------   ------------   -----------    -----------   ------------
                             (3,578,364)    20,414,931     6,385,916      2,386,952     25,609,435
Earnings (loss) before
  income taxes and
  extraordinary items.....    3,578,364      4,381,422    (5,959,540)    (2,386,952)      (386,706)
Income taxes..............   (1,339,876)      (884,000)       43,000            876     (2,180,000)
Earnings (loss) before
  extraordinary item......    4,918,240      5,265,422    (6,002,540)    (2,387,828)     1,793,294
Change in accounting
  principal (net of
  tax)....................           --      3,124,946            --             --      3,124,946
                            -----------   ------------   -----------    -----------   ------------
Net earnings (loss).......  $ 4,918,240   $  8,390,368   $(6,002,540)   $(2,387,828)  $  4,918,240
                            ===========   ============   ===========    ===========   ============

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE O -- GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS AND REPORTABLE SEGMENTS (CONTINUED)

         CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS -- (CONTINUED)
                      FOR THE YEAR ENDED OCTOBER 30, 1999

                                           GUARANTOR     NONGUARANTOR                 CONSOLIDATED
                               PARENT     SUBSIDIARIES   SUBSIDIARIES   ELIMINATION      TOTAL
                              ---------   ------------   ------------   -----------   ------------
Revenues....................  $      --   $511,634,039   $53,893,024     $      --    $565,527,063
Cost and expenses...........         --    441,959,268    49,050,169            --     491,009,437
                              ---------   ------------   -----------     ---------    ------------
     Gross profit...........         --     69,674,771     4,842,855            --      74,517,626
Selling, general and
  administrative expenses...         --     45,668,196     4,584,305            --      50,252,501
                              ---------   ------------   -----------     ---------    ------------
     Operating profit.......         --     24,006,575       258,550            --      24,265,125
Other expense (income)
  Equity in loss (earnings)
     of affiliates..........    513,550       (341,671)           --      (385,737)       (213,858)
  Interest expense..........         --     20,363,363     6,023,187      (365,542)     26,021,008
  Interest income...........         --       (216,074)     (606,286)      365,542        (456,818)
  Royalty income............         --     (1,239,365)           --            --      (1,239,365)
  Loss on sale of
     equipment..............         --         43,721            --            --          43,721
  Gain on foreign currency
     translation............         --       (105,619)   (5,758,151)           --      (5,863,770)
  Sundry income.............         --       (489,009)      (39,414)           --        (528,423)
                              ---------   ------------   -----------     ---------    ------------
                                513,550     18,015,346      (380,664)     (385,737)     17,762,495
Earnings (loss) before
  income taxes and
  extraordinary items.......   (513,550)     5,991,229       639,214       385,737       6,502,630
Income taxes................    429,375      3,259,000       (36,375)           --       3,652,000
Earnings (loss) before
  extraordinary item........   (942,925)     2,732,229       675,589       385,737       2,850,630
Extraordinary item..........         --      3,793,555            --            --       3,793,555
                              ---------   ------------   -----------     ---------    ------------
Net earnings (loss).........  $(942,925)  $ (1,061,326)  $   675,589     $ 385,737    $   (942,925)
                              =========   ============   ===========     =========    ============

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE O -- GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS AND REPORTABLE SEGMENTS (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED NOVEMBER 3, 2001

                                             GUARANTOR     NONGUARANTOR                   CONSOLIDATED
                              PARENT       SUBSIDIARIES    SUBSIDIARIES    ELIMINATION        TOTAL
                           -------------   -------------   ------------   -------------   -------------
CASH FLOWS FROM OPERATING
  ACTIVITIES
  Net cash provided by
    (used in) operating
    activities...........  $   3,692,342   $  52,410,552   $ (7,710,392)  $  (4,552,907)  $  43,839,595
CASH FLOWS USED IN
  INVESTING ACTIVITIES
  Acquisition of property
    and equipment........             --     (38,775,401)   (11,693,656)             --     (50,469,057)
  Investment in and
    advances to
    affiliates...........   (278,691,342)     (5,000,000)            --     283,691,342              --
  Acquisition of
    intangible assets....             --      (2,287,917)            --              --      (2,287,917)
                           -------------   -------------   ------------   -------------   -------------
       Net cash used in
         investing
         activities......   (278,691,342)    (46,063,318)   (11,693,656)    283,691,342     (52,756,974)
CASH FLOWS PROVIDED BY
  FINANCING ACTIVITIES
  Net borrowings under
    revolving credit
    facility.............             --    (190,633,463)    16,085,608              --    (174,547,855)
  Payments on long-term
    obligations..........             --     (22,627,228)    (7,478,276)        840,000     (29,265,504)
  Proceeds from long-
    term obligations.....    275,000,000     266,860,259      2,281,983    (270,999,825)    273,142,417
  Capitalized loan
    costs................             --     (10,275,260)            --              --     (10,275,260)
  Preferred Stock........             --              --      8,978,610      (8,978,610)             --
                           -------------   -------------   ------------   -------------   -------------
       Net cash (used in)
         provided by
         financing
         activities......    275,000,000      43,324,308     19,867,925    (279,138,435)     59,053,798
                           -------------   -------------   ------------   -------------   -------------
Net (decrease) in cash...          1,000      49,671,542        463,877              --      50,136,419
Cash and cash equivalents
  at beginning of year...             --       1,805,335      1,541,635              --       3,346,970
                           -------------   -------------   ------------   -------------   -------------
Cash and cash equivalent
  at end of year.........  $       1,000   $  51,476,877   $  2,005,512   $          --   $  53,483,389
                           =============   =============   ============   =============   =============

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE O -- GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS AND REPORTABLE SEGMENTS (CONTINUED)

         CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS -- (CONTINUED)

                      FOR THE YEAR ENDED OCTOBER 28, 2000

                                           GUARANTOR     NONGUARANTOR                 CONSOLIDATED
                              PARENT      SUBSIDIARIES   SUBSIDIARIES   ELIMINATION      TOTAL
                            -----------   ------------   ------------   -----------   ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES
  Net cash provided by
     (used in) operating
     activities...........  $ 3,579,800   $ 76,543,650   $(2,247,351)   $(2,263,021)  $ 75,613,079
CASH FLOWS USED IN
  INVESTING ACTIVITIES
  Acquisition of property
     and equipment........           --    (48,509,404)   (6,184,671)            --    (54,694,075)
  Investment in and
     advances to
     affiliates...........   (3,666,121)    (3,929,465)    5,006,245      2,589,341             --
  Acquisition of
     intangible assets....           --     (1,008,084)           --             --     (1,008,084)
                            -----------   ------------   -----------    -----------   ------------
       Net cash used in
          investing
          activities......   (3,666,121)   (53,446,953)   (1,178,426)     2,589,341    (55,702,159)
CASH FLOWS PROVIDED BY
  FINANCING ACTIVITIES
  Net borrowings under
     revolving credit
     facility.............           --    (18,681,869)   11,903,312       (240,000)    (7,018,557)
  Payments on long-term
     obligations..........           --     (6,572,913)   (8,790,000)            --    (15,362,913)
  Capitalized loan
     costs................           --     (2,629,549)           --             --     (2,629,549)
  Change in restricted
     stock option plan....       86,321             --            --        (86,321)            --
                            -----------   ------------   -----------    -----------   ------------
       Net cash (used in)
          provided by
          financing
          activities......       86,321    (27,884,331)    3,113,312       (326,321)   (25,011,019)
                            -----------   ------------   -----------    -----------   ------------
Net (decrease) in cash....           --     (4,787,634)     (312,465)            --     (5,100,099)
Cash and cash equivalents
  at beginning of year....           --      6,592,969     1,854,100             --      8,447,069
                            -----------   ------------   -----------    -----------   ------------
Cash and cash equivalent
  at end of year..........  $        --   $  1,805,335   $ 1,541,635    $        --   $  3,346,970
                            ===========   ============   ===========    ===========   ============

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE O -- GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS AND REPORTABLE SEGMENTS (CONTINUED)

         CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS -- (CONTINUED)

                      FOR THE YEAR ENDED OCTOBER 30, 1999

                                                 GUARANTOR     NONGUARANTOR                 CONSOLIDATED
                                    PARENT      SUBSIDIARIES   SUBSIDIARIES   ELIMINATION      TOTAL
                                  -----------   ------------   ------------   -----------   ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES
  Net cash (used in) provided by
    operating activities........  $(3,191,925)  $ 28,378,069   $ 3,149,027    $(3,654,208)  $ 24,680,963
CASH FLOWS USED IN INVESTING
  ACTIVITIES
  Acquisition of property and
    equipment...................           --    (34,855,174)   (4,192,809)            --    (39,047,983)
  Proceeds from sale of
    equipment...................           --        814,625       199,239             --      1,013,864
  Investment in and advances to
    affiliates..................   13,073,943    (20,113,009)   (3,353,975)    10,393,041             --
  Acquisition of intangible
    assets......................           --        (50,000)           --             --        (50,000)
                                  -----------   ------------   ------------   -----------   ------------
    Net cash provided by (used
      in) investing
      activities................   13,073,943    (54,203,558)   (7,347,545)    10,393,041    (38,084,119)
CASH FLOWS PROVIDED BY FINANCING
  ACTIVITIES
  Net borrowings under revolving
    credit facility.............           --     76,524,282            --             --     76,524,282
  Payments on long-term
    obligations.................           --    (49,063,926)  (17,850,201)            --    (66,914,127)
  Proceeds from long-term
    obligations.................           --      3,487,375    12,684,697             --     16,172,072
  Stockholder distributions.....   (1,045,000)            --            --             --     (1,045,000)
  Capitalized loan costs........           --       (750,000)           --             --       (750,000)
  Purchase of common stock......           --             --     9,603,600     (9,603,600)            --
  Retirement of common stock....   (3,045,172)       (51,749)           --      3,096,921             --
  Stock redemption..............   (6,024,000)            --            --             --     (6,024,000)
  Change in restricted stock
    option plan.................      232,154             --            --       (232,154)            --
  Repurchase of capital stock
    warrants....................           --     (1,070,000)           --             --     (1,070,000)
                                  -----------   ------------   ------------   -----------   ------------
    Net cash (used in) provided
      by financing activities...   (9,882,018)    29,075,982     4,438,096     (6,738,833)    16,893,227
                                  -----------   ------------   ------------   -----------   ------------
Net increase in cash............           --      3,250,493       239,578             --      3,490,071
Cash and cash equivalents at
  beginning of year.............           --      3,342,476     1,614,522             --      4,956,998
                                  -----------   ------------   ------------   -----------   ------------
Cash and cash equivalent at end
  of year.......................  $        --   $  6,592,969   $ 1,854,100    $        --   $  8,447,069
                                  ===========   ============   ============   ===========   ============

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
            NOVEMBER 3, 2001, OCTOBER 28, 2000 AND OCTOBER 30, 1999

NOTE O -- GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS AND REPORTABLE SEGMENTS (CONTINUED)


                                                     GUARANTOR     NONGUARANTOR
                                                    SUBSIDIARIES   SUBSIDIARIES      TOTAL
                                                    ------------   ------------   -----------
Depreciation and amortization expense
Period Ended
  November 3, 2001................................  $37,247,405     $7,546,278    $44,793,683
                                                    ===========     ==========    ===========
  October 28, 2000................................  $35,599,128     $6,646,005    $42,245,133
                                                    ===========     ==========    ===========
  October 30, 1999................................  $33,233,070     $6,158,024    $39,391,094
                                                    ===========     ==========    ===========

NOTE P -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                        FIRST           SECOND          THIRD           FOURTH
                                       QUARTER         QUARTER         QUARTER         QUARTER
                                     ------------    ------------    ------------    ------------
Fiscal Year Ended November 3,
  2001
  Revenues.......................    $197,794,121    $207,255,264    $205,539,141    $199,108,609
  Gross profit...................    $ 19,967,821    $ 31,784,512    $ 21,801,242    $ 27,406,875
  Net (loss) earnings............    $   (808,695)   $  6,996,284    $    582,804    $    376,983
Fiscal Year Ended October 28,
  2000
  Revenues.......................    $147,803,101    $166,671,110    $184,978,017    $202,420,064
  Gross profit...................    $ 13,798,243    $ 19,723,171    $ 18,120,954    $ 24,542,073
  (Loss) earnings before
     cumulative effect of change
     in accounting principle.....    $ (3,949,704)   $    164,797    $ (1,243,818)   $  6,822,019

                   PLASTIPAK HOLDINGS, INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                          ADDITIONS
                                                   ------------------------
                                                                 CHARGED TO
                                    BALANCE AT     CHARGED TO      OTHER       DEDUCTIONS-     BALANCE AT
                                   BEGINNING OF     COST AND     ACCOUNTS-     DESCRIBE AND      END OF
DESCRIPTION                           PERIOD        EXPENSES      DESCRIBE      WRITE-OFFS       PERIOD
-----------                        ------------    ----------    ----------    ------------    ----------
Allowance for doubtful accounts:
Year ended:
November 3, 2001...............     $3,529,283     $2,695,156        $--        $  113,203     $6,111,236
October 28, 2000...............     $3,190,347     $  405,855        $--        $   66,919     $3,529,283
October 30, 1999...............     $4,981,997     $  776,453        $--        $2,568,103     $3,190,347

                                                          ADDITIONS
                                                   ------------------------
                                                                 CHARGED TO
                                    BALANCE AT     CHARGED TO      OTHER                       BALANCE AT
                                   BEGINNING OF     COST AND     ACCOUNTS-     DEDUCTIONS-       END OF
DESCRIPTION                           PERIOD        EXPENSES      DESCRIBE       DESCRIBE        PERIOD
-----------                        ------------    ----------    ----------    -----------     ----------
Accumulated amortization for intangible assets:
Year ended:
November 3, 2001...............     $5,385,852     $2,061,548        $--           $--         $7,447,400
October 28, 2000...............     $3,859,189     $1,526,663        $--           $--         $5,385,852
October 30, 1999...............     $2,198,195     $1,660,994        $--           $--         $3,859,189

             ------------------------------------------------------
             ------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                                   Prospectus

                                       Page
                                       ----
Prospectus Summary...................    1
Summary Consolidated Financial
  Data...............................    9
Risk Factors.........................   11
Where You Can Find More
  Information........................   19
The Exchange Offer...................   20
Use of Proceeds......................   32
Capitalization.......................   33
Selected Consolidated Financial
  Data...............................   34
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   36
Business.............................   46
Management...........................   62
Executive Compensation...............   64
Security Ownership of Certain
  Beneficial Owners and Management...   68
Certain Relationships and Related
  Transactions.......................   69
Description of Other Indebtedness....   75
Description of Notes.................   76
U.S. Federal Income Tax Consequences
  of the Exchange Offer..............  113
Plan of Distribution.................  115
Legal Matters........................  116
Independent Certified Public
  Accountants........................  116
Index to Consolidated Financial
  Statements.........................  F-1

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                  $275,000,000

                            PLASTIPAK HOLDINGS, INC.

                              10.75% Senior Notes
                                    due 2011

                             ----------------------

                                [PLASTIPAK LOGO]
                             ----------------------
                               February 25, 2002

             ------------------------------------------------------
             ------------------------------------------------------